     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 2000.
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            RSL COMMUNICATIONS, LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             RSL COMMUNICATIONS PLC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              RSL COM U.S.A., INC.
  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CERTIFICATE OF INCORPORATION)

                BERMUDA                                     4813                                      N/A
             UNITED KINGDOM                                 4813                                      N/A
                DELAWARE                                    4813                                   11-3044583
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)
   ---------------------------------        ------------------------------------       -------------------------------
         RSL COMMUNICATIONS PLC                   RSL COMMUNICATIONS, LTD.                    RSL COM U.S.A., INC.
     VICTORIA HOUSE, LONDON SQUARE                    CLARENDON HOUSE                           430 PARK AVENUE
              CROSS LANES                              CHURCH STREET                           NEW YORK, NY 10022
        GUILFORD, SURREY GU1 7UN                   HAMILTON HM CX BERMUDA                       (212) 588-3600
             UNITED KINGDOM                           (441) 295-2832
           (44-148) 345-7300

   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                 ITZHAK FISHER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      RSL COMMUNICATIONS, N. AMERICA, INC.
                         810 SEVENTH AVENUE, 39TH FLOOR
                               NEW YORK, NY 10019
                           TELEPHONE: (212) 445-7400
                              FAX: (212) 445-7531
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:
                           GEORGE E.B. MAGUIRE, ESQ.
                              DEBEVOISE & PLIMPTON
                                875 THIRD AVENUE
                               NEW YORK, NY 10022
                           TELEPHONE: (212) 909-6072
                              FAX: (212) 909-6836

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                 PROPOSED             PROPOSED
                  TITLE OF EACH CLASS                       AMOUNT TO BE      MAXIMUM OFFERING     MAXIMUM AGGREGATE
            OF SECURITIES TO BE REGISTERED                   REGISTERED        PRICE PER UNIT      OFFERING PRICE(1)
            ------------------------------                   ----------       ----------------     -----------------
12 7/8% Senior Dollar Exchange Notes due 2010..........     $100,000,000             100%             $100,000,000
                                                          principal amount

Guarantees of 12 7/8% Senior Dollar Exchange Notes due
2010...................................................

Guarantees of 12 7/8% Senior Dollar Exchange Notes due
2010...................................................

12 7/8% Senior Euro Exchange Notes due 2010............    (U)100,000,000             100%            (U)100,000,000
                                                          principal amount                             ($91,660,000)

Guarantees of 12 7/8% Senior Euro Exchange Notes due
2010...................................................

Guarantees of 12 7/8% Senior Euro Exchange Notes due
2010...................................................

Total..............................................................................................................

                  TITLE OF EACH CLASS                      AMOUNT OF
            OF SECURITIES TO BE REGISTERED               REGISTRATION FEE
            ------------------------------               ----------------
12 7/8% Senior Dollar Exchange Notes due 2010..........     $26,400.00(2)

Guarantees of 12 7/8% Senior Dollar Exchange Notes due
2010...................................................               (3)

Guarantees of 12 7/8% Senior Dollar Exchange Notes due
2010...................................................               (3)

12 7/8% Senior Euro Exchange Notes due 2010............     $24,198.24(2)

Guarantees of 12 7/8% Senior Euro Exchange Notes due
2010...................................................               (3)

Guarantees of 12 7/8% Senior Euro Exchange Notes due
2010...................................................               (3)

Total..................................................     $50,598.24

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933. The translation of euros into U.S. dollars has been made at the noon buying rate on May 1, 2000 of 1=$0.9166.

(2) Based on the principal amount of new notes offered pursuant to Rule 457(f)(2) under the Securities Act of 1933.

(3) Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is payable with respect to the guarantees.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     SUBJECT TO COMPLETION Dated May 5, 2000
PROSPECTUS

                             OFFER TO EXCHANGE FOR
       ALL $100,000,000 OUTSTANDING 12 7/8% SENIOR DOLLAR NOTES DUE 2010
      AND ALL (U)100,000,000 OUTSTANDING 12 7/8% SENIOR EURO NOTES DUE 2010

 [LOGO]                       RSL COMMUNICATIONS PLC

             GUARANTEED AS TO PAYMENT OF PRINCIPAL AND INTEREST BY

                            RSL COMMUNICATIONS, LTD.

                                      AND

                              RSL COM U.S.A., INC.

                             ----------------------

     We are offering to exchange:

     o $100,000,000 new 12 7/8% senior dollar exchange notes due 2010 for our outstanding $100,000,000 12 7/8% senior dollar notes due 2010, and

     o (U)100,000,000 new 12 7/8% senior euro exchange notes due 2010 for our outstanding (U)100,000,000 12 7/8% senior euro notes due 2010.

     INVESTING IN THE NEW NOTES INVOLVES RISKS. YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 AND THE RISK FACTORS SET FORTH IN OUR ANNUAL REPORT ON FORM 10-K INCORPORATED IN THIS PROSPECTUS BY REFERENCE.

The new notes:

     The terms of the new notes we will issue in the exchange offers are identical to the terms of the old notes except that:

     o The new notes will be free of transfer restrictions for most investors.

     o The new notes will not contain provisions relating to additional interest.

The new notes guarantees:

     o Like the old notes, the new notes will be guaranteed as to payments of principal, interest and other amounts by RSL Communications, Ltd., the parent company of the issuer, and by RSL COM U.S.A., Inc., or RSL USA, a subsidiary of the issuer.

     o The new notes guarantees of RSL USA may be released without your consent if we sell all of the capital stock or substantially all the assets of RSL USA or if Standard & Poor's Corporation advises us that the release of RSL USA's guarantee would not result in a downgrade of the rating of the new notes or the placement of the new notes on creditwatch with negative implications.

The exchange offers:

     o Each exchange offer will expire at 5:00 p.m., New York City time, on
                      , 2000, unless extended.

     o We will exchange new notes for all old notes validly tendered to us and not withdrawn.

     o If you tender old notes, you may withdraw your tender at any time prior to the expiration of the exchange offer for those notes.

     o If you fail to tender your old notes, you will continue to hold unregistered securities and your ability to transfer them will be adversely affected.

     o We will not receive any proceeds from the exchange offers.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

               The date of this prospectus is             , 2000.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the Commission. This permits us to disclose important information to you by referencing these filed documents. We incorporate by reference in this prospectus the following documents which have been filed with the Commission:

     o our annual report on Form 10-K for our fiscal year ended December 31, 1999, as amended; and

     o our current reports on Form 8-K dated January 25, 2000, February 10, 2000, March 2, and March 16, 2000.

     We incorporate by reference all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the exchange offers.

     We will provide promptly without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed to RSL Communications, Ltd., Clarendon House, Church Street, Hamilton HM CX Bermuda, telephone number (441) 295-2832. YOU SHOULD REQUEST ANY SUCH INFORMATION AT LEAST FIVE BUSINESS DAYS IN ADVANCE OF THE DATE ON WHICH YOU EXPECT TO MAKE YOUR DECISION WITH RESPECT TO THIS OFFER. IN ANY EVENT, YOU MUST
REQUEST SUCH INFORMATION PRIOR TO                , 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and, accordingly, files reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of these materials can be obtained at prescribed rates. Our filings with the SEC are also available on the SEC's home page on the Internet at http://www.sec.gov.

     We have filed with the SEC a Registration Statement on Form S-4. This prospectus, which is a part of the registration statement, omits certain information contained in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to such exhibit for a more complete description of the matter involved, and each such statement is deemed qualified in its entirety to such reference.

                      CERTAIN UK RELATED REGULATORY ISSUES

     Persons in the United Kingdom will be eligible to receive the new notes issued in the exchange offers only if the ordinary activities of such persons involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the UK for purposes of the Public Offers of Securities Regulations of 1995.

     This prospectus is being distributed on the basis that each person in the UK to whom this prospectus is issued is reasonably believed to be a person of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on and, accordingly, by accepting delivery of this prospectus the recipient warrants and acknowledges that it is a person falling within any such exemption.

     The exchange offers are not being made, nor will we accept surrenders for exchange from holders of old notes, in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or "Blue Sky" laws of such jurisdiction.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus and the consolidated financial statements and related notes and other information incorporated in this prospectus by reference. See the Section in this prospectus entitled "Incorporation of Certain Documents by Reference." Industry data used in this prospectus were obtained from industry publications and we have not independently verified it. The information contained in this prospectus, including information with respect to our plans and strategy for our business and related financing, contain forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see the section in this prospectus entitled "Risk Factors" and the section of our annual report for the year ended December 31, 1999 on Form 10-K entitled "Risk Factors."

                              THE EXCHANGE OFFERS

     On February 22, 2000, we issued the old 12 7/8% dollar notes in an aggregate principal amount of $100,000,000 and the old 12 7/8% euro notes in an aggregate principal amount of (U)100,000,000. The offering of old notes was exempt from registration under the Securities Act of 1933.

     We have agreed to use our best efforts to complete the exchange offers for the old notes by September 19, 2000. The terms of the exchange offers, which are specified in greater detail in the main body of this prospectus and the accompanying letter of transmittal, include the following:

EXCHANGE OFFERS

New Dollar Notes..........................  We are offering up to $100,000,000 principal amount of 12 7/8% senior dollar exchange notes due 2010 in exchange for a like principal amount of old 12 7/8% dollar notes.

New Euro Notes............................  We are offering up to (U)100,000,000 principal amount of 12 7/8% senior euro exchange notes due 2010 in exchange for a like principal amount of old 12 7/8% euro notes.

Exchange Procedures.......................  The procedures that you must follow to tender old notes in the exchange offers are specified in the section of this prospectus titled "The Exchange Offers."

Consequence of Failure to Exchange Old
  Notes...................................  You will continue to hold old notes which will remain subject to their existing transfer restrictions if you do not tender your old notes or you tender your old notes and they are not accepted for exchange. We will have no obligation to register the old notes after we consummate the exchange offers. See "The Exchange Offers--
                                            Consequences of Failure to Exchange."

Expiration Date...........................  Each exchange offer will expire at 5:00 p.m. New York City time, on
                                                         , 2000 unless we extend it to a later date and time.

Withdrawal................................  You may withdraw your tender of old notes at any time prior to the expiration of the exchange offer for those notes. If for any reason we do not accept any old note that you tender for exchange we will return that old note to you at our expense as promptly as practicable after the expiration or termination of the related exchange offer.

Conditions to the Exchange Offer..........  We can terminate or amend the exchange offers if at any time prior to
                                            5:00 p.m., New York City time on the expiration date, we determine that either exchange offer violates any applicable law or
                                            governmental order. In addition, we will not accept for exchange any old notes or issue any new notes if any stop order is threatened or in effect on the qualification of the indenture under the Trust
                                            Indenture Act of 1939 or on the registration statement of which this prospectus is a part. We are required to use reasonable efforts to obtain the withdrawal of any stop order.

United States Federal Income Tax
  Consequences............................  The exchange of old notes for corresponding new notes will not constitute a taxable exchange for U.S. federal income tax purposes.
                                            See "Certain United States Federal Income Tax Considerations."

Exchange Agent............................  The Chase Manhattan Bank is serving as exchange agent for the exchange offer.

Use of Proceeds...........................  We will not receive any proceeds from the exchange offers.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the new notes and the terms of the old notes for which they are offered in exchange are identical in all material respects, except that
(1) the new notes will be free of transfer restrictions for most investors, as described below opposite the caption "Resales," and (2) the new notes will not contain provisions related to additional interest. The terms of the new notes, which are specified in greater detail in the main body of this prospectus, include the following:

Issuer....................................  RSL Communications PLC, or RSL PLC.

Guarantors................................  RSL Communications, Ltd, or RSL COM, and RSL COM U.S.A., Inc., or RSL
                                            USA.

Principal Amount
  New Dollar Notes........................  Up to $100,000,000 principal amount of dollar denominated 12 7/8%
                                            senior exchange notes due 2010, or the new dollar notes.

  New Euro Notes..........................  Up to (U)100,000,000 principal amount of euro denominated 12 7/8% notes due 2010, or the new euro notes.

Maturity..................................  March 1, 2010.

Interest..................................  Annual rate: 12 7/8% on the principal amount.
                                            Payment frequency: Every six months on each March 1 and September 1, beginning on September 1, 2000.

Accrual of Interest.......................  Interest on each new note will accrue from the last interest payment date on which interest is paid on the old note surrendered in exchange therefor or, if no interest has been paid on such old note, from the date of the original issue of such old note. You will not receive interest on any old note we accept for exchange that would otherwise be payable on any interest payment date, the record date for which occurs on or after consummation of the exchange offer for the old notes.

Resales...................................  We believe that you may offer the new notes for resale, resell the new notes and otherwise transfer the new notes without complying with the registration and prospectus delivery provisions of the Securities
                                            Act, so long as:

                                            o you acquire the new notes in the exchange offer in the ordinary course of your business;

                                            o you are not participating in any distribution of the new notes that you obtain in the exchange offer and you do not intend to
                                              participate and have no arrangement or understanding with any person to participate in any such distribution; and

                                            o you are not affiliated with us.

New Notes Guarantees......................  Each of RSL COM and RSL USA has unconditionally guaranteed the payment of principal, interest and any other amounts owed with respect to the new notes. If RSL PLC cannot make payments on the new notes when they are due then RSL COM and RSL USA will be required to make those payments. RSL USA's guarantee of the new notes is subject to release without note holder consent if we sell 100% of RSL USA's capital stock or substantially all of its assets, or if Standard &
                                            Poor's Corporation advises us that the release of RSL USA's guarantee would not result in a downgrade of the rating of the new notes or a placement of the new notes on creditwatch with negative implications

Ranking...................................  The new notes and the new notes guarantees will rank equally with our other unsecured senior indebtedness. Our principal operations are conducted through subsidiaries. Accordingly, the new notes and the new notes guarantees will effectively rank behind all indebtedness of RSL COM's subsidiaries other than RSL PLC and RSL
                                            USA. In addition, holders of our secured obligations will have claims that rank ahead of the claims of the holders of the new notes and the new notes guarantees with respect to the assets securing those other obligations. As of December 31, 1999, on a pro forma basis after giving effect to the issuance of the old notes and RSL USA's guarantee of RSL PLC's previously issued notes:

                                            o the total amount of our outstanding liabilities (excluding those of our subsidiaries), including trade payables, would have been approximately $1.6 billion; and

                                            o the total amount of outstanding liabilities of RSL COM's subsidiaries (other than RSL PLC and RSL USA), including trade payables, would have been approximately $448.1 million.

Additional Amounts;
  Tax Redemption..........................  Payments we make pursuant to the new notes or the new notes guarantees will be made without withholding or deduction for taxes unless required by law. If withholding is required as a result of
                                            (1) a change to current law or the interpretation or administration thereof, or (2) a listing failure (as defined in the section
                                            "Description of the New Notes and the New Notes Guarantees" under the heading "Additional Amounts"), we will pay, subject to certain exceptions, additional amounts as may be necessary so that net payments will be no less than the amounts provided for in the new notes. In the event that (A) we have become or will become obligated to pay any additional amounts as a result of such change (or, in certain cases, such listing failure) and (B) we are unable to avoid such obligation to pay additional amounts by taking reasonable measures available to us, then we may redeem all, but not less than all, either or both series of new notes at any time at 100% of their principal amount plus accrued interest.

Change of Control.........................  If we sell certain assets or if we experience specific kinds of changes of control, we must offer to repurchase the new notes at a purchase price equal to 101% of their principal amount plus accrued interest, if any, to the date of purchase.

Basic Covenants...........................  Each of the new dollar notes and the new euro notes is governed by indentures that we have established with an indenture trustee. Each indenture restricts our ability to:

                                            o borrow money,

                                            o pay dividends or make distributions on our capital stock,

                                            o make investments or certain other restricted payments,

                                            o use assets as security in other transactions,

                                            o sell assets,

                                            o issue or sell capital stock of restricted subsidiaries (as defined), or effect a consolidation or merger.

     For more details, see the section "Description of the New Notes and the New Notes Guarantees" under the heading "Covenants."

                               ABOUT OUR COMPANY

     We are a rapidly growing facilities-based communications company that provides a broad range of voice, data/Internet and value-added product and service solutions primarily to small and medium-sized businesses and residential customers in selected markets around the globe. We have built a local presence in each of the 22 countries in which we currently operate, establishing strong local management, a direct sales force and other marketing and distribution channels that have enabled us to grow our customer base rapidly to over 1,000,000 customers as of December 31, 1999. We are continuing to build our broadband global network (RSL-NET) designed to provide high quality voice, data and Internet services while reducing our operating costs. As of December 31, 1999 our network included over 108,000 fiber-kilometers of terrestrial and under-sea fiber optic cable that we own or lease on a long-term basis, and 51 national and international switches. We expect to have approximately 180,000 fiber-kilometers in operation by year-end 2000, based on existing commitments and transactions currently under negotiation. Through our subsidiary, deltathree.com, we also own and operate a privately-managed Internet Protocol
(IP) telephony network with 46 points of presence in 29 countries around the world.

     Over our network, we currently offer, or are in the process of launching, in selected markets, a variety of voice, data/Internet and value-added services, including:

               VOICE                             DATA/INTERNET                          VALUE-ADDED
------------------------------------  ------------------------------------  ------------------------------------
o international long distance         o Internet services                   o conference calling
o national long distance              o voice-over Internet Protocol        o unified messaging
o wireless                            o Integrated Services Digital         o voice-mail
o private line                          Network (ISDN)                      o video conferencing
o pre-paid/post-paid calling card     o Digital Subscriber Line (DSL)
o toll-free dialing                   o X.25 (packet data) services
                                      o frame-relay
                                      o Asynchronous Transfer Mode (ATM)
                                      o remote access data services

                              RECENT DEVELOPMENTS

     On February 22, 2000, in addition to the old notes, we issued 2,000,000 of our Series A preferred shares and on March 8, 2000, we issued an additional 300,000 of our Series A preferred shares pursuant to the underwriters' overallotment option with respect to such offering. We realized net proceeds from our Series A preferred share offerings of approximately $111.0 million.

     In connection with our offerings of Dollar and Euro Notes and RSL USA's guarantee of such notes, we executed supplemental indentures pursuant to which RSL USA unconditionally guaranteed all of our outstanding indebtedness described in the section entitled "Description of Certain Indebtedness."

                                  HEADQUARTERS

     Our headquarters are located at Clarendon House, Church Street, Hamilton HM CX Bermuda (telephone number: 441-295-2832). We also maintain executive offices for some of our operations at 810 Seventh Avenue, 39th Floor, New York, New York 10019 (telephone number: (212) 445-7400). RSL PLC maintains an office at Victoria House, London Square, Cross Lanes, Guildford, Surrey, GU1 1UN, United Kingdom (telephone number (44-148) 345-7300). RSL USA maintains an office at
430 Park Avenue, New York, New York 10022 (telephone number (212) 588-3600).

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables present selected consolidated financial data derived from our consolidated financial statements and related notes. The selected consolidated statements of operations data presented below with respect to the years ended December 31, 1999, 1998 and 1997 and the balance sheet data as of December 31, 1999 and 1998 have been derived from the Consolidated Financial Statements audited by Deloitte & Touche LLP, appearing elsewhere in our Annual Report on Form 10-K incorporated in this prospectus by reference. The selected consolidated statement of operations data for the year ended December 31, 1996 and 1995 and balance sheet data as of December 31, 1997, 1996 and 1995 are derived from audited financial statements not included in this document.

     You should read this in conjunction with the Consolidated Financial Statements and notes thereto and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in our annual report for the year ended December 31, 1999 on Form 10-K incorporated in this prospectus by reference.

                                                                      YEAR ENDED DECEMBER 31,
                                                  ----------------------------------------------------------------
                                                  1995(1)       1996         1997        1998(10)         1999
                                                  --------    ---------    ---------    -----------    -----------
                                                         ($ AND SHARES IN THOUSANDS, EXCEPT LOSS PER SHARE)
CONSOLIDATED STATEMENT OF OPERATIONS:
Revenues.......................................   $ 18,617    $ 113,257    $ 300,796    $   885,938    $ 1,469,849
Operating costs and expenses:
  Costs of services (exclusive of depreciation
    and amortization shown separately below)...    (17,510)     (98,461)    (265,321)      (702,602)    (1,034,334)
  Selling, general and administrative expense..     (9,639)     (38,893)     (94,712)      (238,141)      (447,883)
  Non-cash compensation expense................         --           --           --             --        (23,562)
  Special charge(2)............................         --           --           --             --        (30,143)
  Depreciation and amortization................       (849)      (6,655)     (21,819)       (75,445)      (177,865)
                                                  --------    ---------    ---------    -----------    -----------
Total operating costs and expenses.............    (27,998)    (144,009)    (381,852)    (1,016,188)    (1,713,787)
                                                  --------    ---------    ---------    -----------    -----------
Loss from operations...........................     (9,381)     (30,752)     (81,056)      (130,250)      (243,938)
Interest income................................        173        3,976       13,826         16,104         20,593
Interest expense...............................       (194)     (11,359)     (39,373)       (75,431)      (133,244)
Other income--net..............................         --          470        6,595 (3)        739            764
Foreign exchange transaction (loss) gain.......         --           --           --        (11,055)        17,022
Minority interest..............................         --         (180)         210          6,079        (11,365)
Loss in equity interest of unconsolidated
  subsidiaries.................................         --           --           --         (3,276)        (4,718)
Income taxes...................................         --         (395)        (401)        (1,334)        (3,341)
                                                  --------    ---------    ---------    -----------    -----------
Loss before extraordinary item.................     (9,402)     (38,240)    (100,199)      (198,424)      (358,227)
Extraordinary item(4)..........................         --           --           --        (20,800)            --
                                                  --------    ---------    ---------    -----------    -----------
Net loss.......................................   $ (9,402)   $ (38,240)   $(100,199)   $  (219,224)   $  (358,227)
                                                  ========    =========    =========    ===========    ===========
Loss per common share before extraordinary
  item(5)......................................   $  (1.67)   $   (5.13)   $   (5.27)   $     (4.52)   $     (6.63)
Extraordinary item per common share(4)(5)......         --           --           --          (0.47)            --
                                                  --------    ---------    ---------    -----------    -----------
Net loss per common share(5)...................   $  (1.67)   $   (5.13)   $   (5.27)   $     (4.99)   $     (6.63)
                                                  ========    =========    =========    ===========    ===========
Weighted average number of common shares
  outstanding(5)...............................      5,641        7,448       19,008         43,913         54,022

                                                                         AS OF DECEMBER 31,
                                                    -------------------------------------------------------------
                                                      1995        1996         1997       1998(10)        1999
                                                    --------    ---------    --------    ----------    ----------
                                                                           (IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA (as defined)(6)...........................   $ (8,532)   $ (24,097)   $(59,237)   $  (54,805)   $  (10,411)
Ratio of fixed charges to earnings(7)............         --           --          --            --            --
Capital expenditures(8)..........................      6,074       23,880      49,417       247,665       256,000
Cash (used in) provided by operating activities..      3,554      (10,475)    (91,812)      (82,752)     (158,885)
Cash used in investing activities................    (16,537)    (225,000)    (18,821)     (509,438)     (226,502)
Cash provided by financing activities............     18,143      335,031     152,035       815,476       263,602

                                                                          AS OF DECEMBER 31,
                                                      -----------------------------------------------------------
                                                       1995        1996        1997       1998(10)        1999
                                                      -------    --------    --------    ----------    ----------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..........................   $ 5,163    $104,068    $144,894    $  367,823    $  238,724
Securities available for sale......................        --      67,828      13,858       111,548        84,154
Restricted marketable securities(9)................        --     104,370      68,836        20,159            --
Total assets.......................................    53,072     427,969     605,664     1,714,593     1,803,308
Short-term debt, current portion of long-term debt,
  and current portion of capital lease
  obligations(11)..................................     5,506       6,974       8,033        36,130        23,348
Long-term debt and capital lease obligations(11)...     6,648     314,425     316,608     1,089,375     1,273,961
Shareholders' equity (deficit).....................     5,705      20,843     126,699       133,484       (83,612)

------------------
(1) Effective with the acquisition of a majority equity interest in RSL North America, in September 1995, we began to consolidate RSL North America's operations. From March 1995, the date of our initial investment, to September 1995, we accounted for our investment in RSL North America using the equity method of accounting.

(2) In the third quarter of 1999, we recorded a special charge of $32.1 million for consolidating locations, streamlining operations and exiting certain product lines and distribution channels, including telemarketing and certain prepaid calling card plans. The charge is composed of approximately $13.1 million for terminating various operating leases, $12.4 million for the severance of 189 employees and $6.6 million for the cost of exiting certain product lines and other items, of which $2.0 million was associated with the write-off of inventory which was recorded as part of cost of services.

(3) Other income--net includes the reversal of certain liabilities accrued in connection with our obligations under an agreement that required us to meet a carrier vendor's minimum usage requirements, which agreement was entered into by one of our subsidiaries prior to our acquisition of that subsidiary. During May 1997, we renegotiated the contract with this carrier vendor resulting in the elimination of approximately $7.0 million of previously accrued charges.

(4) Extraordinary item represents primarily the premium paid to retire approximately $127.5 million of the original $300.0 million of the notes we issued in 1996.

(5) Loss per share is calculated by dividing the loss attributable to our common shares (Class A common shares and Class B common shares) by the weighted average number of common shares outstanding, and has been retroactively restated to reflect a 2.19-for-one stock split in 1997. Shares issuable pursuant to (a) outstanding stock options, (b) unexercised warrants, (c) warrants to purchase 459,900 Class B common shares at an exercise price of $.00457 per share, subject to adjustment, issued to Ronald S. Lauder as consideration for his previous guarantee of a revolving credit facility, (d) options granted to a number of minority shareholders of our subsidiaries, exercisable on the occurrence of certain events, to exchange their shares in the respective subsidiaries for, in certain circumstances, Class A common shares or, in specific circumstances, cash or
     (e) incentive units, which are options granted to some of the employees of our subsidiaries to acquire shares of those subsidiaries or similar rights, some of which are exercisable currently

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     and the right to exchange these incentive units for Class A common shares or, in other circumstances, at our option, cash, are not included in the loss per share calculation as their effect is anti-dilutive.

(6) EBITDA, as used herein, consists of loss from operations before depreciation and amortization and also excludes a special charge and non-cash compensation recorded in 1999. Specifically, EBITDA excludes a $2.0 million charge for inventory write-off recorded in cost of services and a special charge of $30.1 million to reorganize and streamline operations and $23.6 million of non-cash compensation expense primarily attributable to deltathree.com. In addition, if the EBITDA loss of deltathree.com were also excluded from our results, we would have reported positive EBITDA for 1999 of $1.8 million. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated.

(7) For the years ended December 31, 1995 through 1999, our earnings were insufficient to cover our fixed charges. The deficiency was approximately $9.4 million, $37.7 million, $100.0 million, $199.9 million and $338.8 million for the years ended December 31, 1995 through December 31, 1999, respectively.

(8) Capital expenditures include assets acquired through capital lease financing and other debt.

(9) Restricted marketable securities held to maturity consist of U.S. government securities which were pledged for a three year period to secure the payment of interest on the principal amount of the notes we issued in 1996.

(10) During 1998, we acquired various companies. See footnote 2 to our consolidated financial statements for information regarding these acquisitions.

(11) As of December 31, 1999, we had approximately $38 million of available (undrawn) borrowing capacity under our current bank and vendor facilities. The availability of these amounts is dependent upon our compliance with various financial ratios at the time of borrowing.

                                  RISK FACTORS

     An investment in the new notes involves risks, some of which could be substantial and, if they occurred, could adversely affect our business, financial condition or results of operations. You should carefully consider the following information about these risks, together with the other information in this prospectus, annual report for the year ended December 31, 1999 on Form 10-K, including the risk factors applicable to our business in general and other documents we file with the SEC and incorporate in this prospectus by reference before exchanging your notes for the new notes.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM SATISFYING OUR OBLIGATIONS, INCLUDING THE NEW NOTES.

     At December 31, 1999, we had total consolidated indebtedness of approximately $1.2 billion ($1.4 billion after giving effect to our dollar and euro notes offerings) and shareholders' deficit of approximately $83.6 million. Subject to our compliance with the limitations contained in our outstanding indebtedness, we may incur substantial amounts of additional indebtedness.

     For the years ended December 31, 1995, 1996, 1997, 1998 and 1999, our earnings were insufficient to cover our fixed charges. The deficiency was approximately $9.4 million for the year ended December 31, 1995, $37.7 million for the year ended December 31, 1996, $100.0 million for the year ended December 31, 1997, $199.9 million for the year ended December 31, 1998 and $338.8 million for the year ended December 31, 1999.

     If our operations do not generate enough revenues or we cannot obtain sufficient funds at acceptable rates to make our debt payments when they are due or we fail to comply with the material terms of the legal documents governing our indebtedness, the value of our securities, including the notes, could be adversely affected.

THE LEGAL DOCUMENTS GOVERNING OUR INDEBTEDNESS RESTRICT OUR ABILITY TO TAKE CERTAIN ACTIONS.

     The legal documents governing our outstanding indebtedness contain restrictive covenants which impose limitations on our ability and the ability of most of our subsidiaries to:

     o incur additional indebtedness

     o pay dividends or make other distributions

     o issue capital stock of some of our subsidiaries

     o guarantee debt

     o enter into transactions with shareholders and affiliates

     o create liens

     o enter into sale-leaseback transactions

     o sell assets

     o make some types of investments

     As described above, these restrictions could inhibit us from raising additional capital to fund our operations and planned expansions, which could adversely affect our ability to generate cash to service our outstanding indebtedness, including the notes offered hereby.

OUR ABILITY TO PAY OUR OBLIGATIONS, INCLUDING THE NOTES, DEPENDS UPON OUR ABILITY TO RECEIVE CASH FROM OUR SUBSIDIARIES.

     Each of RSL COM and RSL PLC is a holding company and their only material assets consist of shares of their subsidiaries and fluctuating cash balances. RSL COM and RSL PLC have contributed or loaned to their subsidiaries a substantial majority of the net proceeds from their prior sales of common shares and notes. Our ability to pay our obligations, including the new notes and the new notes guarantees, depends upon our ability to receive cash from our subsidiaries. However, these subsidiaries may face difficulties distributing cash to us because:

     o they are separate and distinct legal entities and may have no obligation to make funds available to us;

     o their ability to make distributions to us is subject to the availability of funds and the terms of their indebtedness;

     o their repayment of loans and advances made to them by us may be subject to statutory or contractual restrictions or taxation;

     o their repayment of loans and advances is contingent upon their earnings;

     o their payment of dividends to us may have adverse tax consequences; and

     o their ability to declare and pay dividends to us may be subject to legal restrictions or restrictions contained in organizational documents or loan agreements.

     If a subsidiary is liquidated or reorganized, there may not be sufficient assets for us to recover our investment in that subsidiary. Any right we have to receive assets from a subsidiary upon its liquidation or reorganization (and the consequent right of the holders of the notes and the notes guarantee to those assets) is secondary to the claims of the subsidiary's creditors, unless we are independently recognized as a creditor. Even if we are recognized as a creditor, our claims could be junior to claims held by other creditors.

THE NOTES AND THE NOTES GUARANTEES ARE STRUCTURALLY SUBORDINATED TO THE OBLIGATIONS OF OUR SUBSIDIARIES.

     Because each of RSL COM and RSL PLC is a holding company and their assets consist primarily of equity interests in their subsidiaries, the notes and the notes guarantees will be structurally subordinated to all indebtedness and other liabilities of their subsidiaries other than RSL USA. As of December 31, 1999, on a pro forma basis after giving effect to the issuance of the old notes and RSL USA's guarantee of RSL PLC's previously issued and outstanding notes:

     o the total of outstanding liabilities of RSL COM, RSL PLC and RSL USA (excluding liabilities of their subsidiaries), including trade payables, would have been approximately $1.6 billion; and

     o the total amount of outstanding liabilities of the subsidiaries of RSL COM (other than RSL PLC and RSL USA), including trade payables, would have been approximately $448.1 million.

     In certain circumstances, RSL USA's new notes guarantees could be unenforceable or claims thereunder could be subordinated to claims of other creditors of RSL USA.

     If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of RSL USA, a court were to find that, at the time RSL USA entered into the old notes guarantees, RSL USA (a) did so with the intent of hindering, delaying or defrauding current or future creditors or (b) (i) received less than reasonably equivalent value or fair consideration, as applicable, in exchange for entering into the old notes guarantees, and
(ii) (A) was insolvent or was rendered insolvent by reason of entering into the old notes guarantees, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital,
(C) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes) or
(D) was a defendant in an action for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), such court could avoid or subordinate RSL USA's new notes guarantees to presently existing and future indebtedness of RSL USA and take other action detrimental to the holders of the new notes, including, under certain circumstances, invalidating RSL USA's new notes guarantees. The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. There can be no assurance as to what standards a court would use to determine whether RSL USA was solvent at the relevant time, or whether, whatever standard was used, RSL USA's new notes guarantees would not be avoided on another of the grounds set forth above.

EFFECTS OF INCORPORATION UNDER UNITED KINGDOM CORPORATE LAW.

     RSL PLC, as a United Kingdom corporation, is governed by the Companies Act 1985 of the United Kingdom. This act differs from laws generally applicable to United States corporations and their shareholders, including regulations relating to interested directors, mergers and indemnifications of directors.

NO PUBLIC MARKET EXISTS FOR THE NOTES.

     The new notes offered hereby are new issuances of securities for which there is currently no active trading market. If the new notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects. Even though we are obligated to complete exchange offers or shelf registrations for the old notes by September 19, 2000, there can be no assurance that exchanges or shelf registrations will occur in the required time period or whether, even after exchanges or registrations are effected, an active trading market will develop for any of the notes. The SEC has broad discretion to determine whether any registration statement will be declared effective and may delay or deny the effectiveness of any registration statement for a variety of reasons. Failure to have old registration statements declared effective could adversely affect the liquidity and prices of the notes. If we do not comply with our registration obligations in a timely manner, we will be obligated to pay additional interest in cash on the old notes.

IF YOU DO NOT PROPERLY TENDER YOUR OLD NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OLD NOTES; THE OLD NOTES ARE SUBJECT TO TRANSFER RESTRICTIONS, AND YOUR ABILITY TO TRANSFER OLD NOTES WILL BE ADVERSELY AFFECTED.

     As old notes are tendered and accepted in the exchange offer, the trading market for the remaining untendered or tendered but not accepted old notes will be adversely affected. We anticipate that most holders of the old notes will elect to exchange the old notes for new notes due to the absence of restrictions on the resale of new notes under the Securities Act. Therefore, we anticipate that the liquidity of the market for any old notes remaining after the consummation of the exchange offer will be substantially limited.

     We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes for new notes in the exchange offers, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or are exempt from registration under the Securities Act and applicable state securities laws. If you do not tender your old notes or they are not accepted for exchange, you will have no further rights under the registration rights agreement. See the section "The Exchange Offers" under the heading "Consequences of Failure to Exchange." We do not anticipate that we will register old notes under the Securities Act.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Any statements in this prospectus about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "projection," "would" and "outlook." Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this document. The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this document. Among the key factors that have a direct bearing on our results of operation are:

     o general economic and business conditions;

     o changes in, or failure to comply with, government regulations;

     o changes in marketing and technology in the telecommunications industry;

     o changes in political, social and economic conditions;

     o competition in the telecommunications industry;

     o general risks of the telecommunications industry;

     o success of acquisition and operating initiatives;

     o management of growth;

     o availability, terms and deployment of capital; and

     o deregulation of the telecommunications market.

     These factors and the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements we make. You should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict them. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

     For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see the section in this prospectus entitled "Risk Factors" as well as the section entitled "Risk Factors" in our annual report for the year ended December 31, 1999 filed on Form 10-K and incorporated in this prospectus by reference. You should carefully consider the information discussed in those sections. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this offering circular might not occur.

     Throughout this prospectus we have used industry data obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of that information is not guaranteed. Although these data have been correctly reproduced in this prospectus from the internal surveys, market research, publicly available information and industry publications, we have not independently verified the data.

                              THE EXCHANGE OFFERS

REGISTRATION RIGHTS AGREEMENT FOR OLD NOTES

     We entered into a registration rights agreement in connection with our issuance of the old notes. This summary of provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is incorporated by reference into the registration statement of which this prospectus is a part.

REGISTRATION RIGHTS

     We have agreed in the registration rights agreement:

     o to file this registration statement with the SEC and use our reasonable best efforts to complete the exchange offers as soon as practicable, but no later than September 19, 2000;

     o to hold each exchange offer open for at least 30 days and exchange new notes for all old notes validly tendered and not withdrawn before its expiration; and

     o if the new notes will not be freely transferable in general upon exchange in the exchange offer because of a change in the SEC's interpretation of its rules, in lieu of effecting registration of new notes, to use our reasonable best efforts to effect a shelf registration of the old notes for resale by holders, and keep the registration effective for a period of up to two years ending February 22, 2002.

SHELF REGISTRATION

     In the event we effect a shelf registration we will provide holders of the old notes copies of the prospectus that is a part of the registration statement, notify holders when the resale registration for the old notes has become effective and take other actions as are required to permit unrestricted resales of the old notes. A holder that sells old notes pursuant to the resale registration generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations).

LIQUIDATED DAMAGES

     In the event that:

     o the exchange offers are not completed by September 19, 2000 (or, if applicable, the resale registration is not effective within the required period) or

     o any resale registration required by the registration rights agreement is filed and declared effective but thereafter ceases to be effective (except as specifically permitted in the registration rights agreement) without being succeeded promptly by an additional registration statement filed and declared effective, then interest will accrue (in addition to any stated interest on the old notes) at the rate of 0.5% per annum, determined daily, on the principal amount at maturity of the old notes that remain unexchanged or unregistered as required until such notes are exchanged or become registered or their registration is no longer required.

RESALES OF NEW NOTES ISSUED IN THE EXCHANGE OFFERS

     Based on SEC interpretations we believe that the new notes issued in the exchange offers may be offered for resale, resold and otherwise transferred by any holder (other than any holder that is a broker-dealer or our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

     o the new notes sold are acquired in the ordinary course of business;

     o at the time of the commencement of the exchange offers the selling holder had no arrangement or understanding with any person to participate in a distribution of the new notes; and

     o the selling holder is not engaged in, and does not intend to engage in, a distribution of the new notes.

     We have not sought, and do not intend to seek, a no-action letter from the Commission with respect to the effects of the exchange offers, and there can be no assurance that the staff would make a similar determination with respect to the new notes as it has previously in other similar offerings.

REPRESENTATIONS HOLDERS WILL MAKE WHEN THEY TENDER

     By tendering old notes in exchange for new notes and by executing the letter of transmittal, each holder will represent to us that:

     o any new notes to be received by it will be acquired in the ordinary course of business;

     o it has no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act; and

     o it is not our "affiliate," as defined in Rule 405 under the Securities
       Act.

     Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Each holder, whether or not it is a broker-dealer, shall also represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. Any holder of old notes who is unable to make the foregoing representations and any broker-dealer who acquired the old notes directly from us may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as selling security holders, in order to resell the notes.

TERMS OF THE EXCHANGE OFFERS; PERIOD FOR TENDERING OLD NOTES

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term "expiration date" means
5:00 p.m., New York time, on                 , 2000; provided, however, that if
we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which the exchange offer is extended.

     As of the date of this prospectus, $100,000,000 aggregate principal amount of old dollar notes and (U)100,000,000 aggregate principal amount of old euro notes are outstanding. We are sending this prospectus, together with the letter
of transmittal, on or about             , 2000 to all holders of old notes known
to us. Our obligation to accept old notes for exchange pursuant to the exchange offers is subject to certain conditions as set forth below under the subsection "--Conditions."

     We expressly reserve the right, at any time or from time to time, to extend the period of time during which an exchange offer is open, and thereby delay acceptance for exchange of any old notes pursuant to that exchange offer, by giving oral or written notice of any extension, amendment, non-acceptance or termination to you as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

EFFECT OF TENDER

     If you tender to us old notes as set forth below, our acceptance of your tender will constitute a binding agreement between you and us upon the terms and conditions set forth in this prospectus and in the accompanying letter of transmittal.

PROCEDURES FOR TENDERING

     To tender in an exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. A holder may tender old notes only in integral multiples of $1,000, in the case of the old dollar notes and (U)1,000, in the case of the old euro notes, in exchange for an equal principal amount, respectively, of new notes. In addition, either:

     o certificates of such old notes must be received by the exchange agent along with the letter of transmittal; or

     o a timely confirmation of a book-entry transfer of such old notes, if such procedure is available, into the exchange agent's account at The Depository Trust Company, in the case of the old dollar notes, or EuroClear or Clearstream, in the case of the old euro notes, under the procedures for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the letter of transmittal; or

     o the holder must comply with the guaranteed delivery procedures described below.

     The method of delivery of old notes, letter of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No old notes, letters of transmittal or other required documents should be sent to us. Delivery of all old notes, if applicable, letters of transmittal and other documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act unless the old notes tendered are tendered:

     o by a registered holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or

     o for the account of an eligible guarantor institution.

     If the letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate with signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived.

     In addition, we reserve the right in our sole discretion, subject to the provisions of the indentures for the old notes:

     o to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth under "--Conditions;"

     o to terminate the exchange offers;

     o to redeem old notes as a whole or in part at any time and from time to time, as set forth under "Description of the New Notes and the New Notes Guarantee--Optional Redemption;" and

     o to the extent permitted under applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any such purchases or offers could differ from the terms of the exchange offers.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to an exchange offer, all old notes validly tendered pursuant to the exchange offer and not withdrawn prior to 5:00 pm, New York City time, on the expiration date will be accepted promptly after the expiration date, and the new notes will be issued promptly after acceptance of the old notes. For purposes of the exchange offers, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note. In all cases, issuance of new notes for old notes that are accepted for exchange in an exchange offer will be made only after timely receipt by the exchange agent of the required documents.

     If any tendered old notes are not accepted for any reason, such unaccepted or such nonexchanged old notes will be returned without expense to the tendering holder (if in certificated form) or credited to an account maintained with The Depositary Trust Company or Euroclear or Clearstream, as the case may be, as promptly as practicable after nonacceptance, withdrawal of tender or the expiration or termination of the relevant exchange offers.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old notes at The Depositary Trust Company, in the case of the old dollar notes, or Euroclear and Clearstream, in the case of the old euro notes, for purposes of the exchange offer within two business days after the date of this prospectus. With respect to the old dollar notes, the exchange agent and The Depositary Trust Company have confirmed that any financial institution that is a participant in The Depositary Trust Company may utilize The Depositary Trust Company Automated Tender Offer Program procedures to tender old notes.

     With respect to the old dollar notes, any participant in The Depositary Trust Company may make book-entry delivery of old dollar notes by causing The Depositary Trust Company to transfer the old dollar notes into the exchange agent's account in accordance with The Depositary Trust Company's Automated Tender Offer Program procedures for transfer. With respect to the old euro Notes, any participant in Euroclear and Clearstream may make book-entry delivery of old euro Notes by causing Euroclear and Clearstream to transfer the old euro Notes into the exchange agent's account in accordance with established Euroclear and Clearstream procedures for transfer. However, the exchange for the old dollar notes and the old euro Notes so tendered will only be made after a book-entry confirmation of such book-entry transfer of old dollar notes or the old euro Notes, as the case may be, into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the Letter of Transmittal. The term "agent's message" means a message, transmitted by The Depositary Trust Company or Euroclear and Clearstream, as the case may be, and received by the exchange agent and forming part of a book-entry confirmation, which states that The Depositary Trust Company or Euroclear and Clearstream, as the case may be, has received an express acknowledgment from a participant tendering old notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

     If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     o the tender is made through an eligible institution;

     o prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly completed and duly executed Letter of Transmittal and notice of guaranteed delivery, substantially in the form provided by us that:

          1. sets forth the name and address of the holder of old notes and the amount of old notes tendered;

          2. states that the tender is being made thereby; and

          3. guarantees that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

          4. the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL OF TENDERS

     Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer for those old notes.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time on the expiration date at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must:

     o specify the name of the person having tendered the old notes to be withdrawn;

     o identify the old notes to be withdrawn, including the principal amount of such old notes;

     o in the case of old notes tendered by book-entry transfer, specify the number of the account at The Depositary Trust Company or Euroclear or Clearstream, as the case may be, from which the old notes were tendered and specify the name and number of the account at The Depositary Trust Company or Euroclear or Clearstream, as the case may be, to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

     o contain a statement that the holder is withdrawing its election to have the old notes exchanged;

     o be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

     o specify the name in which the old notes are registered, if different from the person who tendered the old notes.

     All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering" and

"--Book-Entry Transfer" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer for those old notes.

CONDITIONS

     The exchange offers are not conditioned upon any minimum principal amount of old notes being tendered for exchange. Notwithstanding any other provision of the exchange offers, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the relevant expiration date, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. We are required to use every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible moment.

EXCHANGE AGENT

     The Chase Manhattan Bank has been appointed as the exchange agent for the exchange offers. All executed Letters of Transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

              Delivery To The Chase Manhattan Bank, Exchange Agent

     For the Dollar Notes:

              BY MAIL:                   FACSIMILE TRANSMISSION NUMBER:                   BY HAND:
      The Chase Manhattan Bank                 (212) 638-7380/81                  The Chase Manhattan Bank
          55 Water Street                                                             55 Water Street
      Room 234, North Building                                                    Room 234, North Building
         New York, NY 10041                                                          New York, NY 10041
        Attn: Carlos Esteves                                                        Attn: Carlos Esteves

                                             CONFIRM BY TELEPHONE:                 BY OVERNIGHT COURIER:
                                                (212) 638-0828                    The Chase Manhattan Bank
                                                                                      55 Water Street
                                                                                  Room 234, North Building
                                                                                     New York, NY 10041
                                                                                    Attn: Carlos Esteves

     For the Euro Notes:

              BY MAIL:                   FACSIMILE TRANSMISSION NUMBER:                   BY HAND:
      The Chase Manhattan Bank                      44-171-                       The Chase Manhattan Bank
  9 Thomas Moore Street, 5th Floor                                            9 Thomas Moore Street, 5th Floor
           London E1W 1YT                                                              London E1W 1YT
                U.K.                                                                        U.K.
        Attn: Philip Wilson                                                         Attn: Philip Wilson

                                             CONFIRM BY TELEPHONE:                 BY OVERNIGHT COURIER:
                                                44-171-777-5417                   The Chase Manhattan Bank
                                                                              9 Thomas Moore Street, 5th Floor
                                                                                       London E1W 1YT
                                                                                            U.K.
                                                                                    Attn: Philip Wilson

     Delivery of the Letter of Transmittal to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of such Letter of Transmittal.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer.

     We will pay the estimated cash expenses to be incurred in connection with the exchange offers, which are estimated in the aggregate to be approximately $100,000.

TRANSFER TAXES

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct RSL PLC to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

     We will have no obligation to register old notes after we complete the exchange offers. Holders of old notes who do not exchange their old notes for new notes in the exchange offers will continue to be subject to the restrictions on transfer of those old notes as set forth in the legend on the old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except in an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate that we will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted in the exchange offers, the trading market for untendered and tendered but unaccepted old notes will be adversely affected.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITIES

     One of our primary equipment vendors has provided to certain of our subsidiaries financing commitments to fund the purchase of additional switches and related equipment. As of December 31, 1999, such commitments were in the aggregate limited to approximately $85 million, all of which had been drawn. Borrowings from this equipment vendor will accrue interest at a rate of LIBOR plus 3.5% to 5.25%, depending on the equipment purchased and whether the loan is guaranteed by the Swedish Export Credits Guarantee Board. Through Telegate, we have $26 million of revolving credit facilities with various banks, all of which was available at December 31, 1999. Through RSL COM Canada, we also have a $6.9 million revolving credit facility that accrues interest at an annual rate of 8.7%, $1.6 million of which was available at December 31, 1999.

1996 NOTES

  GENERAL

     On October 3, 1996, RSL PLC issued $300.0 million of 12 1/4% Senior Notes pursuant to an indenture, dated October 3, 1996, or the 1996 Indenture, among RSL PLC, RSL COM and The Chase Manhattan Bank, as trustee, which were exchanged on May 22, 1997 for $300.0 million of substantially identical notes that had been registered under the Securities Act, or the 1996 Notes, of which $172.5 million in aggregate principal amount remain outstanding as of the date of this prospectus. RSL COM, a guarantor of the notes offered hereby, has unconditionally guaranteed the 1996 Notes.

  PRINCIPAL, MATURITY AND INTEREST

     The 1996 Notes are limited in aggregate principal amount to $300.0 million and will mature on October 3, 2006. Interest on the 1996 Notes accrues at 12 1/4% per annum and is payable semiannually in arrears on May 15 and November 15 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. RSL PLC used $102.8 million of the net proceeds of the 1996 Notes to purchase a portfolio of securities, initially consisting of U.S. government securities, to pledge as security for payment of interest on the principal of the 1996 Notes. Proceeds from the pledged securities have been used by RSL PLC to make interest payments on the 1996 Notes through November 15, 1999.

  RANKING

     The 1996 Notes are unsecured senior obligations of RSL PLC, rank equal in right of payment with all existing and future senior obligations of RSL PLC, and rank senior in right of payment to all of the future subordinated obligations of RSL PLC and RSL COM.

  REDEMPTION

     The 1996 Notes are not redeemable prior to November 15, 2001. Thereafter, the 1996 Notes are subject to redemption at the option of RSL PLC, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on November 15 of the years indicated below:

YEAR                                                           PERCENTAGE
------------------------------------------------------------   -----------
2001........................................................    106.125%
2002........................................................    103.0625%
2003 and thereafter.........................................    100.000%

  COVENANTS

     The 1996 Indentures restricts, among other things, the ability of RSL PLC and RSL COM to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure equal or subordinated indebtedness, engage in any sale and leaseback transaction, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of RSL PLC and RSL COM, enter into certain transactions with affiliates, or incur indebtedness that is subordinated in right of payment to any senior indebtedness and senior in right of payment to the 1996 Notes. The 1996 Indentures permits, under certain circumstances, RSL COM's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the 1996 Indenture.

  EVENTS OF DEFAULT

     The 1996 Indenture contains standard events of default, including:

     o defaults in the payment of principal, premium or interest,

     o defaults in the compliance with covenants contained in the indenture,

     o cross defaults on more than $10 million of other indebtedness,

     o failure to pay more than $10 million of judgments that have not been stayed by appeal or otherwise and o the bankruptcy of either RSL PLC or RSL COM or certain of their subsidiaries.

U.S. DOLLAR NOTES

  GENERAL

     On February 27, 1998, RSL PLC issued (1) $200 million of Senior Notes, or the 1998 Senior Notes, pursuant to an indenture, dated as of February 27, 1998, or the 1998 Senior Notes Indenture, between RSL PLC, RSL COM and The Chase Manhattan Bank, as trustee, and (2) $328.1 million principal amount at maturity of Senior Discount Notes, or the 1998 Discount Notes, pursuant to an indenture, dated as of February 27, 1998 or the 1998 Senior Discount Notes Indenture and, together with the 1998 Senior Notes Indenture, the U.S. Dollar Notes Indenture, among RSL PLC, RSL COM and The Chase Manhattan Bank, as trustee. On June 19, 1998, the 1998 Senior Notes were exchanged for $200 million of substantially identical notes that had been registered under the Securities Act, or the Senior Notes, and on June 29, 1998, the 1998 Discount Notes were exchanged for $328.1 million principal amount at maturity of substantially identical notes that had been registered under the Securities Act, or the Senior Discount Notes and, together with the Senior Notes, the U.S. Dollar Notes. RSL COM has unconditionally guaranteed the U.S. Dollar Notes.

  PRINCIPAL, MATURITY AND INTEREST

     The U.S. Dollar Notes are initially limited in aggregate principal amount at maturity to $528.1 million and will mature on March 1, 2008. Interest on the Senior Notes accrues at 9 1/8% per annum and is payable semiannually on March 1 and September 1 of each year, commencing September 1, 1998. No interest will be payable on the Senior Discount Notes prior to September 1, 2003. From and after March 1, 2003, interest on the Senior Discount Notes will accrue at 10 1/8% on the principal amount at maturity of such notes and is payable semiannually on March 1 and September 1 of each year, commencing September 1, 2003. Interest on the U.S. Dollar Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

  RANKING

     The U.S. Dollar Notes are the unsecured senior obligations of RSL PLC and RSL COM, rank equal in right of payment with the 1996 Notes, and all of the existing and future senior obligations of RSL PLC and RSL COM, and rank senior in right of payment to all of the future subordinated obligations of RSL PLC and RSL COM.

  REDEMPTION

     The U.S. Dollar Notes are not redeemable prior to March 1, 2003. Thereafter, the U.S. Dollar Notes are subject to redemption at the option of RSL PLC, in whole or in part, at the redemption prices (expressed as percentages of stated principal amount) set forth below plus accrued and unpaid interest thereon to (but excluding) the applicable redemption date, if redeemed during the 12-month period beginning on March 1 of the years indicated below:

  SENIOR NOTES

YEAR                                                       REDEMPTION PRICE
--------------------------------------------------------   ----------------
2003....................................................       104.562%
2004....................................................       103.042%
2005....................................................       101.521%
2006 and thereafter.....................................       100.000%

  SENIOR DISCOUNT NOTES

YEAR                                                       REDEMPTION PRICE
--------------------------------------------------------   ----------------
2003....................................................        105.06%
2004....................................................        103.37%
2005....................................................        101.68%
2006 and thereafter.....................................        100.00%

     In addition, at any time prior to March 1, 2001, in the event RSL COM receives net cash proceeds from the public or private sale of its common stock, RSL PLC may (to the extent it receives such proceeds and has not used them, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provisions), at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem up to one-third of the aggregate principal amount at maturity of the U.S. Dollar Notes at a redemption price equal to 109.125% of the principal amount thereof, in the case of the Senior Notes, and 110.125% of the accreted value, in the case of the Senior Discount Notes, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least two-thirds of aggregate principal amount at maturity of the Senior Notes or Senior Discount Notes, as applicable, remains outstanding immediately after such redemption.

  COVENANTS

     The U.S. Dollar Notes Indentures restrict, among other things, the ability to incur additional indebtedness, pay dividends or make distributions in respect of the capital stock of RSL PLC and RSL COM, make investments or certain other restricted payments, create liens, sell assets, issue or sell capital stock of certain subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger.

  EVENTS OF DEFAULT

     The U.S. Dollar Notes Indentures contain standard events of default, including

     o failure to pay principal of (or premium, if any, on) any U.S. Dollar Note when due,

     o failure to pay any interest on any U.S. Dollar Note when due, continued for 30 days,

     o failure to perform covenants or agreements under the U.S. Dollar Notes Indentures or the U.S. Dollar Notes,

     o cross-defaults against certain other indebtedness,

     o failure to pay more than $10 million of judgments that have not been stayed by appeal and

     o certain events of bankruptcy, insolvency or reorganization affecting RSL COM, RSL PLC and some of their subsidiaries.

DM NOTES

  GENERAL

     On March 15, 1998, RSL PLC issued DM 296.0 million principal amount at maturity of 10% Senior Discount Notes, or the old DM Notes, pursuant to an indenture, dated as of March 16, 1998, or the DM Notes Indenture, among RSL PLC, RSL COM, and The Chase Manhattan Bank, as trustee. On June 29, 1998, the old DM Notes were exchanged for DM 296.0 million principal amount at maturity of substantially identical notes that had been registered under the Securities Act, or the DM Notes. RSL COM has unconditionally guaranteed the DM Notes.

  PRINCIPAL, MATURITY AND INTEREST

     The DM Notes are initially limited in aggregate principal amount at maturity to DM 296.0 million (approximately $99.1 million initial accreted value) and will mature on March 15, 2008. No interest is payable on the DM Notes prior to September 15, 2003. From and after March 15, 2003, interest on the DM Notes will accrue on the principal amount at maturity of such notes at the rate of 10% per annum and is payable semiannually on March 15 and September 15 of each year, commencing September 15, 2003. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

  RANKING

     The DM Notes are the unsecured senior obligations of RSL PLC and RSL COM, rank equal in right of payment with the 1996 Notes, the U.S. Dollar Notes and all of the other existing and future senior obligations of RSL PLC and RSL COM, and rank senior in right of payment to all of the future subordinated obligations of RSL PLC and RSL COM.

  REDEMPTION

     The DM Notes are not redeemable prior to March 15, 2003. Thereafter, the DM Notes are subject to redemption, at the option of RSL PLC, in whole or in part, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below plus accrued interest to but excluding the redemption date, if redeemed during the 12-month period beginning March 15 of the years indicated:

YEAR                                                       REDEMPTION PRICE
--------------------------------------------------------   ----------------
2003....................................................       105.000%
2004....................................................       103.333%
2005....................................................       101.667%
2006 and thereafter.....................................       100.000%

     In addition, at any time prior to March 15, 2001, in the event RSL COM receives net cash proceeds from the public or private sale of its common stock, RSL PLC may (to the extent it receives such proceeds and has not used them, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provisions), at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, DM Notes in a principal amount at maturity of up to an aggregate amount equal to one-third of the aggregate principal amount at maturity of the DM Notes, provided, however, that DM Notes in an amount equal to at least two-thirds of the aggregate principal amount at maturity of the DM Notes remain outstanding immediately after such redemption.

  COVENANTS; EVENTS OF DEFAULT

     The DM Notes Indenture contains covenants and provides for events of default which are identical in all material respects to the covenants and events of default contained in the U.S. Dollar Notes Indentures.

12% NOTES

  GENERAL

     On November 9, 1998, RSL PLC issued the 12% Notes, or the old 12% Notes, pursuant to an indenture, dated as of November 9, 1998, or the 12% Notes Indenture, among RSL PLC, RSL COM and The Chase Manhattan Bank, as trustee. On March 5, 1999, the old 12% Notes were exchanged for $100 million principal amount at maturity of substantially identical notes that had been registered under the Securities Act, or the 12% Notes. RSL COM has unconditionally guaranteed the 12% Notes.

  PRINCIPAL, MATURITY AND INTEREST

     The 12% Notes are initially limited in aggregate principal amount at maturity to $100 million (approximately $94.5 million initial accreted value) and will mature on November 1, 2008. Interest on the 12% Notes will accrue on the principal amount at maturity of such notes at the rate of 12% per annum and is payable semiannually on November 1 and May 1 of each year, commencing May 1, 1999. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

  RANKING

     The 12% Notes are our unsecured senior obligations of RSL PLC and RSL COM, rank equal in right of payment with the 1996 Notes, the U.S. Dollar Notes, the DM Notes and all of the other existing and future senior obligations of RSL PLC and RSL COM, and rank senior in right of payment to all of the future subordinated obligations of RSL PLC and RSL COM.

  REDEMPTION

     The 12% Notes are not redeemable prior to November 1, 2003. Thereafter, the 12% Notes are subject to redemption, at the option of RSL PLC, in whole or in part, at the redemption prices (expressed as percentage of the accreted value thereof) set forth below plus accrued interest to but excluding the redemption date, if redeemed during the 12-month period beginning November 1 of the years indicated:

YEAR                                                       REDEMPTION PRICE
--------------------------------------------------------   ----------------
2003....................................................         106%
2004....................................................         104%
2005....................................................         102%
2006 and thereafter.....................................         100%

     In addition, at any time prior to November 1, 2001, and in the event RSL COM receives net cash proceeds from the public or private sale of its common stock, RSL PLC may (to the extent it receives such proceeds and has not used them, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provided), at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, 12% Notes in a principal amount at maturity of up to an aggregate amount equal to one-third of the aggregate principal amount at maturity of the 12% Notes, provided, however, that 12% Notes in an amount equal to at least two-thirds of the aggregate principal amount at maturity of the 12% Notes remain outstanding immediately after such redemption.

  COVENANTS; EVENTS OF DEFAULT

     The 12% Notes Indenture contains covenants and provides for events of default which are identical in all material respects to the covenants and of default contained in the U.S. Dollar Notes Indentures and the DM Notes Indenture.

10 1/2% NOTES

  GENERAL

     On December 8, 1998, RSL PLC issued the 10 1/2% Notes, or the old 10 1/2% Notes pursuant to an indenture, dated as of December 8, 1998, or the 10 1/2% Notes Indenture, among RSL PLC, RSL COM and The Chase Manhattan Bank, as Trustee. On February 25, 1999, the old 10 1/2% Notes were exchanged for $200 million principal amount at maturity of substantially identical notes that had been registered under the Securities Act, or the 10 1/2% Notes. RSL COM has unconditionally guaranteed the 10 1/2% Notes.

  PRINCIPAL, MATURITY AND INTEREST

     The 10 1/2% Notes are limited in aggregate principal amount at maturity to $200 million and will mature on November 15, 2008. Interest on the 10 1/2% Notes will accrue on the principal amount at maturity of such notes at the rate of 10 1/2% per annum and is payable semiannually on May 15 and November 15 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

  RANKING

     The 10 1/2% Notes are the unsecured senior obligations of RSL PLC and RSL COM, rank equal in right of payment with the 1996 Notes, the U.S. Dollar Notes, the DM Notes, the 12% Notes and all of the other existing and future senior obligations of RSL PLC and RSL COM, and rank senior in right of payment to all of the future subordinated obligations of RSL PLC and RSL COM.

  REDEMPTION

     The 10 1/2% Notes are not redeemable prior to November 15, 2003. Thereafter, the 10 1/2% Notes are subject to redemption, at the option of RSL PLC, in whole or in part, at the redemption prices (expressed as percentage of the accreted value thereof) set forth below plus accrued interest to but excluding the redemption date, if redeemed during the 12-month period beginning November 15 of the years indicated:

YEAR                                                       REDEMPTION PRICE
--------------------------------------------------------   ----------------
2003....................................................        105.25%
2004....................................................        103.50%
2005....................................................        101.75%
2006 and thereafter.....................................        100.00%

     In addition, at any time prior to November 15, 2001, and in the event RSL COM receives net cash proceeds from the public or private sale of its common stock, RSL PLC may (to the extent it receives such proceeds and has not used them, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provided), at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, 10 1/2% Notes in a principal amount at maturity of up to an aggregate amount equal to one-third of the aggregate principal amount at maturity of the 10 1/2% Notes, provided, however, that 10 1/2% Notes in an amount equal to at least two-thirds of the aggregate principal amount at maturity of the 10 1/2% Notes remain outstanding immediately after such redemption.

  COVENANTS; EVENTS OF DEFAULT

     The 10 1/2% Notes Indenture contains covenants and provides for events of default which are identical in all material respects to the covenants and of default contained in the U.S. Dollar Notes Indentures and the DM Notes Indenture.

9 7/8% NOTES

  GENERAL

     On May 13, 1999, RSL PLC issued the 9 7/8% Notes, or the old 9 7/8% Notes pursuant to an indenture, dated as of May 13, 1999, or the 9 7/8% Notes Indenture, among RSL PLC, RSL COM and The Chase Manhattan Bank, as Trustee. On December 10, 1999, the old 9 7/8% Notes were exchanged for $175 million principal amount at maturity of substantially identical notes that had been registered under the Securities Act, or the 9 7/8% Notes. RSL COM has unconditionally guaranteed the 9 7/8% Notes.

  PRINCIPAL, MATURITY AND INTEREST

     The 9 7/8% Notes are limited in aggregate principal amount at maturity to $175 million and will mature on November 15, 2009. Interest on the 9 7/8% Notes will accrue on the principal amount at maturity of such notes at the rate of 9 7/8% per annum and is payable semiannually on May 15 and November 15 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

  RANKING

     The 9 7/8% Notes are the unsecured senior obligations of RSL PLC and RSL COM, rank equal in right of payment with the 1996 Notes, the U.S. Dollar Notes, the DM Notes, the 12% Notes, the 10 1/2% Notes and all of the other existing and future senior obligations of RSL PLC and RSL COM, and rank senior in right of payment to all of the future subordinated obligations of RSL PLC and RSL COM.

  REDEMPTION

     The 9 7/8% Notes are not redeemable prior to November 15, 2004. Thereafter, the 9 7/8% Notes are subject to redemption, at the option of RSL PLC, in whole or in part, at the redemption prices (expressed as percentage of the accreted value thereof) set forth below plus accrued interest to but excluding the redemption date, if redeemed during the 12-month period beginning November 15 of the years indicated:

YEAR                                                       REDEMPTION PRICE
--------------------------------------------------------   ----------------
2004....................................................       104.938%
2005....................................................       103.292%
2006....................................................       101.646%
2007 and thereafter.....................................       100.000%

     In addition, at any time prior to November 15, 2002, and in the event RSL COM receives net cash proceeds from the public or private sale of its common stock, RSL PLC may (to the extent it has not used such proceeds, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provided), at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, 9 7/8% Notes in a principal amount at maturity of up to an aggregate amount equal to one-third of the aggregate principal amount at maturity of the 9 7/8% Notes, provided, however, that 9 7/8% Notes in an amount equal to at least two-thirds of the aggregate principal amount at maturity of the 9 7/8% Notes remain outstanding immediately after such redemption.

  COVENANTS; EVENTS OF DEFAULT

     The 9 7/8% Notes Indenture contains covenants and provides for events of default which are identical in all material respects to the covenants and of default contained in the U.S. Dollar Notes Indentures, the DM Notes Indenture and the 10 1/2% Indenture.

AMENDMENTS TO INDENTURES

     In September 1999, we amended the 1996 Indenture, the U.S. Dollar Notes Indentures, the DM Notes Indenture, the 12% Notes Indenture, the 10 1/2% Notes Indenture and the 9 7/8% Indenture to modify exceptions to the limitations on issuances and sales of capital stock of certain subsidiaries to limitations on asset dispositions contained in the Indentures to permit the issuance and sale of capital stock of deltathree.com and our Australian subsidiary in public or private transactions without restricting use of proceeds solely to investments in telecommunications assets and to employees, directors and consultants pursuant to customary equity compensation and incentive plans.

     In connection with our Dollar and Euro Notes offerings, RSL USA entered into supplemental indentures with respect to the 1996 Indenture, U.S. Dollar Notes Indentures, the DM Notes Indenture, the 12% Notes Indenture, the 10 1/2% Notes Indenture and the 9 7/8% Indenture, pursuant to which RSL USA guaranteed the obligations of RSL PLC under those indentures and the related notes. RSL USA's guarantees will be released in the event of the release of RSL USA's guarantee of the new notes as described in the section "Description of the New Notes and the New Notes Guarantees" under the heading "Description of the New Notes Guarantees."

           DESCRIPTION OF THE NEW NOTES AND THE NEW NOTES GUARANTEES

     The new dollar notes and the new euro notes will be issued under Indentures, each dated as of February 22, 2000, or the Indentures, between RSL PLC, RSL COM and RSL USA, as guarantors, or the Guarantors, and The Chase Manhattan Bank, as trustee. The new dollar notes and the new euro notes are referred to collectively in this prospectus as "the new notes." The statements under this caption relating to the new notes and the Indentures are summaries and do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. The Indentures are by their terms subject to and governed by the Trust Indenture Act of 1939, as amended. Unless otherwise indicated, references under this caption to sections, "ss." or articles are references to the Indentures. Where reference is made to particular provisions of the Indentures or to defined terms not otherwise defined herein, such provisions or defined terms are incorporated herein by reference. The definitions of certain capitalized terms used in the following summary are set forth below under the heading "Certain Definitions."

GENERAL

     The new notes will be senior unsecured obligations of RSL PLC and will mature on March 1, 2010. Interest on each new note will accrue at the rate of 12 7/8% on the principal amount thereof from the last Interest Payment Date on which interest has been paid on the old note in exchange therefore, or, if no interest has been paid on such old note, from February 22, 2000. Interest will be payable semiannually in cash on March 1 and September 1 of each year, commencing September 1, 2000, to the Book-Entry Depositary (in the case of Global Notes) or to the Person in whose name the note (or any predecessor note) is registered (in the case of Definitive Registered Notes) at the close of business on the preceding February 15 and August 15, as the case may be. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. (ss.ss. 301, 307 & 310). You will not receive interest on any old notes we accept for exchange that could otherwise be payable on any Interest Payment Date, the record date for which occurs on or after consummation of the exchange offer for the old notes.

     The guarantee by the Guarantors of payments in respect of each of the new dollar notes and the new euro notes or, collectively the "notes guarantees," will rank equal in right of payment with the Guarantors' unsecured unsubordinated obligations.

     Principal of and premium, if any, and interest on the new notes may be presented for registration of transfer and exchange, at the office or agency of RSL PLC maintained for that purpose in the Borough of Manhattan, The City of New York, provided that at the option of RSL PLC, payment of interest on the notes may be made by check mailed to the address of the Person entitled thereto as it appears in the related Note Register. Until otherwise designated by RSL PLC, such office or agency will be the corporate trust office of the Trustee, as Paying Agent and Registrar. (ss.ss. 301, 305 & 1002)

     The new notes will be issued without coupons, in denominations of $1,000 in the case of the new dollar notes and (U)1,000 in the case of the new euro notes, and any integral multiples of $1,000 or (U)1,000 in excess thereof. (ss. 302) No service charge will be made for any registration of transfer or exchange of notes, but RSL PLC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (ss. 305)

     The new dollar notes are initially limited to $100,000,000 in aggregate principal amount and the new euro notes are initially limited to (U)100,000,000 in aggregate principal amount. We may issue additional dollar notes or euro notes (in either case "additional notes") from time to time after the date of the Indentures, subject to the provisions of the Indentures, as well as the provisions of our outstanding indebtedness, including the provisions restricting additional indebtedness under the Indentures and those other obligations.

RANKING

     The new notes and the new notes guarantees will be unsecured obligations of RSL PLC and the Guarantors, respectively, rank equal in right of payment with all existing and future unsecured obligations of RSL PLC and the Guarantors, respectively, and rank senior in right of payment to all future subordinated obligations of RSL PLC and the Guarantors, respectively. Holders of secured obligations of RSL PLC or the Guarantors, however, will have claims that are prior to the claims of the holders of the new notes or the new notes guarantees with respect to the assets securing such other obligations.

     RSL PLC is a direct wholly-owned subsidiary of RSL COM. RSL COM's principal operations are conducted through subsidiaries of RSL PLC and, therefore, RSL COM and RSL PLC are dependent upon the cash flow of such subsidiaries to meet their respective obligations. RSL COM's subsidiaries (other than RSL PLC and RSL USA) have no obligation to guarantee or otherwise pay amounts due under the notes. Therefore, the new notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables) of RSL COM's subsidiaries (other than RSL PLC and RSL USA). Any right of RSL PLC to receive assets of any of the subsidiaries other than RSL USA upon any liquidation or reorganization of such subsidiary (and the consequent right of holders of the notes to participate in those assets) is effectively subordinated to the claims of the subsidiary's creditors, except to the extent that RSL PLC is itself recognized as a creditor of the subsidiary. Any recognized claims of RSL PLC as a creditor of the subsidiary would be subordinate to any prior security interest held by any other creditor of the subsidiary and obligations of the subsidiary that are senior to those owing to RSL PLC.

     As of December 31, 1999, on a pro forma basis after giving effect to the issuance of the old notes and RSL USA's guarantee of RSL PLC's previously issued and outstanding notes:

     o the total amount of outstanding liabilities of the Guarantors and RSL PLC (excluding their subsidiaries), including trade payables, would have been approximately $1.6 billion; and

     o the total amount of outstanding liabilities of the subsidiaries of RSL COM (other than RSL PLC and RSL USA), including trade payables, would have been approximately $463.6 million.

BOOK-ENTRY; DELIVERY AND FORM

  GENERAL

     Each of the new dollar notes and the new euro notes will initially be represented by one or more global securities in bearer form without interest coupons, which will be issued in denominations equal to the outstanding principal amount of the notes represented thereby. Each Restricted Global Note will be deposited with the Book-Entry Depositary pursuant to the terms of a Note Deposit Agreement, dated as of February 22, 2000 (the "Deposit Agreement"), between RSL PLC, for the limited purposes set forth therein, and The Chase Manhattan Bank, as book-entry depositary (the "Book-Entry Depositary").

     In the case of new dollar notes, the Book-Entry Depositary will issue a certificateless interest for each Global Note, representing a 100% interest in the respective underlying Global Note in the name of Cede & Co., as a nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Global Notes representing new dollar notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC (with respect to its participants) and its participants.

     In the case of euro notes, the Book-Entry Depositary will issue a certificated depositary interest for each Global Note, representing a 100% interest in the respective underlying Global Note, in the name of Euroclear and Clearstream Banking, societe anonyme ("Clearstream"). Beneficial interests in the Global Notes representing euro notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and Clearstream (with respect to their participants) and their participants.

     All interests in the Global Notes representing new euro notes will be subject to the procedures and requirements of Euroclear or Clearstream, as the case may be.

     Beneficial interests in each Global Note are referred to herein as "Book-Entry Interests."

DEFINITIVE REGISTERED NEW NOTES

     Under the terms of the Deposit Agreement and the Indentures, owners of Book-Entry Interests in the Global Notes will receive definitive notes in registered form ("Definitive Registered Notes"):

          (1) if DTC, in the case of the dollar notes, or Euroclear and Clearstream, in the case of the euro notes, notifies RSL PLC or the Book-Entry Depositary in writing that it (or its nominee) is unwilling or unable to continue to act as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in either case, a successor depositary registered as a clearing agency under the Exchange Act is not appointed by RSL PLC within 90 days,

          (2) at any time if RSL PLC determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Registered Notes, provided that (x) such exchange is required by (A) any applicable law or
     (B) any event beyond RSL PLC's control or (y) payments of interest on any Global Note, Depositary Interest or Book-Entry Interest are, or would become, subject to any deduction or withholding for taxes,

          (3) at any time after the consummation of the Exchange Offer, if the owner of a Book-Entry Interest requests such exchange in writing delivered to DTC, or Euroclear and Clearstream, as applicable and through DTC, or Euroclear and Clearstream, as applicable to the Book-Entry Depositary and the Trustee or

          (4) if the Book-Entry Depositary is at any time unwilling or unable to continue as Book-Entry Depositary and a successor Book-Entry Depositary is not appointed by RSL PLC within 90 days.

     In no event will definitive securities in bearer form be issued. Any Definitive Registered Notes will be issued in fully registered form in denominations of $1,000 principal amount or (U)1,000 principal amount, as applicable, and integral multiples thereof. Any Definitive Registered Notes will be registered in such name or names as DTC, or Euroclear and Clearstream, as applicable, shall instruct the Trustee, through the Book-Entry Depositary. It is expected that the instructions will be based upon directions received by DTC, or Euroclear and Clearstream, as applicable, from the participants reflecting the beneficial ownership of Book-Entry Interests. To the extent permitted by law, RSL PLC, the Trustee and any paying agent shall be entitled to treat the person in whose name any Definitive Registered Note is registered as the absolute owner thereof. While any Global Note is outstanding, holders of Definitive Registered Notes may exchange their Definitive Registered Notes for a corresponding Book-Entry Interest in such Global Note by surrendering their Definitive Registered Notes to the Book-Entry Depositary and providing the certificates and opinions required by the Indentures. The Book-Entry Depositary will make the appropriate adjustments to the Global Note underlying such Book-Entry Interest to reflect any issue or surrender of Definitive Registered Notes. The Indentures contain provisions relating to the maintenance by a registrar of a register reflecting ownership of Definitive Registered Notes, if any, and other provisions customary for a registered debt security. Payment of principal and interest on each Definitive Registered Note will be made to the holder appearing on the register at the close of business on the record date at his address shown on the register on the record date.

     U.S. HOLDERS SHOULD BE AWARE THAT, UNDER CURRENT U.K. LAW, UPON THE ISSUANCE TO A HOLDER OF DEFINITIVE REGISTERED NOTES, SUCH HOLDER WILL BECOME SUBJECT TO U.K. INCOME TAX (CURRENTLY 20%) TO BE WITHHELD ON ANY PAYMENTS OF INTEREST ON THE DEFINITIVE REGISTERED NOTES AS SET FORTH UNDER THE SECTION "CERTAIN UNITED KINGDOM TAX CONSIDERATIONS FOR U.S. HOLDERS OF NOTES." SEE BELOW UNDER THE HEADING "ADDITIONAL AMOUNTS." A U.S. HOLDER OF DEFINITIVE REGISTERED NOTES WILL NOT, UNLESS THERE HAS BEEN A CHANGE IN LAW OR A "LISTING FAILURE" (AS DEFINED HEREIN) AND CERTAIN OTHER CONDITIONS ARE MET, BE ENTITLED TO RECEIVE ADDITIONAL AMOUNTS WITH RESPECT TO SUCH DEFINITIVE REGISTERED NOTES. HOWEVER, A U.S. HOLDER OF DEFINITIVE REGISTERED NOTES MAY BE ENTITLED TO RECEIVE A REFUND OF WITHHELD AMOUNTS FROM THE INLAND REVENUE IN CERTAIN CIRCUMSTANCES.

DESCRIPTION OF BOOK-ENTRY SYSTEMS

     Upon receipt of the Global Notes, the Book-Entry Depositary will issue a certificateless interest (in the case of the new dollar notes) or a certificated depositary interest (in the case of the new euro notes) for each such Global Note, representing a 100% interest in the respective underlying Global Note, in the name of DTC's nominee (in the case of the new dollar notes) or in the name of the common depositary for Euroclear and

Clearstream (in the case of new euro notes). Ownership of Book-Entry Interests will be limited to persons who have accounts with DTC, including Euroclear and Clearstream ("participants"), or persons who have accounts through participants ("indirect participants"). Upon such issuance of interests in such Global Notes, DTC, Euroclear or Clearstream, as applicable, will credit, on its internal book-entry registration and transfer system, its participants' accounts with the respective interests owned by such participants. Such accounts initially will be designated by or on behalf of the initial purchasers. Ownership of Book-Entry Interests will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC, Euroclear or Clearstream, as applicable, or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of indirect participants).

     The laws of some countries and some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge the Book-Entry Interests in the Global Notes.

     So long as the Book-Entry Depositary, or its nominee, is the holder of the Global Notes, the Book-Entry Depositary or such nominee, as the case may be, will be considered the sole holder of such Global Notes for all purchases under the Indentures and the notes. Except as set forth above, participants or indirect participants will not be entitled to have notes or Book-Entry Interests registered in their names, will not receive or be entitled to receive physical delivery of notes or Book-Entry Interests in definitive bearer or registered form and will not be considered the owners or holders thereof under the Indentures. Accordingly, each person owning a Book-Entry Interest must rely on the procedures of the Book-Entry Depositary and DTC, Euroclear and Clearstream and, if such person is an indirect participant in DTC, the procedures of the participants through which such person owns its interest, to exercise any rights and remedies of a holder under the Indentures. If any definitive notes are issued to participants or indirect participants, they will be issued in registered form, as described above. Unless and until Book-Entry Interests are exchanged for Definitive Registered Notes, the certificateless interest held by DTC and the certificated depositary interest held by the common depositary may not be transferred except as a whole between DTC (in the case of the dollar notes) or Euroclear and Clearstream (in the case of the euro notes) and a nominee between nominees of each of them or any such nominee to a successor of DTC or Euroclear and Clearstream, as applicable, or a successor of such nominee.

PAYMENTS ON THE GLOBAL NOTES

     Payments of any amounts owing in respect of the Global Notes will be made through one or more paying agents appointed under the Indentures (which initially will include The Chase Manhattan Bank in New York and The Chase Manhattan Bank in London, as paying agent for the notes) to the Book-Entry Depositary as the holder of the Global Notes. All such amounts will be payable in U.S. dollars in the case of the new dollar notes, and in euros in the case of the new euro notes. Upon receipt of any such amounts in respect of the Global Notes, the Book-Entry Depositary will pay such amounts to DTC, Euroclear or Clearstream in proportion to its respective interests, as shown on the Book-Entry Depositary's records.

     RSL PLC expects that DTC or Euroclear or Clearstream, as applicable or a nominee, upon receipt of any payment made in respect of the Global Notes, will credit its participants' accounts with such payments in amounts proportionate to their respective interest in the principal amount of such Global Note as shown on the records of DTC or Euroclear or Clearstream, as applicable, or its nominee. RSL PLC expects that payments by participants to owners of Book-Entry Interests held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Distribution with respect to ownership of Book-Entry Interests held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary.

     None of RSL PLC, the Book-Entry Depositary or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of Book-Entry Interests or for maintaining, supervising or reviewing all records relating to such Book-Entry Interests or beneficial ownership interests.

REDEMPTION OF GLOBAL NOTES

     In the event any Global Note (or any portion thereof) is redeemed, the Book-Entry Depositary will, through DTC, Euroclear or Clearstream, as applicable, redeem, from the amount received by it in respect of the redemption of such Global Note, an equal amount of the Book-Entry Interests in such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interest will be equal to the amount received by the Book-Entry Depositary in connection with the redemption of such Global Note (or any portion thereof). RSL PLC understands that under existing DTC, Euroclear and Clearstream practices, if fewer than all of the notes are to be redeemed at any time, DTC, Euroclear or Cedelbank, as applicable, will credit participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as DTC, Euroclear or Clearstream, as applicable, deems fair and appropriate; provided that no beneficial interests of less than $1,000 principal amount (in the case of the new dollar notes) or (U)1,000 (in the case of the new euro notes) may be redeemed in part.

TRANSFERS

     Pursuant to the Deposit Agreement, the Global Notes may be transferred only to the successor to the Book-Entry Depositary.

     All transfers of Book-Entry Interests between participants in DTC, Euroclear or Clearstream, as applicable, will be effected by DTC, Euroclear or Clearstream, as applicable, pursuant to customary procedures established by such entity and its participants.

ACTION BY OWNERS OF BOOK-ENTRY INTERESTS

     As soon as practicable after receipt by the Book-Entry Depositary of notice of any solicitation of consents or request for a waiver of other action by the holders of notes, or of any offer to purchase the notes with Excess Proceeds or upon a Change of Control (as defined under the headings "Change of Control" and "Certain Definitions," respectively), the Book-Entry Depositary will mail to DTC, Euroclear and Clearstream a notice containing (a) such information as is contained in the notice received by the Book-Entry Depositary, (b) a statement that at the close of business on a specified record date DTC, Euroclear and Clearstream will be entitled to instruct the Book-Entry Depositary as to the consent, waiver or other action, if any, pertaining to such notes and (c) a statement as to the manner in which such instructions may be given. In addition, the Book-Entry Depositary will forward to DTC, Euroclear or Clearstream, as applicable, all materials pertaining to any such solicitation, request, offer or other action. Upon the written request of DTC, Euroclear or Clearstream, as applicable, the Book-Entry Depositary shall endeavor insofar as practicable to take such action regarding the requested consent, waiver, offer or other action in respect of such notes in accordance with any instructions set forth in such request. DTC, Euroclear and Clearstream may grant proxies or otherwise authorize their respective participants or indirect participants to provide such instructions to the Book-Entry Depositary so that they may exercise any rights of a holder or take any other actions which a holder is entitled to take under the Indentures. Under its usual procedures, DTC would mail an omnibus proxy to RSL PLC and the Book-Entry Depositary assigning Euroclear's and Clearstream's consenting or voting rights to those DTC participants to whose accounts such Book-Entry Interests are credited on a record date as soon as possible after such record date. Euroclear or Clearstream, as the case may be, will take any action permitted to be taken by a holder under the Indentures on behalf of a Euroclear participant or Clearstream participant only in accordance with its relevant rules and procedures and subject to its depositary's ability to effect such actions on its behalf. The Book-Entry Depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the Indentures.

     DTC has advised RSL PLC that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described above) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes, as to which such participant or participants has or have given such direction.

REPORTS

     The Book-Entry Depositary will immediately send to DTC, Euroclear or Clearstream, as applicable, a copy of any notices, reports and other communications received relating to RSL PLC, the notes or the Book-Entry Interests.

ACTION BY BOOK-ENTRY DEPOSITARY

     Upon the occurrence of a Default with respect to the new notes, or in connection with any other right of the holder of a Global Note under the Indentures, if requested in writing by DTC, Euroclear or Clearstream, as applicable, the Book-Entry Depositary will take any such action as shall be requested in such notice; provided that the Book-Entry Depositary has been offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request by the owners of Book-Entry Interests.

RESIGNATION OF BOOK-ENTRY DEPOSITARY

     The Book-Entry Depositary may at any time resign as Book-Entry Depositary by written notice to RSL PLC and DTC, Euroclear or Clearstream, as applicable, such resignation to become effective upon the appointment of a successor book entry depositary, in which case the Global Notes shall be delivered to that successor. If no such successor has been so appointed by RSL PLC within 90 days, the Book-Entry Depositary may request RSL PLC to issue Definitive Registered Notes as described above.

     If at any time DTC is unwilling or unable to continue as a depositary for the Book-Entry Interests for the dollar notes and a successor depositary is not appointed by RSL PLC within 90 days, DTC may request that RSL PLC issue Definitive Registered Notes in exchange therefor.

EXPENSES OF BOOK-ENTRY DEPOSITARY

     RSL PLC has agreed to indemnify the Book-Entry Depositary against certain liabilities incurred by it and pay the charges of the Book-Entry Depositary as agreed between RSL PLC and the Book-Entry Depositary.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The Deposit Agreement may be amended by RSL PLC and the Book-Entry Depositary without notice to or consent of DTC, Euroclear or Clearstream or any owner of a Book-Entry Interest: (a) to cure any ambiguity, defect or inconsistency, provided that such amendment or supplement does not adversely affect the rights of DTC or Euroclear or Clearstream, as applicable, or any holder of Book-Entry Interests, (b) to evidence the succession of another person to RSL PLC (when a similar amendment with respect to the Indentures is being executed) and the assumption by any such successor of the covenants of RSL PLC therein, (c) to evidence or provide for a successor Book-Entry Depositary, (d) to make any amendment, change or supplement that does not adversely affect DTC or Euroclear or Clearstream, as applicable, or any owner of Book-Entry Interests, (e) to add to the covenants of RSL PLC or the Book-Entry Depositary,
(f) to add a guarantor when a guarantor is made a party to the Indentures pursuant to the Indentures or (g) to comply with the United States federal and U.K. securities laws. Except as provided in the Deposit Agreement, no amendment that adversely affects DTC or Euroclear or Clearstream, as applicable, may be made to the Deposit Agreement without the consent of DTC or Euroclear or Clearstream, as applicable, and no amendment that adversely affects the holders of Book-Entry Interests may be made without the consent of a majority of the aggregate principal amount of Book-Entry Interests outstanding. Upon the issuance of Definitive Registered Notes in exchange for Book-Entry Interests constituting the entire principal amount of notes, the Deposit Agreement will terminate. The Deposit Agreement may be terminated upon the resignation of the Book-Entry Depositary if no successor has been appointed within 90 days as set forth above.

INFORMATION CONCERNING DTC, EUROCLEAR AND CLEARSTREAM

     RSL PLC understands as follows with respect to DTC, Euroclear and
Clearstream:

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a

"clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a Book-Entry Interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer Book-Entry Interests to such persons may be limited. In addition, beneficial owners of Book-Entry Interests through the DTC system will receive distributions attributable to the Global Notes only through DTC participants.

     Euroclear and Clearstream hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream interface with some domestic securities markets. Euroclear and Clearstream participants are mainly financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Clearstream participant, either directly or indirectly.

GLOBAL CLEARANCE AND SETTLEMENT UNDER BOOK-ENTRY SYSTEM

     Initial Settlement. Investors that own their Book-Entry Interest through DTC (other than through accounts at Euroclear or Clearstream) will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

     Investors that own their Book-Entry Interests through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Book-Entry Interests will be credited to the securities custody accounts of Euroclear and Clearstream holders on the business day following the settlement date against payment for value on the settlement date.

     Secondary Market Trading. Secondary market trading activity in such Book-Entry Interests will settle in same-day funds.

     Since the purchasers determine the place of delivery, it is important to establish at the time of trading of any initial Book-Entry Interests where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

OPTIONAL REDEMPTION

     The new notes are subject to redemption, at the option of RSL PLC, in whole or in part, at any time on or after March 1, 2005 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each holder of notes to be redeemed at such holder's address appearing in the note register, in principal amounts of $1,000 or (U)1,000, as the case may be, or an integral multiple of $1,000 or (U)1,000, at the following redemption prices (expressed as percentages of the principal amount thereof) plus accrued interest to but excluding the redemption date (subject to the right of holders to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning March 1, of the years indicated:

REDEMPTION

YEAR                                                        DOLLAR NOTE REDEMPTION PRICE    EURO NOTE REDEMPTION PRICE
---------------------------------------------------------   ----------------------------    --------------------------
2005.....................................................             106.438%                       106.438%
2006.....................................................             104.292%                       104.292%
2007.....................................................             102.146%                       102.146%
2008 and thereafter......................................             100.000%                       100.000%

(ss.ss. 203, 1101, 1105 & 1107)

     In addition, at any time prior to March 1, 2003, in the event that RSL COM receives net cash proceeds from the public or private sale of its Common Stock, RSL PLC (to the extent it receives such proceeds) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, new dollar notes or new euro notes in a principal amount of up to an aggregate amount equal to 33 1/3% of the original aggregate principal amount of each of the new dollar notes and the new euro notes, as applicable (including any additional notes issued after the closing date) provided, however, that at least 66 2/3% of the aggregate original principal amount at maturity of each of the new dollar notes and the new euro notes, as applicable (including any additional notes issued after the closing date) remain outstanding after each redemption. Each redemption must occur on a Redemption Date within 180 days of the related sale and upon not less than 30 nor more than 60 days' notice mailed to each holder of notes to be redeemed at such holder's address appearing in the Note Register, in amounts of $1,000 or (U)1,000, as the case may be, or an integral multiple of $1,000 or (U)1,000 at redemption prices equal to 112.875% and 112.875% of the principal amount of the dollar and the euro notes redeemed, respectively, plus accrued interest to but excluding the Redemption Date.

     If less than all the notes are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular notes to be redeemed or any portion thereof that is an integral multiple of $1,000 or
(U)1,000, as the case may be. (ss.1104)

     In the event that (1) the Guarantors or RSL PLC has become or would become obligated to pay any Additional Amounts (as defined herein) as a result of
(x) certain changes in or affecting withholding tax laws or (y) a Listing Failure (as defined herein) provided that RSL PLC has used reasonable best efforts to list and maintain a listing of the notes on a "recognized stock exchange" (within the meaning of Section 841 of the U.K. Income and Corporation Taxes Act 1988), and (2) the Guarantors and RSL PLC are unable to avoid the requirement to pay such Additional Amounts by taking reasonable measures available to them (including, without limitation, the Guarantors making payments directly to holders under the notes guarantees, unless such payment is likely to result in adverse consequences to RSL PLC or the Guarantors), then RSL PLC may redeem all, but not less than all, of the dollar notes or the euro notes or both, as applicable at any time, at 100% of the principal amount thereof on the redemption date, together with accrued interest thereon, if any, to but excluding the redemption date.

     Prior to the publication of the notice of redemption in accordance with the foregoing, RSL PLC shall deliver to the Trustee an officer's certificate stating that RSL PLC is entitled to effect such redemption based on a written opinion of independent tax counsel or accounting firm reasonably satisfactory to the Trustee. See the heading "Additional Amounts."

     The new notes do not have the benefit of any sinking fund.

COVENANTS

     Each Indenture contains, among others, the following covenants:

  LIMITATION ON CONSOLIDATED DEBT

     RSL COM may not, and may not permit any Restricted Subsidiary to, incur any Debt unless the ratio of (a) the aggregate consolidated principal amount of Debt (which is defined in the Indentures to include the accreted value of any Debt issued at a discount) of RSL COM outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof, to (b) four (4) times the Consolidated Cash Flow Available for Fixed Charges for the most recent fiscal quarter next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such recent fiscal quarter, would be less than 7.0 to 1.0 for such period.

     Notwithstanding the foregoing limitation, RSL COM and any Restricted Subsidiary may Incur the following:

          (1) Debt under Credit Facilities in an aggregate principal amount at any one time not to exceed $200 million, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding under all Credit Facilities, does not exceed the aggregate principal amount outstanding under all Credit Facilities immediately prior to such renewal, extension, refinancing or refunding;

          (2) Debt owed by RSL COM to any Restricted Subsidiary or Debt owed by a Restricted Subsidiary to RSL COM or a Restricted Subsidiary; provided, however, that upon either (x) the transfer or other disposition by such Restricted Subsidiary or RSL COM of any Debt so permitted to a Person other than RSL COM or another Restricted Subsidiary or (y) such Restricted Subsidiary ceasing to be a Restricted Subsidiary, the provisions of this clause (2) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

          (3) Debt Incurred to renew, extend, refinance or refund (each, a "refinancing") (x) Debt outstanding at the date of the Indentures or
     (y) Incurred pursuant to the first paragraph of this "Limitation on Consolidated Debt," or clause (6) or (8) of this paragraph or (z) the notes originally issued on the date of the Indentures or notes exchanged therefore, in each case, in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by RSL COM as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of RSL COM or the Restricted Subsidiary effecting such refinancing incurred in connection with such refinancing; provided, however, that Debt the proceeds of which are used to refinance the new notes or Debt which is equal in right of payment to the new notes and the new notes guarantees or Debt which is subordinate in right of payment to the new notes and the new notes guarantees, shall only be permitted if (A) in the case of any refinancing of the new notes or Debt which is equal in right of payment to the new notes and the new notes guarantees, the refinancing Debt is made equal in right of payment or subordinated to the new notes and the new notes guarantees and, in the case of any refinancing of Subordinated Debt, the refinancing Debt constitutes Subordinated Debt and (B) in any case, the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, does not have a final stated maturity prior to the final stated maturity of the Debt being refinanced, and the Average Life of such new Debt is at least equal to the remaining Average Life of the Debt being refinanced (assuming that such Debt being refinanced had a final stated maturity three months later than its actual final stated maturity);

          (4) Debt in an aggregate principal amount not in excess of (A) two
     (2) times the aggregate amount of RSL COM's Incremental Paid-in Capital minus (B) $165 million;

          (5) Debt in an aggregate principal amount not in excess of 80% of the aggregate amount of accounts receivable set forth on the most recent unaudited quarterly or audited annual financial statements of RSL COM and its consolidated subsidiaries filed with the Commission;

          (6) Purchase Money Debt, which is incurred for the construction, acquisition or improvement of Telecommunications Assets, provided that the amount of such Purchase Money Debt does not exceed the cost of the construction, acquisition or improvement of the applicable
     Telecommunications Assets;

          (7) Debt consisting of Permitted Interest Rate and Currency Protection Agreements; and

          (8) Debt not otherwise permitted to be Incurred pursuant to clauses
     (1) through (7) above, which, together with any other outstanding Debt Incurred pursuant to this clause (8), has an aggregate principal amount not in excess of $50 million at any time outstanding.

     For purposes of determining compliance with this "Limitation on Consolidated Debt" covenant, with respect to any item of Debt (x) in the event that an item of Debt meets the criteria of more than one of the types of Debt RSL COM or a Restricted Subsidiary is permitted to Incur pursuant to the foregoing clauses (1) through (8), RSL COM shall have the right, in its sole discretion, to classify such item of Debt and shall only be required to include the amount and type of such Debt under the clause permitting the Debt as so classified and (y) any other obligation of the obligor on such Debt (or of any other Person who could have Incurred such Debt under this covenant) arising under any Guarantee, Lien or letter of credit supporting such Debt shall be disregarded to the extent that such Guarantee, Lien or letter of credit secures the principal amount of such Debt.

     For purposes of determining compliance with the foregoing restriction on the Incurrence of Debt with respect to Debt denominated in a foreign currency, the dollar-equivalent principal amount of such foreign-currency-denominated Debt shall be calculated based on the relevant currency exchange rate in effect on the date that such foreign-currency-denominated Debt was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt, provided that (x) the dollar-equivalent principal amount of any such Debt outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date and (y) if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.

  LIMITATION ON RESTRICTED PAYMENTS

     RSL COM:

          (A) may not, and will not permit any Restricted Subsidiary, directly or indirectly, to declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof, excluding (x) any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock), (y) any dividends paid to RSL COM or a Restricted Subsidiary or (z) pro rata dividends paid on shares of Common Stock of Restricted Subsidiaries;

          (B) may not, and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise retire or acquire for value (x) any Capital Stock of RSL COM or any Related Person of RSL COM (other than a permitted refinancing) or (y) any options, warrants or rights to purchase or acquire shares of Capital Stock of RSL COM or any Related Person of RSL COM or any securities convertible or exchangeable into shares of Capital Stock of RSL COM or any Related Person of RSL COM (other than a permitted refinancing);

          (C) may not make, or permit any Restricted Subsidiary to make, any Investment, except for Permitted Investments; and

          (D) may not, and may not permit any Restricted Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Guarantors or RSL PLC which is subordinate in right of payment to the notes or the notes guarantees (each of clauses (A) through (D) being a "Restricted Payment")

     if:

          (1) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing; or

          (2) except with respect to Investments, upon giving effect to such Restricted Payment, RSL COM could not Incur at least $1.00 of additional Debt pursuant to the terms of the Indentures described in the first paragraph of "Limitation on Consolidated Debt" above; or

          (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from the date of the Indentures exceeds the sum of:

             (a) (x) Consolidated Cash Flow Available for Fixed Charges since the end of the last full fiscal quarter prior to the date of the Indentures through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment (the "Calculation Period") minus (y) 1.5 times Consolidated Interest Expense for the Calculation Period plus

             (b) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets, in each case to RSL COM or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Cash Flow Available for Fixed Charges for the Calculation Period, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by RSL COM or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus

             (c) an amount equal to the aggregate net proceeds received after the date of the Indentures, including the fair market value of property other than cash (determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors filed with the Trustee), as capital contributions to RSL COM or from the issuance (other than to a Subsidiary) of Capital Stock (other than Disqualified Stock) of RSL COM and warrants, rights or options on Capital Stock (other than Disqualified Stock) of RSL COM and the principal amount of Debt of RSL COM or any Restricted Subsidiary that has been converted into Capital Stock (other than Disqualified Stock and other than by a Subsidiary) of RSL COM after the date of the Indentures plus

             (d) $30 million.

     Notwithstanding the foregoing:

          (1) RSL COM may pay any dividend on Capital Stock of any class of RSL COM within 60 days after the declaration thereof if, on the date when the dividend was declared, RSL COM could have paid such dividend in accordance with the foregoing provisions;

          (2) RSL COM may make acquisitions of a minority equity interest in entities engaged in the Telecommunications Business; provided that

             (a) the acquisition of a majority equity interest in such entities is not then permitted or practicable under applicable law without regulatory consent or change of law,

             (b) the Board of Directors of RSL COM determines in good faith that there is a substantial probability that such approval or change of law will be obtained,

             (c) RSL COM or one of its Restricted Subsidiaries has the right to acquire Capital Stock representing a majority of the voting power of the Voting Stock of such entity upon receipt of regulatory consent or change of law and does acquire such Voting Stock reasonably promptly upon receipt of such consent or change of law, and

             (d) in the event that such consent or change of law has not been obtained within 18 months of funding such Investment, RSL COM or one of its Restricted Subsidiaries has the right to sell such minority equity interest to the Person from whom it acquired such interest, for consideration consisting of the consideration originally paid by RSL COM and its Restricted Subsidiaries for such minority equity interest;

          (3) RSL COM may repurchase any shares of its Common Stock or options to acquire its Common Stock from Persons who were formerly directors, officers or employees of RSL COM or any of its Subsidiaries, provided that the aggregate amount of all such repurchases made pursuant to this clause
     (3) shall not exceed $6 million, plus the aggregate cash proceeds received by RSL COM since the date of the Indentures from issuances of its Common Stock or options to acquire its Common Stock to directors, officers and employees of RSL COM or any of its Restricted Subsidiaries;

          (4) RSL COM or a Restricted Subsidiary may redeem, defease, repurchase, retire or otherwise acquire or retire for value Debt of the Guarantors or RSL PLC which is subordinated in right of payment to the notes or the notes guarantees, as the case may be, in exchange for, or out of the proceeds of a substantially concurrent sale (other than to a Subsidiary) of, Capital Stock (other than Disqualified Stock of RSL COM) or in a refinancing that satisfies the requirements of clause (3) of the second paragraph under "Limitation on Consolidated Debt";

          (5) RSL COM and its Restricted Subsidiaries may retire or repurchase any Capital Stock of RSL COM or of any Subsidiary of RSL COM in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of RSL COM) of, Capital Stock (other than Disqualified Stock) of RSL COM or such Restricted Subsidiary; and

          (6) RSL COM or a Restricted Subsidiary may make payments or distributions to dissenting stockholders pursuant to applicable law or pursuant to or in connection with a transaction governed by the provisions described below under "Mergers, Consolidations and Certain Sales of Assets," provided that the number of shares as to which dissent or appraisal rights are exercised and such payments or distributions are being made does not exceed 1% of the total number of shares of all classes for which such rights are exercisable.

  LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     RSL COM may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted
Subsidiary:

          (1) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by RSL COM or any Restricted Subsidiary or pay any Debt or other obligation owed to RSL COM or any Restricted Subsidiary;

          (2) to make loans or advances to RSL COM or any Restricted Subsidiary; or

          (3) to transfer any of its property or assets to RSL COM or any Restricted Subsidiary.

     Notwithstanding the foregoing, RSL COM may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction:

          (a) pursuant to any agreement in effect on the date of the Indentures;

          (b) pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and was not Incurred in anticipation of such Person being acquired;

          (c) pursuant to an agreement effecting a renewal, refunding or extension of Debt Incurred pursuant to an agreement referred to in clause
     (a) or (b) above, provided, however, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof;

          (d) in the case of clause (3) above, contained in any security agreement (including a Capital Lease Obligation) securing Debt of RSL COM or a Restricted Subsidiary otherwise permitted under the Indentures, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement;

          (e) in the case of clause (3) above, with respect to customary nonassignment provisions entered into in the ordinary course of business in leases and other agreements;

          (f) with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that

             (x) the consummation of such transaction would not result in an Event of Default or an event that, with the passing of time or the giving of notice or both, would constitute an Event of Default,

             (y) such restriction terminates if such transaction is not consummated and

             (z) the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into;

          (g) pursuant to applicable law or required by any regulatory authority having jurisdiction over RSL COM or any Restricted Subsidiary;

          (h) pursuant to the Indentures and the new notes;

          (i) constituting a Lien otherwise permitted pursuant to "Limitations on Liens"; and

          (j) other encumbrances or restrictions that are not materially more restrictive than customary provisions in comparable financings provided that RSL PLC and the Guarantors provide an Officer's Certificate to the Trustee to the effect that in the opinion of the signers of such certificate such encumbrances or restrictions will not materially impact RSL PLC's and Guarantors' ability to make scheduled payments of interest and principal under the notes.

  LIMITATION ON ISSUANCE OF GUARANTEES OF DEBT BY RESTRICTED SUBSIDIARIES

     RSL COM will not permit any Restricted Subsidiary, directly or indirectly, to incur any Guarantee of any Debt of the Guarantors or RSL PLC (other than the notes) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a Guarantee by such Subsidiary of the new notes; any Subsidiary Guarantee by such Subsidiary of the new notes (x) will be senior in right of payment to any Guarantee of Subordinated Debt of the Guarantors or RSL PLC and (y) will be equal with or senior to any Guarantee of any other Debt of the Guarantors or RSL PLC.

     Notwithstanding the foregoing, any Subsidiary Guarantee may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

          (1) any sale, exchange or transfer, to any Person not an Affiliate of RSL COM, of all of RSL COM's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indentures); or

          (2) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

  LIMITATION ON LIENS

     RSL COM may not, and may not permit any Restricted Subsidiary to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the notes (x) equally and ratably with such Debt as to such property for so long as such Debt will be so secured or (y) in the event such Debt is

Debt of either Guarantor which is subordinate in right of payment to the notes, prior to such Debt as to such property for so long as such Debt will be so secured.

     The foregoing restrictions shall not apply to:

          (1) Liens existing on the date of the Indentures and securing Debt outstanding on the date of the Indentures;

          (2) Liens securing Debt outstanding or available under all Credit Facilities to the extent such Debt is permitted under clause (i) of the "Limitation in Consolidated Debt";

          (3) Liens in favor of RSL COM or any Restricted Subsidiary;

          (4) Liens on real or personal property of RSL COM or a Restricted Subsidiary acquired, constructed or constituting improvements made after the date of original issuance of the notes to secure Purchase Money Debt which is Incurred for the construction, acquisition and improvement of Telecommunications Assets and is otherwise permitted under the Indentures, provided, however, that

             (a) the principal amount of any Debt secured by such a Lien does not exceed 100% of such purchase price or cost of construction or improvement of the property subject to such Liens,

             (b) such Lien attaches to such property prior to, at the time of or within 180 days after the acquisition, completion of construction or commencement of operation of such property and

             (c) such Lien does not extend to or cover any property other than the specific item of property (or portion thereof) acquired, constructed or constituting the improvements made with the proceeds of such Purchase Money Debt;

          (5) Liens to secure Acquired Debt, provided, however, that

             (a) such Lien attaches to the acquired asset prior to the time of the acquisition of such asset and

             (b) such Lien does not extend to or cover any other asset;

          (6) Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (1), (2), (4) and (5) so long as the principal amount of Debt so secured is not increased except as otherwise permitted under clause (3) of "--Limitation on Consolidated Debt" and, in the case of Liens to secure Debt incurred to extend, renew, refinance or refund Debt secured by a Lien referred to in the foregoing clause (1), (4) or (5), such Liens do not extend to any other property; and

          (7) Permitted Liens.

  LIMITATION ON ASSET DISPOSITIONS

     RSL COM may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition in one or more related transactions unless:

          (1) RSL COM or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value for the assets sold or disposed of as determined by the Board of Directors in good faith and, in the case of an Asset Disposition in an amount greater than $5 million, evidenced by a resolution of the Board of Directors filed with the Trustee; and

          (2) at least 75% of the consideration for such disposition consists of:

             (a) cash or readily marketable cash equivalents or the assumption of Debt of the Guarantors or RSL PLC (other than Debt that is subordinated to the new notes and the new notes guarantees) or of a Restricted Subsidiary and release from all liability on the Debt assumed; or

             (b) Telecommunications Assets.

     However, none of the provisions of this "Limitation on Asset Dispositions" shall apply to the issuance or sale of capital stock of (x) deltathree.com,
(y) RSL COM Australia Holdings Pty. Limited or a newly-formed parent or subsidiary thereof organized under the laws of Australia ("RSL Australia") or (z) RSL Communications Spain S.A. or a newly-formed parent or subsidiary thereof organized under the laws of Spain ("RSL Spain"), in each case, made in compliance with clause (5) of "Limitation on Issuance and Sales of Capital Stock of Restricted Securities" below.

     In the event and to the extent that the Net Available Proceeds received by RSL COM or any of its Restricted Subsidiaries from one or more Asset Dispositions occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Consolidated Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of RSL COM and its subsidiaries have been filed with the Commission), then RSL COM or RSL PLC shall or shall cause the relevant Restricted Subsidiary to:

          (1) within twelve months after the date Net Available Proceeds so received exceed 10% of Consolidated Tangible Assets:

             (a) apply an amount equal to such excess Net Available Proceeds to permanently repay unsubordinated Debt of RSL COM or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant or Debt of any other Restricted Subsidiary, in each case owing to a Person other than RSL COM or any of its Restricted Subsidiaries; or

             (b) invest an equal amount, or the amount not so applied pursuant to clause (a) (or enter into a definitive agreement committing to so invest within twelve months after the date of such agreement), in Telecommunications Assets; and

          (2) apply (no later than the end of the twelve-month period referred to in clause (1)) such excess Net Available Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraph of this "Limitation on Asset Dispositions" covenant.

     The amount of such excess Net Available Proceeds required to be applied (or to be committed to be applied) during such twelve-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Dispositions" covenant totals at least $10 million, RSL PLC shall repay any Debt of RSL COM or any Restricted Subsidiary to the extent the terms of such Debt require repayment prior to an Offer to Purchase being made hereunder (including by way of an offer to purchase to the holders of such Debt, if so required). To the extent there are Excess Proceeds after such repayment (or offer to purchase), RSL PLC must commence, not later than the fifteenth Business Day of such month (or if later, the fifteenth Business Day after the expiration of any such required offer to purchase), and consummate an Offer to Purchase from the holders of the new notes on a pro rata basis an aggregate principal amount of such new notes on the relevant Payment Date equal to the Excess Proceeds on such date not applied or to be applied pursuant to the first sentence of this paragraph, at a purchase price equal to 100% of the principal amount of the new notes, plus, in each case, accrued interest (if any) to but excluding the Payment Date and, to the extent required by the terms thereof, any other Debt of RSL COM that is equal with the new notes at a price no greater than 100% of the principal amount (or 100% of the accreted value in the case of original issue discount Debt) thereof plus accrued interest to but excluding the date of purchase. To the extent there are any remaining Excess Proceeds following the completion of the Offer to Purchase, RSL PLC must repay such other Debt of RSL COM or Debt of a Restricted Subsidiary, to the extent permitted under the terms thereof and, to the extent there are any remaining Excess Proceeds after such repayment, RSL PLC shall apply such amount to any other use as determined by RSL PLC which is not otherwise prohibited by the Indentures.

  LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     RSL COM may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary to any Person other than RSL COM or a Wholly-Owned Restricted Subsidiary except:

          (1) a sale of all of the Capital Stock of such Restricted Subsidiary owned by RSL COM and any Restricted Subsidiary that complies with the provisions described under "Limitation on Asset Dispositions" above to the extent such provisions apply;

          (2) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares;

          (3) Disqualified Stock issued in exchange for, or upon conversion of, or the proceeds of the issuance of which are used to redeem, refinance, replace or refund shares of Disqualified Stock of such Restricted Subsidiary, provided that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being exchanged, converted, redeemed, refinanced, replaced or refunded;

          (4) issuances of not more than 49% of the Voting Stock and equity interest in a Restricted Subsidiary engaged in the Telecommunications
     Business:

             (a) in connection with the acquisition of such Restricted Subsidiary or of Telecommunications Assets acquired or to be acquired by RSL COM or a Restricted Subsidiary; or

             (b) to a Strategic Investor, provided that RSL COM complies with the provisions described under "Limitation on Asset Dispositions" above to the extent such provisions apply; and

          (5) issuances or sales of capital stock of each of deltathree.com, RSL Australia and RSL Spain, including pursuant to stock option plans or other equity compensation and incentive plans established for each of their respective employees, directors and consultants, so long as immediately after giving effect to such issuances and sales, RSL PLC of such capital stock is a Restricted Subsidiary.

  LIMITATION ON TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

     RSL COM will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Related Person or with any Affiliate of RSL COM or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to RSL COM or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's length transaction with a Person that is not a Related Person or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to:

          (1) transactions:

             (a) approved by a majority of the disinterested members of the Board of Directors; or

             (b) for which RSL COM or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm (or a subsidiary or affiliate thereof) in the United States stating that the transaction is fair to RSL COM or such Restricted Subsidiary from a financial point of view;

          (2) any transaction solely between RSL COM and any of its Wholly-Owned Restricted Subsidiaries or solely between Wholly-Owned Restricted Subsidiaries; and

          (3) any payments or other transactions pursuant to any tax-sharing agreement between RSL COM and any other Person with which RSL COM files a consolidated tax return or with which RSL COM is part of a consolidated group for tax purposes.

     Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Affiliates and Related Persons" covenant and not covered by clauses (2) through (3) of this paragraph must be approved or determined to be fair in the manner provided for in clause
(1) above, unless the aggregate amount of such transaction is less than $5 million in value.

  CHANGE OF CONTROL

     Unless RSL PLC has theretofore exercised its right to redeem all of the new notes in accordance with the Indentures, within 30 days of the occurrence of a Change of Control, RSL PLC will be required to make an Offer to Purchase all outstanding new notes at a purchase price equal to 101% of their principal amount plus accrued interest to but excluding the date of purchase. A "Change of Control" will be deemed to have occurred at such time as either:

          (1) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of RSL COM on a fully diluted basis and such ownership is greater than the amount of voting power of the Voting Stock of RSL COM, on a fully diluted basis, held by the Existing Stockholders and their Affiliates on such date;

          (2) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Guarantor's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

          (3) all of the Common Stock of RSL PLC is not beneficially owned by RSL COM (other than directors' qualifying shares). (ss.1017)

     In the event that RSL PLC makes an Offer to Purchase the notes, RSL PLC and the Guarantors intend to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

  REPORTS

     The Guarantors and RSL PLC have agreed that, for so long as any new notes remain outstanding, each will furnish to the holders of the new notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. In addition, the Guarantors and RSL PLC will file with the Trustee within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that either Guarantor or RSL PLC is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("Commission Reports"). In the event either Guarantor or RSL PLC shall cease to be required to file Commission Reports pursuant to the Exchange Act, the Guarantors and RSL PLC will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing) and the Trustee. The Guarantors and RSL PLC will furnish copies of the Commission Reports to the holders of notes at the time the Guarantors or RSL PLC is required to file the same with the Trustee and will make such information available to investors who request it in writing. (ss. 1018)

  MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

     Neither RSL COM, RSL PLC nor, so long as its notes guarantees have not been released as provided below under "Description of New Notes Guarantees," RSL USA may, in a single transaction or a series of related transactions, (except, in the case of RSL USA, in any transaction or series of related transactions as a result of which RSL USA's notes guarantees will be released) (a) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into either Guarantor or RSL PLC, or (b) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets to any other Person, unless:

          (1) in a transaction in which either Guarantor or RSL PLC, as applicable does not survive or in which either Guarantor or RSL PLC sells, leases or otherwise disposes of all or substantially all of its assets to any other Person (other than, in any such case, either Guarantor or RSL
     PLC), the successor entity to such Guarantor or RSL PLC is organized under the laws of Bermuda, the United Kingdom, the United States of America or any State thereof or the District of Columbia, the British Virgin Islands, Cayman Islands, The Netherlands, Ireland or Jersey and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of such Guarantor's or RSL PLC's obligations under the Indentures;

          (2) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of the Guarantors or a Subsidiary as a result of such transaction as having been Incurred by the Guarantors or such Subsidiary at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction, the Consolidated Net Worth of RSL COM (or other successor entity to RSL COM) is equal to or greater than that of RSL COM immediately prior to the transaction;

          (4) if, as a result of any such transaction, property or assets of RSL COM or any Subsidiary would become subject to a Lien prohibited by the provisions of the Indentures described under "Limitation on Liens" above, RSL COM or the successor entity to RSL COM shall have secured the notes as required by said covenant;

          (5) in the event that the continuing Person is incorporated in a jurisdiction other than the United States or the jurisdiction in which such Person was incorporated immediately prior to such transaction:

             (a) RSL PLC delivers to the Trustee an Opinion of Counsel stating that the obligations of the continuing Person under the Indentures are enforceable under the laws of the new jurisdiction of its incorporation to the same extent as the obligations of RSL PLC or such Guarantor, as the case may be, under the Indentures immediately prior to such transaction;

             (b) the continuing Person agrees in writing to submit to jurisdiction and appoints an agent for the service of process, each under terms substantially similar to the terms contained in the Indentures with respect to RSL PLC or such Guarantor, as the case may be;

             (c) the continuing Person agrees in writing to pay "Additional Amounts" as provided under the Indentures with respect to RSL PLC or such Guarantor, as the case may be, except that such "Additional Amounts" shall relate to any withholding tax whatsoever regardless of any change of law (subject to exceptions substantially similar to those contained in the Indentures and described under the heading "Additional Amounts");

             (d) the Board of Directors of such Guarantor determines in good faith that such transaction will have no material adverse effect on any holder of the new notes and a Board Resolution to that effect is delivered to the Trustee; and

             (e) the principal purpose of the continuing Person being incorporated in such jurisdiction is to obtain tax benefits for such Guarantor, RSL PLC, their direct and indirect stockholders or the holders of the new notes; and

          (6) certain other conditions are met.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indentures. Reference is made to the Indentures for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (ss.ss. 101)

     "Acquired Debt" means, with respect to any specified Person:

          (1) Debt of any other Person (x) existing at the time such Person merges with or into or consolidates with or becomes a Subsidiary of such specified Person or (y) that is assumed by the specified Person as part of the acquisition by the specified Person from such other Person of property and assets that constitute substantially all of a division or line of business of such other Person; and

          (2) Debt secured by a Lien encumbering any asset acquired by such specified Person, which Debt was not Incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Subsidiaries (including a consolidation or merger or other sale of any such Subsidiary with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary of the specified Person, but excluding (x) a disposition by a Subsidiary of such Person to such Person or a Wholly-Owned Subsidiary of such Person or by such Person to a Wholly-Owned Subsidiary of such Person or by a Restricted Subsidiary to RSL COM or a Restricted Subsidiary or by RSL COM to a Restricted Subsidiary and (y) any transaction that is governed by the provisions described above under "Mergers, Consolidations and Certain Sales of Assets") of:

          (1) shares of Capital Stock or other ownership interests of a Subsidiary of such Person,

          (2) substantially all of the assets of such Person or any of its Subsidiaries representing a division or line of business (other than as part of a Permitted Investment) or

          (3) other assets or rights of such Person or any of its Subsidiaries outside of the ordinary course of business;

provided in the case of each of the preceding clauses (1), (2) and (3), that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $2.0 million or more in any 12-month period.

     "Average Life" means, at any date of determination with respect to any Debt, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Debt and (b) the amount of such principal payment by (2) the sum of all such principal payments.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of RSL COM and its Restricted Subsidiaries for such period increased by the sum of:

          (1) Consolidated Interest Expense of RSL COM and its Restricted Subsidiaries for such period, plus

          (2) Consolidated Income Tax Expense of RSL COM and its Restricted Subsidiaries for such period, plus

          (3) the consolidated depreciation and amortization expense included in the income statement of RSL COM and its Restricted Subsidiaries for such period, plus

          (4) any non-cash expense related to the issuance to employees of RSL COM or any Restricted Subsidiary of RSL COM of options to purchase Capital Stock of RSL COM or such Restricted Subsidiary, plus

          (5) any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its stated maturity;

provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary of RSL COM (calculated separately for such Restricted Subsidiary in the same manner as provided above for RSL COM) that is subject to a restriction which prevents the payment of dividends or the making of distributions to RSL COM or another Restricted Subsidiary RSL COM to the extent of such restriction.

     "Consolidated Income Tax Expense" for any period means the aggregate amounts of the provisions for income taxes of RSL COM and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Interest Expense" means for any period the interest expense included in a consolidated income statement (excluding interest income) of RSL COM and its Restricted Subsidiaries for such period in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of):

          (1) the amortization of Debt discounts;

          (2) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities;

          (3) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements;

          (4) Preferred Stock dividends of RSL COM and its Restricted Subsidiaries (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable;

          (5) accrued Disqualified Stock dividends of RSL COM and its Restricted Subsidiaries, whether or not declared or paid;

          (6) interest on Debt guaranteed by RSL COM and its Restricted Subsidiaries (but only to the extent such interest is actually paid by RSL COM or a Restricted Subsidiary); and

          (7) the portion of any Capital Lease Obligation paid during such period that is allocable to interest expense;

excluding, however, any premiums, fees and expenses (and any amortization thereof) payable in connection with the offerings of the new notes, all of the foregoing as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with generally accepted accounting principles.

     "Consolidated Net Income" for any period means the net income (or loss) of RSL COM and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom:

          (1) the net income (or loss) of any Person acquired by RSL COM or a Restricted Subsidiary in a pooling-of-interests transaction for any period prior to the date of such transaction,

          (2) the net income (or loss) of any Person that is not a Restricted Subsidiary except to the extent of the amount of dividends or other distributions actually paid to RSL COM or a Restricted Subsidiary by such Person during such period,

          (3) gains or losses on Asset Dispositions by RSL COM or its Restricted Subsidiaries,

          (4) all extraordinary gains and extraordinary losses, determined in accordance with generally accepted accounting principles,

          (5) the cumulative effect of changes in accounting principles,

          (6) non-cash gains or losses resulting from fluctuations in currency exchange rates and

          (7) the tax effect of any of the items described in clauses
     (1) through (6) above.

     "Consolidated Net Worth" of any Person means the stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person.

     "Consolidated Tangible Assets" of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of such Person and its Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet.

     "Credit Facility" means credit agreements, vendor financings or other facilities or arrangements made available from time to time to RSL COM and its Restricted Subsidiaries by banks, other financial institutions and/or equipment manufacturers for the Incurrence of Debt, including the private or public issuance of debt securities or the provision of letters of credit and any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, the amount of:

          (1) every obligation of such Person for money borrowed,

          (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses,

          (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

          (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

          (5) every Capital Lease Obligation of such Person,

          (6) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

          (7) all obligations to redeem Disqualified Stock issued by such Person,

          (8) every obligation under Interest Rate and Currency Protection Agreements of such Person and

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          (9) every obligation of the type referred to in clauses (1) through
     (8) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed to the extent the same is Guaranteed by such Person.

     The "amount" or "principal amount" of Debt at any time of determination as used herein represented by:

          (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles,

          (b) any Receivables Sale shall be the amount of the unrecovered capital or principal investment of the purchaser (other than RSL COM or a Restricted Subsidiary) thereof to the extent such Person is liable therefore, excluding amounts representative of yield or interest earned on such investment or

          (c) any Disqualified Stock shall be the maximum fixed redemption or repurchase price in respect thereof.

     "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of such Person, any Subsidiary of such Person or the holder thereof, in whole or in part, on or prior to the final stated maturity of the new notes, provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Preferred Stock upon the occurrence of a Change of Control occurring prior to the final maturity of the new notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the new notes contained in the covenant described under "Change of Control" and such Preferred Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions prior to such Person's repurchase of such new notes as are required to be repurchased pursuant to the covenant described under "Change of Control" (purchases or redemptions paid in Capital Stock that do not constitute Disqualified Stock are not restricted under this definition).

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to Standard & Poor's Ratings Service or Moody's Investors Service, Inc. at the time as of which any investment or rollover therein is made.

     "Event of Default" has the meaning set forth under "Events of Default" below.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act) and the rules and regulations thereunder.

     "Existing Stockholders" means (a) R.S. Lauder, Gaspar & Co., L.P., ("RSLAG"), (b) partners in RSLAG and Lauder Gaspar Ventures LLC and their Affiliates, in each case as of the Closing Date, (c) Itzhak Fisher, Ronald S. Lauder, Leonard A. Lauder, Jacob Z. Schuster, Nir Tarlovsky, Nesim N. Bildirici, and Eugene Sekulow, (d) family members of any of the foregoing, (e) trusts, the only beneficiaries of which are persons or entities described in clauses
(a) through (d) above and (f) partnerships which are controlled by the persons or entities described in clauses (a) through (d) above.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not less than one year from the date of Investment therein.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,

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

          (2) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or

          (3) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed" and "Guaranteeing" shall have meanings correlative to the foregoing);

provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Incremental Paid-in Capital" means as of any date the cumulative aggregate amount of the increase in paid-in capital (determined in accordance with generally accepted accounting principles applied on a consistent basis) since September 30, 1997, as determined based on the most recent unaudited quarterly or audited annual financial statements of RSL COM and its consolidated subsidiaries filed with the Commission, as compared with RSL COM's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, enter into a Guarantee in respect of or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt.

     "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, but excluding any loan, advance or extension of credit to an employee of RSL COM or any of its Subsidiaries in the ordinary course of business and commercially reasonable extensions of trade credit. Without limiting the foregoing, the term "Investment" shall include:

          (1) the designation of a Restricted Subsidiary (other than deltathree.com and its Subsidiaries) as an Unrestricted Subsidiary; and

          (2) the fair market value of the Capital Stock (or any other Investment), held by RSL COM or any of its Restricted Subsidiaries, of (or
     in) any Person (other than deltathree.com and its Subsidiaries) that has ceased to be a Restricted Subsidiary.

For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant, (a) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to RSL COM or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (b) the fair market value of the assets (net of liabilities (other than liabilities to RSL COM or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (c) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer. Notwithstanding the foregoing, an acquisition of assets (including, without limitation, Capital Stock or rights to acquire Capital Stock) by RSL COM or any of its Restricted Subsidiaries shall be deemed not to be an Investment to the extent that the consideration therefor consists of Common Stock of RSL COM.

                                       51

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     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Marketable Securities" means:

          (1) Government Securities;

          (2) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;

          (3) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Guarantor) with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to Standard & Poor's Ratings Service or "P-1" (or higher) according to Moody's Investor Service, Inc.;

          (4) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution;

          (5) time deposits, certificates of deposit, bank promissory notes and bankers' acceptances maturing not more than 180 days after the acquisition thereof and guaranteed or issued by any of the ten largest banks (based on assets as of the immediately preceding December 31), organized under the laws of any jurisdiction in which one of the Restricted Subsidiaries does business or any foreign country recognized by the United States and which are not under intervention, bankruptcy or similar proceeding, not to exceed $10 million outstanding at any one term; and

          (6) any fund investing exclusively in investments of the types described in clauses (1) through (4) above.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including amounts received by way of sale or discounting of any note installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of:

          (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition,

          (2) all payments made by such Person or its Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition,

          (3) all distributions and other payments made to minority interest holders in Subsidiaries of such person as a result of such Asset Disposition and

          (4) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition including without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the board of directors of such Person, in its reasonable good faith judgment;

provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the Indentures and the new notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

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     "Offer to Purchase" means a written offer (the "Offer") sent by or on behalf of RSL PLC by first class mail, postage prepaid, to each holder of new notes at his address appearing in the Note Register on the date of this offering to purchase up to the principal amount of new notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indentures). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of new notes within five Business Days after the Expiration Date. RSL PLC shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of RSL PLC's obligation to make an Offer to Purchase, and the Offer shall be mailed by RSL PLC or, at RSL PLC's request, by the Trustee in the name and at the expense of RSL PLC. The Offer shall contain information concerning the business of RSL COM its Subsidiaries which the Guarantors and RSL PLC in good faith believe will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (a) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indentures (which requirements may be satisfied by delivery of such documents together with the Offer), (b) a description of material developments in RSL COM's business subsequent to the date of the latest of such financial statements referred to in clause (a) (including a description of the events requiring RSL PLC to make the Offer to Purchase), (c) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring RSL PLC to make the Offer to Purchase and (d) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such holders to tender new notes pursuant to the Offer to Purchase. The Offer shall also state:

          (1) the Section of the Indentures pursuant to which the Offer to Purchase is being made;

          (2) the Expiration Date and the Purchase Date;

          (3) the aggregate principal amount at maturity of the outstanding new notes offered to be purchased by RSL PLC pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Section of the Indentures requiring the Offer to Purchase) (the "Purchase Amount");

          (4) the purchase price to be paid by RSL PLC for each $1,000 aggregate principal amount of dollar notes (or 1,000 aggregate principal amount of euro notes, as the case may be) accepted for payment (as specified pursuant to the Indentures) (the "Purchase Price");

          (5) that the holder may tender all or any portion of the new notes registered in the name of such holder and that any portion of a dollar note tendered must be tendered in an integral multiple of $1,000 principal amount (or 1,000 principal amount in the case of a euro note);

          (6) the place or places where new notes are to be surrendered for tender pursuant to the Offer to Purchase;

          (7) that interest on any new note not tendered or tendered but not purchased by RSL PLC pursuant to the Offer to Purchase will continue to accrue;

          (8) that on the Purchase Date the Purchase Price will become due and payable upon each new note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

          (9) that each holder electing to tender a note pursuant to the Offer to Purchase will be required to surrender such note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such note being, if RSL PLC or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to RSL PLC and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

          (10) that holders will be entitled to withdraw all or any portion of new notes tendered if RSL PLC (or their Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the new note the

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

     holder tendered, the certificate number of the new note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

          (11) that (a) if new notes in an aggregate principal amount at maturity less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, RSL PLC shall purchase all such new notes and (b) if new notes in an aggregate principal amount at maturity in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, RSL PLC shall purchase new notes having an aggregate principal amount at maturity equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only new notes in denominations of $1,000 or ((U)1,000, in the case of the euro notes) or integral multiples thereof shall be purchased); and

          (12) that in the case of any holder whose new notes are purchased only in part, RSL PLC shall execute, and the Trustee shall authenticate and deliver to the holder of such note without service charge, a new note or notes, of any authorized denomination as requested by such holder, in an aggregate principal amount at maturity equal to and in exchange for the unpurchased portion of the new notes so tendered.

     Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

     "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

     "Permitted Investment" means:

          (1) any Investment in RSL COM or a Restricted Subsidiary;

          (2) any Investment in any Person as a result of which such Person becomes a Restricted Subsidiary of RSL COM or upon the making of which such Person will be merged or consolidated with or into or transfer all or substantially all of its assets to RSL COM or a Restricted Subsidiary;

          (3) any investment in Marketable Securities;

          (4) securities or other investments received in settlement of debts created in the ordinary course of business and owing to the ordinary course of business and owing to RSL COM or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

          (5) securities or other investments received as consideration in sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the "Limitation on Asset Sales" covenant;

          (6) any investment in equity securities of a Person engaged in Telecommunications Business (which term includes any Internet-based business) received in exchange for equity securities of deltathree.com.; and

          (7) other investments at any time outstanding (measured on the date each such Investment was made without giving effect to subsequent changes in value) in an aggregate amount not to exceed 10.0% of RSL COM's total consolidated assets.

          "Permitted Liens" means:

          (1) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor;

          (2) other Liens incidental to the conduct of RSL COM's and its Restricted Subsidiaries' business or the ownership of its property and assets not securing any Debt, and which do not in the aggregate materially detract from the value of RSL COM's and its Subsidiaries' property or assets when taken as a whole, or materially impair the use of such assets and property in the operation of its business;

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          (3) Liens with respect to assets of a Subsidiary granted by such
     Subsidiary to RSL COM to secure Debt owing to RSL COM;

          (4) pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations;

          (5) deposits made to secure the performance of tenders, bids, leases, and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (6) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of RSL COM or its Restricted Subsidiaries;

          (7) Liens on Capital Stock of Restricted Subsidiaries securing obligations not exceeding $75 million at any time outstanding of RSL COM or any Restricted Subsidiary to repurchase or redeem shares of Capital Stock of such Restricted Subsidiary held by Persons who are not Affiliates or Related Persons of RSL COM;

          (8) Liens arising out of judgments or awards against RSL COM or any Restricted Subsidiary with respect to which RSL COM or such Restricted Subsidiary is prosecuting an appeal or proceeding for review and RSL COM or such Restricted Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles; and

          (9) any interest or title of a lessor in the property subject to any lease other than a Capital Lease.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "Purchase Money Debt" means Debt (including Acquired Debt and Debt represented by Capital Lease Obligations, mortgage financings and purchase money obligations) incurred for the purpose of financing all or any part of the cost of construction, acquisition or improvement by RSL COM or any Restricted Subsidiary of any Telecommunications Assets of RSL COM or any Restricted Subsidiary and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.

     "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

     "Related Person" of any Person means any other Person directly or indirectly owning:

          (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the outstanding equity interest in such Person) or

          (b) 5% or more of the combined outstanding voting power of the Voting Stock of such Person, except that, for purposes of the covenant entitled "Transactions with Affiliates and Related Persons," Related Person means any other Person directly or indirectly owning 10% or more of the combined outstanding voting power of the Voting Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the outstanding equity interest in such Person).

     "Restricted Subsidiary" means any Subsidiary of RSL COM other than an Unrestricted Subsidiary.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries:

          (1) for the most recent fiscal year of RSL COM, accounted for more than 10% of the consolidated revenues of RSL COM and its Restricted Subsidiaries; or

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

          (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of RSL COM and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of RSL COM for such fiscal year.

     "Strategic Investor" means a corporation, partnership or other entity engaged in the Telecommunications Business that has, or 80% or more of the Voting Stock of which is owned by a Person that has, an equity market capitalization or paid in capital, at the time of any Investment by such corporation, partnership or other entity in a Restricted Subsidiary pursuant to clause (4)(b) of "Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries," in excess of $100 million.

     "Subordinated Debt" means Debt of RSL COM or its Restricted Subsidiaries as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the new notes to at least the following extent:

          (1) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the new notes exists;

          (2) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an event of default exists with respect to the new notes, upon notice by 25% or more in principal amount of the new notes to the Trustee, the Trustee shall have the right to give notice to RSL COM or such Restricted Subsidiary and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice; and

          (3) such Debt may not:

             (x) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by RSL COM or such Restricted Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the new notes; or

             (y) permit redemption or other retirement (including pursuant to an offer to purchase made by RSL COM or such Restricted Subsidiary) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the new notes, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by RSL COM or such Restricted Subsidiary) which is conditioned upon a change of control of RSL COM pursuant to provisions substantially similar to those described under "Change of Control" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to RSL COM's or such Subsidiary's repurchase of the new notes required to be repurchased by RSL COM pursuant to the provisions described under "Change of Control").

     "Subsidiary" of any Person means:

          (1) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; or

          (2) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Subsidiary Guarantor" means a Subsidiary of RSL COM that has unconditionally guaranteed, by supplemental indenture substantially in the form attached to the Indentures and satisfactory to the Trustee, the payment in full of the principal of (and premium, if any) and interest on the new notes.

     "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business, including a

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majority of the Voting Stock of a Person engaged in the Telecommunications
Business and a minority equity interest in a Person engaged in a Telecommunications Business (which term includes any Internet-based business) received in exchange for equity securities of deltathree.com.

     "Telecommunications Business" means the business of:

          (1) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities;

          (2) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business; or

          (3) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (1) or
     (2) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the RSL COM.

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of RSL COM that at the time of determination shall be designated an Unrestricted Subsidiary of RSL COM by the Board of Directors in the manner provided below and

          (2) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of RSL COM) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, RSL COM or any Restricted Subsidiary; provided that:

          (a) any Guarantee by RSL COM or any Restricted Subsidiary of any Debt of the Subsidiary being so designated shall be deemed an "Incurrence" of such Debt and an "Investment" by RSL COM or such Restricted Subsidiary (or both, if applicable) at the time of such designation, in each case, to the extent such Debt is so Guaranteed by RSL COM or such Restricted Subsidiary;

          (b) either

             (x) the Subsidiary to be so designated has total assets of $1,000 or less or

             (y) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described herein (provided that this clause
        (y) shall not apply in the case of the designation of deltathree.com and its Subsidiaries as Unrestricted Subsidiaries) and

          (c) if applicable, the Incurrence of Debt and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Consolidated Debt" and "Limitation on Restricted Payments" covenants described herein.

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) RSL COM could Incur $1.00 of additional Debt under the first paragraph of the "Limitation on Debt" covenant described below and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Voting Stock or other ownership interests (other than directors' qualifying shares) of which shall at the, time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by, such Person and one or more Wholly-Owned Subsidiaries of such Person.

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DESCRIPTION OF THE NEW NOTES GUARANTEES

     The Guarantors will unconditionally and irrevocably guarantee the due and punctual payment of the principal of and interest on and other amounts payable under each of the new dollar notes and the new euro notes, when and as the same shall become due and payable, whether at the stated maturity, by declaration of acceleration, upon redemption or otherwise; provided that the new notes guarantees shall not be enforceable against the Guarantors at the time that determination of such net worth is, under applicable law, relevant to the enforceability of such new notes guarantees. The obligations of the Guarantors under the new notes guarantees will be direct, unsecured and unsubordinated obligations of the Guarantors and will rank equal in right of payment with other existing and future direct, unsecured and unsubordinated obligations of the Guarantors. The new notes guarantees, as applicable, will effectively rank junior to any secured indebtedness of the Guarantors to the extent of the assets securing such indebtedness.

     RSL USA's new notes guarantees may be released at any time without the consent of the holders:

          (1) upon a sale of 100% of the capital stock of RSL USA or a sale of all or substantially all assets of RSL USA, or

          (2) if Standard & Poor's Corporation advises RSL PLC that the release of RSL USA's new notes guarantees would not result in a downgrade of the rating on the new notes or the placement of the new notes on creditwatch with negative implications.

     Upon any release of RSL USA's new notes guarantees, RSL USA's guarantee of RSL PLC's other outstanding notes would also be released.

EVENTS OF DEFAULT

     The following will be Events of Default under the Indentures:

          (1) failure to pay principal of (or premium, if any, on) any new note when due;

          (2) failure to pay any interest on any new note when due, continued for 30 days;

          (3) default in the payment of principal and interest on new notes required to be purchased pursuant to an Offer to Purchase as described under "Change of Control" when due and payable;

          (4) failure to perform or comply with the provisions described under "Mergers, Consolidations and Certain Sales of Assets" and "Limitation on Asset Dispositions";

          (5) failure to perform any other covenant or agreement of RSL PLC or either Guarantor under the Indentures or the new notes continued for 60 days after written notice to RSL PLC by the Trustee or holders of at least 25% in aggregate principal amount at maturity of outstanding new notes;

          (6) default under the terms of any instrument evidencing or securing Debt of either Guarantor, RSL PLC or any Subsidiary having an outstanding principal amount of $10.0 million individually or in the aggregate which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due;

          (7) the rendering of a final judgment or judgments (not subject to appeal) against either Guarantor, RSL PLC or any Subsidiary of an amount in excess of $10.0 million (net of indemnities and funds actually received or to be received within 90 days of such judgment) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; and

          (8) certain events of bankruptcy, insolvency or reorganization affecting either Guarantor, RSL PLC or any Significant Subsidiary. (ss. 501)

     Subject to the provisions of the Indentures relating to the duties of the Trustee in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the holders of new notes, unless such holders shall have offered to the Trustee reasonable indemnity. (ss. 603) Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount at maturity of the

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outstanding new notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (ss. 512)

     If an Event of Default (other than an Event of Default described in clause
(8) above) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount at maturity of the outstanding new notes may accelerate the principal amount of the new notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount at maturity of such outstanding new notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal amount have been cured or waived as provided in the Indentures. If an Event of Default specified in clause (8) above occurs, the outstanding new notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder.
(ss. 502) For information as to waiver of defaults, see the heading "Modification and Waiver."

     No holder of any new note will have any right to institute any proceeding with respect to the Indentures or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the holders of at least 25% in aggregate principal amount at maturity of the outstanding new notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount at maturity of the outstanding new notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (ss. 507) However, such limitations do not apply to a suit instituted by a holder of a new note for enforcement of payment of the principal amount of and premium, if any, or interest on such new note on or after the respective due dates expressed in such note. (ss. 508)

     The Guarantors and RSL PLC will be required to furnish to the Trustee quarterly a statement as to the performance by the Guarantors and RSL PLC of certain of their obligations under the Indentures and as to any default in such performance. (ss. 1019)

DEFEASANCE

     Defeasance and Discharge. The Indentures will provide that RSL PLC will be deemed to have paid and RSL PLC and the Guarantors will be discharged from any and all obligations in respect of the new notes on the 123rd day after the deposit referred to below, and the provisions of the Indentures will no longer be in effect with respect to the new notes (except for, among other matters, certain obligations to register the transfer or exchange of the new notes, to replace stolen, lost or mutilated new notes, to maintain paying agencies and to hold monies for payment in trust) or the new notes guarantees if, among other things, (A) RSL PLC has irrevocably deposited or caused to be irrevocably deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest, premium, if any, and principal in respect thereof in accordance with their terms will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal amount of, premium, if any, and accrued interest on the new notes on the stated maturity of such principal or interest or upon earlier redemption in accordance with the terms of the Indentures and the new notes, (B) RSL PLC has delivered to the Trustee either (1) a ruling based on relevant law and practice at the time directed to the Trustee from the Inland Revenue or other relevant tax authority to the effect that the holders will not recognize income, gain or loss for U.K. income tax as a result of RSL PLC's exercise, disregarding U.K. income tax on any amounts that would have been received but for such exercise of its option under this "Defeasance" provision and will be subject to U.K. income tax on the same amount and in the same manner and at the same time as would have been the case it such option had not been exercised or (2) an Opinion of Counsel to the same effect as the ruling described in clause (1) above, (C) RSL PLC has delivered to the Trustee (1) either (x) an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for U.S. federal income tax as a result of RSL PLC's exercise of its option under this "Defeasance" provision and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling published by the Internal

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

Revenue Service to the same effect unless there has been a change in relevant U.S. federal income tax law after the Closing Date or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as Opinion of Counsel and (2) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Issuer Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or
Section 15 of the New York Debtor and Creditor Law, (D) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default, or event that after the giving of notice or lapse of time or both would become a Default or an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which RSL PLC or any of its Subsidiaries is a party or by which RSL PLC or any of its Subsidiaries is bound, (E) if at such time the new notes are listed on a national securities exchange, RSL PLC has delivered to the Trustee an Opinion of Counsel to the effect that the new notes will not be delisted as a result of RSL PLC's exercise of its option under this "Defeasance" provision, and (F) RSL PLC shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, in each case stating that all the above conditions precedent have been complied with.

     Defeasance of Certain Covenants and Certain Events of Default. The Indentures further will provide that the provisions of the Indentures will no longer be in effect with respect to clauses (3) and (4) under "Mergers, Consolidations and Certain Sale of Assets" and all the covenants described herein under "Covenants" (other than "Mergers, Consolidations and Certain Sales of Assets"), clauses (c), (f) and (g) under "Events of Default" with respect to such clauses (3) and (4) under "Mergers, Consolidations and Certain Sale of Assets" and such covenants and clauses (c), (f) and (g) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the new notes on the stated maturity of such payments in accordance with the terms of the Indentures and the new notes, the satisfaction of the provisions described in clauses (C)(2) and (D) of the preceding paragraph and the delivery by RSL PLC to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event RSL PLC exercises its option to omit compliance with certain covenants and provisions of the Indentures with respect to the new notes as described in the immediately preceding paragraph and the new notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the new notes at the time of their stated maturity but may not be sufficient to pay amounts due on the new notes at the time of the acceleration resulting from such Event of Default. However, RSL PLC will remain liable for such payments and the new notes guarantees with respect to such payments will remain in effect.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indentures may be made by RSL PLC, the Guarantors and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding new notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding new note, affected thereby, (a) change the due date of any installment of principal or interest on any new notes, (b) reduce the principal amount of, (or the premium) or interest on, any new notes, (c) change the currency of payment of principal of, (or premium) or interest on, any new notes,
(d) impair the right to institute suit for the enforcement of any payment on or with respect to any new notes, (e) reduce the above-stated percentage of outstanding new notes necessary to modify or amend the Indentures, (f) reduce the percentage of aggregate principal amount of outstanding new notes necessary for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults, (g) modify any provisions of the Indentures relating to the modification and amendment of the Indentures or the waiver of past defaults or covenants, except as otherwise

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specified, or (h) following the mailing of any Offer to Purchase, modify any
Offer to Purchase for the new notes required under the "Limitation on Asset Dispositions" and the "Change of Control" covenants contained in the Indentures in a manner materially adverse to the holders thereof. (ss. 902)

     The holders of a majority in aggregate principal amount of the outstanding new notes, on behalf of all holders of new notes, may waive compliance by the Guarantors and RSL PLC with certain restrictive provisions of the Indentures. (ss. 1020) Subject to certain rights of the Trustee, as provided in the Indentures, the holders of a majority in aggregate principal amount of the outstanding new notes, on behalf of all holders of new notes, may waive any past default under the Indentures, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any note tendered pursuant to an Offer to Purchase. (ss. 513)

     Notwithstanding the foregoing, without the consent of any holder of new notes, the Guarantors and the Trustee may amend or supplement the Indentures and the new notes:

          (a) to cure any ambiguity, defect or inconsistency;

          (b) to provide for uncertificated new notes in addition to or in place of certificated new notes;

          (c) to provide for the assumption of obligations of RSL PLC and the Guarantors to holders of the new notes in the case of a transaction governed by the provisions described above under "Mergers, Consolidations and Certain Sales of Assets" or to secure the new notes;

          (d) to make any change that would provide any additional rights or benefits to the holders of the new notes or that does not adversely affect the legal rights under the Indentures of any such holder; or

          (e) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indentures under the Trust Indentures Act. (ss. 901).

THE TRUSTEE

     The Indentures provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indentures. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indentures and use the same degree of care and skill in its existence as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (ss. 601)

     The Indentures and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of RSL PLC or either Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with RSL PLC, the Guarantors or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the Indentures or in the Trust Indenture Act), it must eliminate such conflict or resign.
(ss.ss. 608, 613)

ADDITIONAL AMOUNTS

     Payments made by RSL PLC or the Guarantors pursuant to the new notes or the new notes guarantees will be made without withholding or deduction for taxes unless required by law. In the event of (1) any change that becomes effective after the date hereof in the laws of the U.K. or Bermuda or of any political subdivision or taxing authority thereof or therein or any change in the interpretation or administration thereof or (2) a failure by RSL PLC to list or maintain a listing of the new notes on a "recognized stock exchange" (within the meaning of Section 841 of the U.K. Income and Corporation Taxes Act 1988) (a "Listing Failure"), the effect of which, in each case, is to require the withholding or deduction by RSL PLC or the Guarantors pursuant to the new notes or the new notes guarantees, respectively, of any amount for taxes that would not have been required to be withheld or deducted absent such event, RSL PLC or the Guarantors will pay, to the extent it may then lawfully do so, such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of and interest on the new notes, after deduction for withholding for or on account of any future tax, assessment or other governmental charge will not be less than the amount provided for in the notes to be then due

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

and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply in respect of:

          (a) any tax, withholding, assessment or other governmental charge which would not have been imposed but for (x) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the U.K. or Bermuda or any political subdivision or taxing authority thereof including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (y) the presentation of a new note or a new notes guarantee (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except for Additional Amounts with respect to taxes that would have been imposed had the holder presented the note for payment within such 30-day period;

          (b) any estate, inheritance, gift, sale, transfer or personal property tax;

          (c) any tax, assessment or other governmental charge that is withheld by reason of the failure to timely comply by the holder or the beneficial owner of the new note with a request in writing of RSL PLC or either Guarantor (which request shall be furnished to the Trustee) (x) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (y) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (x) or (y), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing or domicile jurisdiction as a precondition to exemption from or reduction of all or part of such tax, assessment or other governmental charge; provided, however, that this clause (c) shall not apply to limit RSL PLC's or the Guarantors' obligation to pay Additional Amounts if the completing and filing of the information described in subclause (x) or the declaration or other claim described in subclause (y) would be materially more onerous in form, in procedure or in substance of information disclosed, in comparison to the information reporting requirements imposed under U.S. tax law with respect to Forms 1001, W-8 and W-9; or

          (d) any tax, withholding, assessment or other governmental charge resulting from a Listing Failure with respect to any note issued in the form of a Definitive Registered Note pursuant to the terms of the Deposit Agreement and the relevant Indentures; or

          (e) any combination of items (a), (b),(c) and (d) above; nor shall Additional Amounts be paid with respect to any payment of the principal of, or any interest on, any new note or new notes guarantees to any holder who is not the sole beneficial owner of such new note or new notes guarantees or is a fiduciary or partnership, but only to the extent that a beneficial owner, a beneficiary or a settlor with respect to a fiduciary or a member of the partnership would not have been entitled to the payment of the Additional Amount had the beneficial owner, beneficiary, settlor or member of such partnership received directly its beneficial or distributive share of the payment.

     At least 30 days prior to each date on which any payment under or with respect to the new notes is due and payable, if RSL PLC or the Guarantors will be obligated to pay Additional Amounts with respect to such payment, RSL PLC or the Guarantors will deliver to the Trustee an Officer's Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Whenever in the Indentures or in this offering circular there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any new note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such. context, Additional Amounts are, were or would be payable in respect thereof. See the heading "Optional Redemption."

     RSL PLC or the Guarantors, as the case may be, will also (1) make (or cause to be made) such withholding or deduction and (2) remit (or cause to be remitted) the full amount deducted or withheld to the relevant authority in accordance with applicable law. RSL PLC or the Guarantors, as the case may be, will make reasonable efforts

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to obtain certified copies of tax receipts evidencing the payment of any taxes so deducted or withheld from each taxing authority imposing such taxes. RSL PLC or the Guarantors, as the case may be, will furnish to the Trustee as promptly as practicable after the payment of any taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment or, if the receipts are not obtainable, other evidence of such payments by RSL PLC or the Guarantors.

CONSENT TO JURISDICTION AND SERVICE

     RSL COM, RSL USA and RSL PLC have appointed RSL Communications N. America, Inc. as their agent for service of process in any suit, action or proceeding with respect to the Indentures or the new notes or the new notes guarantees and for actions brought under federal or state securities laws brought in any federal or state court located in the City of New York and will agree to submit to such jurisdiction.

GOVERNING LAW

     The Indentures, the new notes and the new notes guarantees are governed by, and construed in accordance with, the laws of the State of New York.

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            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the material U.S. federal income tax consequences of the exchange of old notes for new notes as of the date hereof. Such summary is not binding on any taxing authority or the courts, and no U.S. tax ruling has been or will be sought. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

     The exchange of an old note for a corresponding new note pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes because such new note will not be considered to differ materially in kind or extent from the corresponding old note. As a result, there should be no material U.S. federal income tax consequences to a holder exchanging an old note for a corresponding new note pursuant to the exchange offer.

     Each holder of old notes should consult his, her or its own tax advisor as to the particular tax consequences of exchanging old notes for new notes, including the applicability and effect of any state, local or foreign tax laws.

                   CERTAIN UNITED KINGDOM TAX CONSIDERATIONS

     The following summary describes the material U.K. income and capital gains tax consequences expected to result to holders whose old notes are exchanged for new notes in the exchange offer. This summary is based on current U.K. law and U.K. Inland Revenue practice which may change prospectively or retrospectively. There can be no assurance that the U.K. Inland Revenue would not take a contrary view and no ruling from the U.K. Inland Revenue has been or will be sought.

     For U.K. tax purposes, the exchange of the old notes for the new notes will have no U.K. capital gains tax consequences for a U.S. holder who is neither resident nor ordinarily resident in the U.K. (nor has become non-U.K. resident or ordinarily resident in the last five tax years), nor carries on a trade, profession or vocation in the U.K. through a branch or agency to which the new notes are attributable.

     U.S. holders should be aware that, under current U.K. law, upon the issuance to the holder of Definitive Registered Notes, such holder will become subject to U.K. income tax (currently 20%) to be withheld on any payments of interest on the Definitive Registered Notes. The U.S. holder of Definitive Register Notes will not, unless there has been a change in law or a "Listing Failure" (as defined herein) and certain other conditions are met, be entitled to receive Additional Amounts (as referred to above) with respect to such Definitive Registered Notes. However, a U.S. holder of Definitive Registered Notes may be entitled to receive a refund of part of the withheld amounts from the Inland Revenue in certain circumstances.

     In May 1998, the European Commission presented to the Council of Ministers of the European Union a proposal to oblige Member States to adopt either a "withholding tax system" or an "information reporting system" in relation to interests, discounts and premiums. This proposal was not adopted and it is uncertain whether or not it will be reconsidered. If it is subsequently adopted, it is not clear whether it will be adopted in its original form. The "withholding tax system" would require a paying agent established in a Member State to withhold tax at a minimum rate of 20 per cent from any discount paid to an individual resident in another Member States unless such an individual presents a certificate obtained from the tax authorities of the Member State in which he is resident confirming that those authorities are aware of the payment due to that individual. Difficulties in establishing who is beneficially entitled to the income might result in a payment being subject to withholding tax where the income is collected by an agent in a Member State. The "information reporting system" would require a Member State to supply, to the other Member States, details of any discount made by the paying agents within its jurisdiction to an individual resistant in another Member State. For these purposes, the term "paying agent" is widely defined and includes an agent who collects discounts on behalf of an individual beneficially entitled thereto.

                              PLAN OF DISTRIBUTION

     A broker-dealer that is the holder of old notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than old notes acquired directly from RSL PLC or any affiliate of RSL PLC) may exchange such old notes for new notes pursuant to the exchange offer, provided, that each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. RSL PLC has agreed to keep the Registration Statement effective for a period of 90 days following the closing of the exchange offer.

     RSL PLC will not receive any proceeds from any sale of new notes by broker-dealers or any holder of new notes. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be an underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     RSL PLC has agreed to pay all expenses incident to the exchange offer and to RSL PLC's performance of, or compliance with, the registration rights agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the new notes (including any broker-dealers) against any liabilities under the Securities Act.

     Following consummation of the exchange offer, RSL PLC may, in its sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for new notes in the exchange offer on terms which may differ from those contained in the registration rights agreement. This prospectus, as it may be amended or supplemented from time to time, may be used by RSL PLC in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding old notes have been exchanged for new notes pursuant to the terms and conditions contained herein.

                                 LEGAL MATTERS

     Certain matters relating to the new notes are being passed upon for us by Field Fisher Waterhouse, London, United Kingdom. Certain matters relating to the new notes and the new notes guarantees are being passed upon for us by Debevoise & Plimpton, New York, New York and by Conyers, Dill & Pearman, Hamilton, Bermuda.

                                    EXPERTS

     The consolidated financial statements included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in this Registration Statement and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

     RSL COM is a Bermuda corporation and RSL PLC is a United Kingdom corporation. Certain of their directors and officers, and certain of the experts named herein, are not residents of the United States. All or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them judgments obtained in the United States courts. RSL COM has been advised by its legal counsel in Bermuda, Conyers, Dill & Pearman, that there is doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, or liabilities predicated upon U.S. Federal securities laws, although Bermuda courts will enforce foreign judgments for liquidated amounts in civil matters, subject to certain conditions and exceptions. RSL PLC has been advised by its legal counsel in the United Kingdom, Field Fisher Waterhouse, that there is doubt as to the enforceability of certain civil liabilities under U.S. Federal securities laws in original actions of English courts, but that, subject to certain exceptions and time limitations, English courts may treat a final and conclusive judgment of a U.S. court for a liquidated amount as a debt enforceable by fresh proceedings in the English courts. Such counsel has expressed no opinion, however, as to whether an enforcement by an English court of any judgment would be in pounds sterling or as of which date, if any, the determination of the applicable exchange rate from U.S. dollars to pounds sterling may be made.

     Each of RSL PLC, RSL COM and RSL USA has appointed RSL Communications N. America, with an address at 810 Seventh Avenue, 39th Floor, New York, New York 10019, as its agent for services for this offering of the new notes.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----

RSL COMMUNICATIONS, LTD.

Independent Auditors' Report...............................................................................    F-2

Consolidated Balance Sheets as of December 31, 1998 and December 31, 1999..................................    F-3

Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 1997,
  December 31, 1998 and December 31, 1999..................................................................    F-4

Consolidated Statements of Shareholders' Equity (Deficit) for the Years Ended December 31, 1997,
  December 31, 1998 and December 31, 1999..................................................................    F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, December 31, 1998 and
  December 31, 1999........................................................................................    F-7

Notes to Consolidated Financial Statements.................................................................    F-8

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
RSL Communications, Ltd.

        We have audited the accompanying consolidated balance sheets of RSL Communications, Ltd., a Bermuda corporation, and its subsidiaries (together, the "Company"), as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive loss, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries at December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

                                          DELOITTE & TOUCHE LLP

New York, New York
March 2, 2000 (May 1, 2000 as to the summarized financial information of RSL COM U.S.A. appearing in Note 19)

                            RSL COMMUNICATIONS, LTD.
                          CONSOLIDATED BALANCE SHEETS
                    ($ IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                                        DECEMBER 31,    DECEMBER 31,
                                                                                           1998            1999
                                                                                        ------------    ------------
                                       ASSETS
Current Assets:
  Cash and cash equivalents..........................................................    $  367,823      $  238,724
  Accounts receivable--net...........................................................       181,845         258,983
  Marketable securities--available for sale..........................................        98,637          72,813
  Prepaid expenses and other current assets..........................................        77,772         116,929
                                                                                         ----------      ----------
Total current assets.................................................................       726,077         687,449
                                                                                         ----------      ----------
Restricted marketable securities--held to maturity...................................        20,159              --
                                                                                         ----------      ----------
Marketable securities--available for sale............................................        12,911          11,341
                                                                                         ----------      ----------
Property and Equipment:
  Telecommunications equipment.......................................................       300,647         488,383
  Furniture, fixtures and information systems........................................        68,861         121,712
                                                                                         ----------      ----------
                                                                                            369,508         610,095
  Less accumulated depreciation......................................................       (45,785)       (134,559)
                                                                                         ----------      ----------
  Property and equipment--net........................................................       323,723         475,536
                                                                                         ----------      ----------
Investment in unconsolidated subsidiaries............................................         8,446          16,872
                                                                                         ----------      ----------
Goodwill and other intangible assets--net of accumulated amortization................       589,517         606,039
                                                                                         ----------      ----------
Deposits and other assets............................................................        33,760           6,071
                                                                                         ----------      ----------
Total assets.........................................................................    $1,714,593      $1,803,308
                                                                                         ==========      ==========
                   LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable...................................................................    $  170,135      $  186,354
  Accrued expenses...................................................................       191,234         262,880
  Notes payable......................................................................        11,537           1,190
  Deferred revenue...................................................................        23,647          19,412
  Capital lease obligations--current portion.........................................        24,593          22,158
  Other liabilities..................................................................        49,781          31,725
                                                                                         ----------      ----------
Total current liabilities............................................................       470,927         523,719
                                                                                         ----------      ----------
Other liabilities--noncurrent........................................................         9,239          15,986
                                                                                         ----------      ----------
Long-term debt--less current portion.................................................        12,643           4,386
                                                                                         ----------      ----------
Senior notes--net....................................................................       998,868       1,186,904
                                                                                         ----------      ----------
Capital lease obligations--less current portion......................................        77,864          82,671
                                                                                         ----------      ----------
Total liabilities....................................................................     1,569,541       1,813,666
                                                                                         ----------      ----------
Minority interest....................................................................        11,568          73,254
                                                                                         ----------      ----------
Commitments and contingencies Shareholders' Equity (Deficit):
  Common Stock, Class A--par value $0.00457; 26,529,479 and 31,017,249 issued and
    outstanding at December 31, 1998 and 1999, respectively..........................           121             141
  Common Stock, Class B--par value $0.00457; 26,245,315 and 24,267,283 issued and
    outstanding at December 31, 1998 and 1999, respectively..........................           120             111
  Common Stock, Class C--par value $0.00457; 0 shares issued.........................            --              --
  Preferred stock--par value $0.00457; 65,700,000 shares authorized, 0 shares
    issued...........................................................................            --              --
  Warrants--Common Stock, exercise price of $0.00457.................................         4,597           3,993
  Additional paid-in capital.........................................................       501,239         645,336
  Deferred compensation..............................................................            --          (8,348)
  Accumulated deficit................................................................      (367,163)       (725,390)
  Accumulated other comprehensive (loss) gain........................................        (5,430)            545
                                                                                         ----------      ----------
Total shareholders' equity (deficit).................................................       133,484         (83,612)
                                                                                         ----------      ----------
Total Liabilities and Shareholders' Equity (Deficit).................................    $1,714,593      $1,803,308
                                                                                         ==========      ==========

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
               ($ AND SHARES IN THOUSANDS, EXCEPT LOSS PER SHARE)

                                                                           YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                                           DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                              1997           1998           1999
                                                                           ------------   ------------   ------------
Revenues.................................................................   $  300,796     $  885,938     $1,469,849
                                                                            ----------     ----------     ----------
Operating costs and expenses:
  Cost of services (exclusive of depreciation and amortization
     shown separately below).............................................      265,321        702,602      1,034,334
  Selling, general and administrative expenses...........................       94,712        238,141        447,883
  Non-cash compensation expense..........................................           --             --         23,562
  Special charge.........................................................           --             --         30,143
  Depreciation and amortization..........................................       21,819         75,445        177,865
                                                                            ----------     ----------     ----------
                                                                               381,852      1,016,188      1,713,787
                                                                            ----------     ----------     ----------
Loss from operations.....................................................      (81,056)      (130,250)      (243,938)
Interest income..........................................................       13,826         16,104         20,593
Interest expense.........................................................      (39,373)       (75,431)      (133,244)
Other income--net........................................................        6,595            739            764
Foreign exchange transaction gain (loss).................................           --        (11,055)        17,022
Minority interest........................................................          210          6,079        (11,365)
Loss in equity interest of unconsolidated subsidiaries...................           --         (3,276)        (4,718)
Income taxes.............................................................         (401)        (1,334)        (3,341)
                                                                            ----------     ----------     ----------
Loss before extraordinary item...........................................     (100,199)      (198,424)      (358,227)
Extraordinary item.......................................................           --        (20,800)            --
                                                                            ----------     ----------     ----------
Net loss.................................................................     (100,199)      (219,224)      (358,227)
Other Comprehensive Income gain (loss):
  Foreign exchange translation adjustment................................       (4,666)           897          7,583
  Unrealized loss on securities..........................................           --         (1,039)        (1,608)
                                                                            ----------     ----------     ----------
Comprehensive loss.......................................................   $ (104,865)    $ (219,366)    $ (352,252)
                                                                            ==========     ==========     ==========
Loss per share of common stock before extraordinary item.................   $    (5.27)    $    (4.52)    $    (6.63)
Extraordinary item per share of common stock.............................   $       --     $    (0.47)    $       --
Net loss per share of common stock.......................................   $    (5.27)    $    (4.99)    $    (6.63)
Weighted average number of shares of common stock outstanding............       19,008         43,913         54,022

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY/(DEFICIT)
                          ($ AND SHARES IN THOUSANDS)

                                    CLASS A             CLASS B            PREFERRED          COMMON STOCK
                                  COMMON STOCK        COMMON STOCK           STOCK              WARRANTS        ADDITIONAL
                                ----------------    ----------------    ----------------    ----------------     PAID-IN
                                SHARES    AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT     CAPITAL
                                ------    ------    ------    ------    ------    ------    ------    ------    ----------
BALANCE
  December 31, 1996..........       --     $ --     10,529     $ 48      9,244     $ 93     1,652     $5,544     $ 63,520
Initial Public Offering of
  Class A Common Stock.......    8,280       38         --       --         --       --        --        --       167,504
Issuance of Class A Common
  Stock for acquisition of
  certain minority interests,
  warrants and options
  exercised..................    2,593       11         --       --         --       --       (39)     (133)       41,757
Conversion of Preferred Stock
  in exchange for Class B
  Common Stock...............       --       --     20,232       93     (9,244)     (93)       --        --            --
Foreign Currency Translation
  Adjustment.................       --       --         --       --         --       --        --        --            --
Amortization of deferred
  financing costs............       --       --         --       --         --       --        --        --         1,544
Net loss.....................       --       --         --       --         --       --        --        --            --
                                ------     ----     ------     ----     ------     ----     ------    ------     --------
BALANCE
  December 31, 1997..........   10,873       49     30,761      141         --       --     1,613     5,411       274,325
Secondary offering of
  Class A Common Stock.......    7,544       34         --       --         --       --        --        --       169,955
Issuance of Class A Common
  Stock for acquisition of
  certain minority interests,
  distribution rights,
  warrants and options
  exercised..................    3,596       17         --       --         --       --      (243)     (814)       57,063
Conversion of Class B Common
  Stock in exchange for
  Class A Common Stock.......    4,516       21     (4,516)     (21)        --       --        --        --            --
Change in minority interest
  from step acquisition......       --       --         --       --         --       --        --        --          (104)
Foreign Currency Translation
  Adjustment.................       --       --         --       --         --       --        --        --            --
Unrealized loss on
  securities.................       --       --         --       --         --       --        --        --            --
Net loss.....................       --       --         --       --         --       --        --        --            --
                                ------     ----     ------     ----     ------     ----     ------    ------     --------
BALANCE
  December 31, 1998..........   26,529     $121     26,245     $120         --     $ --     1,370     $4,597     $501,239

                                                              ACCUMULATED
                                DEFERRED                        OTHER
                               COMPENSATION    ACCUMULATED    COMPREHENSIVE
                                EXPENSE         DEFICIT          LOSS            TOTAL
                               ------------    -----------    -------------    ---------
BALANCE
  December 31, 1996..........    $     --       $ (47,740)       $  (622)      $  20,843
Initial Public Offering of
  Class A Common Stock.......          --              --             --         167,542
Issuance of Class A Common
  Stock for acquisition of
  certain minority interests,
  warrants and options
  exercised..................          --              --             --          41,635
Conversion of Preferred Stock
  in exchange for Class B
  Common Stock...............          --              --             --              --
Foreign Currency Translation
  Adjustment.................          --              --         (4,666)         (4,666)
Amortization of deferred
  financing costs............          --              --             --           1,544
Net loss.....................          --        (100,199)            --        (100,199)
                                 --------       ---------        -------       ---------
BALANCE
  December 31, 1997..........          --        (147,939)        (5,288)        126,699
Secondary offering of
  Class A Common Stock.......          --              --             --         169,989
Issuance of Class A Common
  Stock for acquisition of
  certain minority interests,
  distribution rights,
  warrants and options
  exercised..................          --              --             --          56,266
Conversion of Class B Common
  Stock in exchange for
  Class A Common Stock.......          --              --             --              --
Change in minority interest
  from step acquisition......          --              --             --            (104)
Foreign Currency Translation
  Adjustment.................          --              --            897             897
Unrealized loss on
  securities.................          --              --         (1,039)         (1,039)
Net loss.....................          --        (219,224)            --        (219,224)
                                 --------       ---------        -------       ---------
BALANCE
  December 31, 1998..........          --       $(367,163)       $(5,430)      $ 133,484

                            (Continued on next page)

                            RSL COMMUNICATIONS, LTD.
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY/(DEFICIT)
                    ($ AND SHARES IN THOUSANDS) (CONTINUED)

                                    CLASS A             CLASS B            PREFERRED          COMMON STOCK
                                  COMMON STOCK        COMMON STOCK           STOCK              WARRANTS        ADDITIONAL
                                ----------------    ----------------    ----------------    ----------------     PAID-IN
                                SHARES    AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT     CAPITAL
                                ------    ------    ------    ------    ------    ------    ------    ------    ----------
BALANCE
  December 31, 1998..........   26,529     $121     26,245     $120         --     $ --     1,370     $4,597     $501,239
Issuance of Common Stock by
  subsidiaries...............       --       --         --       --         --       --        --        --        89,097
Issuance of Class A Common
  Stock for acquisition of
  certain minority interests,
  warrants and options
  exercised..................    2,510       11         --       --         --       --      (180)     (604)       36,116
Conversion of Class B Common
  Stock in exchange for
  Class A Common Stock.......    1,978        9     (1,978)      (9)        --       --        --        --            --
Deferred Compensation
  Expense....................       --       --         --       --         --       --        --        --        25,694
Amortization of Deferred
  Compensation Expense.......       --       --         --       --         --       --        --        --            --
Costs incurred to obtain
  noteholders' consent for
  security offerings.........       --       --         --       --         --       --        --        --        (6,810)
Foreign Currency Translation
  Adjustment.................       --       --         --       --         --       --        --        --            --
Unrealized loss on
  securities.................       --       --         --       --         --       --        --        --            --
Net loss.....................       --       --         --       --         --       --        --        --            --
                                ------     ----     ------     ----     ------     ----     ------    ------     --------
BALANCE
  December 31, 1999..........   31,017     $141     24,267     $111         --     $ --     1,190     $3,993     $645,336
                                ======     ====     ======     ====     ======     ====     ======    ======     ========

                                                              ACCUMULATED
                                DEFERRED                        OTHER
                               COMPENSATION    ACCUMULATED    COMPREHENSIVE
                                EXPENSE         DEFICIT          LOSS            TOTAL
                               ------------    -----------    -------------    ---------
BALANCE
  December 31, 1998..........          --       $(367,163)       $(5,430)      $ 133,484
Issuance of Common Stock by
  subsidiaries...............          --              --             --          89,097
Issuance of Class A Common
  Stock for acquisition of
  certain minority interests,
  warrants and options
  exercised..................          --              --             --          35,523
Conversion of Class B Common
  Stock in exchange for
  Class A Common Stock.......          --              --             --              --
Deferred Compensation
  Expense....................     (25,694)             --             --              --
Amortization of Deferred
  Compensation Expense.......      17,346              --             --          17,346
Costs incurred to obtain
  noteholders' consent for
  security offerings.........          --              --             --          (6,810)
Foreign Currency Translation
  Adjustment.................          --              --          7,583           7,583
Unrealized loss on
  securities.................          --              --         (1,608)         (1,608)
Net loss.....................          --        (358,227)            --        (358,227
                                 --------       ---------        -------       ---------
BALANCE
  December 31, 1999..........    $ (8,348)      $(725,390)       $   545       $ (83,612)
                                 ========       =========        =======       =========

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)


                                                                              YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                              DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                                 1997            1998            1999
                                                                              ------------    ------------    ------------
Cash flows used in operating activities:
Net loss...................................................................    $ (100,199)     $ (219,224)     $ (358,227)
  Adjustments to reconcile net loss to net cash used in operating activities, net of effects of purchase of subsidiaries:
    Depreciation and amortization..........................................        21,819          75,445         177,865
    Accretion of interest expense on senior discount notes.................            --          25,706          34,482
    Non-cash compensation..................................................            --              --          23,562
    Provision for losses on accounts receivable............................        10,908           9,043          18,021
    Foreign currency transaction (gain) loss...............................            --           6,441         (17,288)
    Equity loss on investment in unconsolidated subsidiaries...............            --           3,276           4,718
    Extraordinary loss.....................................................            --          20,800              --
    Accretion of interest income on restricted marketable securities.......        (5,504)         (2,727)           (973)
    Loss (gain) on sales of assets.........................................            --             367            (537)
    Reversal of accrued liabilities........................................        (7,000)             --              --
  Changes in assets and liabilities:
    Increase in accounts receivable........................................       (45,069)        (49,321)       (103,213)
    Decrease (increase) in deposits and other assets.......................        (2,929)        (48,869)          5,565
    (Increase) in prepaid expenses and other current assets................       (13,196)        (65,842)        (43,996)
    Increase in accounts payable and accrued expenses......................        56,354         123,813          76,087
    Increase (decrease) in deferred revenue and other current
      liabilities..........................................................        (2,155)         38,018          13,807
    Increase (decrease) in other long-term liabilities.....................        (4,841)            322          11,242
                                                                               ----------      ----------      ----------
Net cash used in operating activities......................................       (91,812)        (82,752)       (158,885)
                                                                               ----------      ----------      ----------
Cash flows used in investing activities:
  Purchase of property and equipment.......................................       (36,357)       (181,937)       (207,667)
  Acquisition of subsidiaries..............................................       (77,813)       (287,044)        (66,442)
  Net redemptions (purchases) of marketable securities for sale............        54,167         (74,834)         25,796
  Proceeds from maturities of restricted marketable securities.............        41,038          29,141          21,132
  Proceeds from sales of property and equipment............................           144           5,236             679
                                                                               ----------      ----------      ----------
Net cash used in investing activities......................................       (18,821)       (509,438)       (226,502)
                                                                               ----------      ----------      ----------
Cash flows provided by financing activities:
  Proceeds from issuance of Notes..........................................            --         791,992         170,835
  Proceeds from sales of subsidiaries stock................................            --              --         143,952
  Proceeds from notes payable..............................................            --           1,306          10,850
  Proceeds from long-term debt.............................................            --          13,386           5,231
  Payment of long-term debt and notes payable..............................       (12,750)         (1,548)        (43,657)
  Principal payments under capital lease obligations.......................        (2,757)         (5,241)        (16,253)
  Proceeds from issuance of common and preferred stock and warrants........       182,160         180,807           2,124
  Payment of offering costs and fees.......................................       (14,618)        (21,071)         (2,670)
  Payment for consent solicitation.........................................            --              --          (6,810)
Payment of premium and principal on the 1996 Notes.........................            --        (144,155)             --
                                                                               ----------      ----------      ----------
Net cash provided by financing activities..................................       152,035         815,476         263,602
                                                                               ----------      ----------      ----------
Increase (decrease) in cash and cash equivalents...........................        41,402         223,286        (121,785)
Effects of foreign currency exchange rates on cash.........................          (576)           (357)         (7,314)
Cash and cash equivalents at beginning of year.............................       104,068         144,894         367,823
                                                                               ----------      ----------      ----------
Cash and cash equivalents at end of year...................................    $  144,894      $  367,823      $  238,724
                                                                               ==========      ==========      ==========
Supplemental disclosure of cash flows information:
  Cash paid for:
    Interest...............................................................    $   41,285      $   46,930      $   97,111
                                                                               ==========      ==========      ==========
    Income tax.............................................................    $      401      $    1,334      $    5,807
                                                                               ==========      ==========      ==========
Supplemental schedule of noncash investing and financing activities:
  Assets acquired under capital lease obligations..........................    $   13,060      $   65,728      $   48,333
                                                                               ==========      ==========      ==========
  Issuance of Class A Common Stock.........................................    $   41,635      $   54,524      $   33,399
                                                                               ==========      ==========      ==========
  Acquisition costs included in current liabilities........................    $   17,929      $    1,900              --
                                                                               ==========      ==========      ==========

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

1. BUSINESS DESCRIPTION

     RSL Communications, Ltd. ("RSL"), a Bermuda corporation, is the successor in interest to RSL Communications Inc., a British Virgin Islands corporation, which is the successor in interest to RSL Communications, Inc., a Delaware corporation. RSL, together with its direct and indirect subsidiaries are referred to herein as the "Company." We are a rapidly growing facilities-based communications company that provides a broad range of the voice, data/Internet and value-added product and service solutions primarily to small and medium sized businesses and residential customers in selected markets around the globe. The Company currently has revenue producing operations and provides services in Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Italy, Japan, Luxembourg, the Netherlands, New Zealand, Portugal, Spain, Sweden, Switzerland, Mexico, the United Kingdom, United States, and Venezuela.

2. ACQUISITIONS

1999 Acquisitions

  Multilink

     In January 1999, our subsidiary RSL COM Italia acquired 51% of Multilink s.r.l. a reseller of long distance telecommunications services in Italy for $1.1 million and recorded a similar amount as goodwill.

  Access Communication

     In May 1999, our subsidiary RSL COM Canada acquired 100% of Access Communications Inc., for approximately $1.3 million in cash and recorded the same amount as goodwill. Access offers local access and long distance telecommunications services to small and medium size businesses.

  Cisneros Group

     During 1997,we formed a joint venture with entities controlled by the Cisneros Group of Companies to pursue our Latin American expansion and through June of 1999 we owned 51% of this joint venture. In June, 1999 we acquired the minority interest from the Cisneros Group in exchange for 1.03 million shares of our common stock and recorded goodwill of $23.9 million representing the fair market value of the shares plus $4 million cash.

  Advanced Telecom

     In October 1999, our subsidiary RSL COM UK Ltd. purchased 100% of Advanced Telecom Plc, a UK telecommunications reseller for approximately $14.4 million and recorded approximately the same amount as goodwill.

  Cetel

     During 1999, our subsidiary RSL COM Spain acquired a 33% interest of Consoricao Europeo para las Telecomunicaciones S.A. (Cetel) for approximately $9.6 million. Cetel is a nationwide telecommunications services provider in Spain. We account for our investment in Cetel under the equity method.

  VIP

     In December, 1999 our subsidiary RSL COM Finland Oy, purchased 51% of the equity of VIP Tietoverkot Oy ("VIP") for a cash purchase price of approximately $0.9 million. VIP offers internet access, web hosting and value-added application services in all major cities in Finland. In connection with this acquisition, we recorded approximately $0.8 million as goodwill.

     In addition, during 1999 we acquired minority interests of several subsidiaries primarily in Australia, Austria, Finland and the U.S. for cash and common stock of $33.9 million.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

2. ACQUISITIONS--(CONTINUED)

1998 Acquisitions

  Telecenter OY

     In January, 1998 our subsidiary RSL COM Finland Oy, purchased 90% of the equity of Telecenter OY, an independent sales agent in Finland. We paid approximately $14.4 million and recorded approximately $8.1 million as goodwill.

  First Direct Communications Pty. Limited and Link Telecommunications Pty Ltd.

     In March 1998, our subsidiary RSL COM Australia Pty. Ltd. acquired the customer base of First Direct Communications Pty. Limited and Link Telecommunications Pty Ltd., two switchless mobile telecommunications resellers, for approximately $19.6 million and recorded the same amount as a customer base.

  Tele 2001

     In May, 1998 our subsidiary RSL COM Sweden AB, purchased 100% of the equity of Tele 2001, a Swedish Telecommunications reseller, for approximately
$1.0 million and recorded the same amount as goodwill.

  Westinghouse Communications

     In July, 1998 we acquired the business of Westinghouse Communications ("WestComm"), a division of CBS Corporation, for a cash purchase price of approximately $91.2 million plus the assumption of certain liabilities amounting to $38.3 million. WestComm provides both voice telephony and data services to a customer base consisting primarily of small to medium size businesses in the United States. In connection with this purchase, we recorded approximately $129.5 million as goodwill.

  Westel Telecommunications Ltd.

     In July, 1998 we acquired 100% of Westel Telecommunications Ltd. ("Westel") from British Columbia Railway Company for a cash purchase price of approximately $37.6 million (the "Westel Acquisition"). Westel offers a broad range of enhanced telecommunications services (including long distance, data, private line and Internet access) to a customer base consisting primarily of commercial and residential customers located in British Columbia. In connection with this purchase, we recorded approximately $9.0 million as goodwill.

  MK Telecom Network Inc.

     In connection with the Westel Acquisition and in compliance with the Canadian Telecommunications Act (the "Telecom Act"), we agreed to transfer (the "MK Network Transfer") Westel's "telecommunications facilities" (as defined in the Telecom Act) to MK Telecom Network Inc. ("MK Network"), an entity in which the Company owns a 46.7% beneficial interest, for a purchase price of approximately $6.5 million, the net realizable value of the assets transferred to MK Network (such assets were purchased in the Westel acquisition). The MK Network Transfer was effective as of July 31, 1998. We recorded our investment in MK Network as an equity investment which was completed through a transfer of assets, which we recorded at our historical cost basis (which also approximates net realizable value). The assets transferred consist of telecommunications microwave facilities. Westel, MK Network and their respective owners are not related parties.

  Comesa

     In July 1998, our subsidiary RSL COM Italia S.r.l. ("RSL Italy"), acquired 75% of the equity of Comesa, a telecommunications company located in Northern Italy. We paid approximately $1.0 million and recorded approximately
$1.5 million as goodwill.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

2. ACQUISITIONS--(CONTINUED)

  Geovox SARL

     In July 1998, our subsidiary RSL COM France S.A., purchased 100% of the equity of Geovox SARL, a prepaid calling card company operating in Paris, France for approximately $1.9 million in cash plus the assumption of certain liabilities amounting to $2.8 million. In connection with this purchase we recorded approximately $4.7 million as goodwill.

  TC Telecom GmbH

     In July 1998, our subsidiary RSL COM Austria AG, acquired 100% of the equity of TC Telecom GmbH, a telecommunications reseller located in Austria, for approximately $1.1 million and recorded the same amount as goodwill.

  Motorola Tel.co

     In August 1998 we acquired the business of Motorola Tel.co ("Motorola Tel.co") in the United Kingdom and Germany from Motorola Inc. Motorola Tel.co resells wireless services and related products in these countries to a base of over 350,000 subscribers. We paid approximately $68.1 million plus the assumption of certain liabilities amounting to $10.6 million and recorded approximately $78.7 million as goodwill.

  One Step Billing Inc.

     In October 1998, we acquired a customer base from One Step Billing Inc. in the United States for approximately $15.1 million and recorded an equal amount as customer base.

  TDL

     In December 1998, we acquired the business of TDL, a reseller of telecommunications services based in the United Kingdom. We paid approximately $2.1 million plus the assumption of certain liabilities amounting to $1.7 million and recorded approximately $3.8 million as goodwill.

  Telegate Holding GmbH

     In May 1998, we acquired a 49.86% ownership interest in Telegate Holding GmbH ("Telegate Holding"), which holds a 54.55% ownership interest in Telegate AG ("Telegate"), resulting in a 27.19% economic interest in Telegate. Telegate is a directory information provider in Germany. In December 1998, we increased our shareholdings in Telegate Holding to 50.2%; no additional contribution was paid related to this increment. We paid $33.6 million and recorded approximately $35.6 million as goodwill.

1997 Acquisitions/New Operations

  deltathree.com

     During 1997, we acquired a majority interest in deltathree.com an internet telephony service provider. We paid approximately $8.8 million for approximately 72% ownership of deltathree.com We acquired the remaining 28% interest during 1998 for approximately $2.9 million in cash and $8.7 million through the issuance of stock. In connection with this transaction, we recorded approximately $15.4 million as goodwill. In November, 1999 deltathree.com completed an initial public offering and our equity interest was decreased to 68%. We recorded our share of the net proceeds from the sale of deltathree.com's shares as an increase in our paid in capital.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

2. ACQUISITIONS--(CONTINUED)

  Maxitel

     In April 1997, our subsidiary RSL Com Europe Ltd ("RSL Europe") acquired a 30.4% interest in Maxitel Servicos e Gestao de Telecommunicacoes, S.A. ("Maxitel"), a Portuguese international telecommunications carrier for $2.1 million, and in 1998 increased its ownership interest in Maxitel to 39% for an additional $1.3 million.

  Pacific Star Communications Limited

     In April 1997, we acquired substantially all of the commercial customer contracts of Pacific Star Communications Limited, an Australian based company. We paid approximately $1.5 million in cash and recorded this amount as a customer base.

  Newtelco

     In August 1997, our subsidiary RSL Europe purchased 90% of the stock of Newtelco Telekom AG, an Austrian start-up telecommunications company for an $800,000 investment in the company.

  RSL Com Italia S.r.l

     In August 1997, our subsidiary RSL Europe acquired 85% of the stock in RSL Italy, an Italian telecommunications reseller. We paid approximately $1.7 million for our investment in RSL Italy.

  EZI Phonecard Holdings Pty. Limited

     In October 1997, our subsidiary RSL Australia acquired 85% of EZI Phonecard Holdings Pty. Limited for approximately $200,000 in cash and the assumption of net liabilities of $1.3 million. In connection with this purchase, RSL Australia recorded approximately $1.5 million as goodwill.

  Call Australia Group

     In October 1997, RSL Australia acquired 100% of the issued capital of each of Call Australia Pty. Ltd., Associated Service Providers Pty. Limited, Digiplus Pty. Limited, Power Serve Communications Consultants Pty. Limited, Talk 2000 Networks Pty. Limited and Telephone Bill Pty. Limited (collectively the "Call Australia Group"), leading Australian switchless resellers, for approximately $24.5 million. In 1998, we made a final payment of $1.0 million plus an assumption of liabilities of approximately $2.9 million. In connection with this purchase, RSL Australia recorded approximately $28.4 million as goodwill.

  LDM Systems, Inc.

     In October 1997, we acquired 100% of the outstanding common stock of LDM Systems, Inc. ("LDM"). In connection with this acquisition, we paid approximately $14.9 million in 1997 and recorded a purchase price adjustment of approximately $4.0 million in 1998. In connection with this transaction, we recorded approximately $18.9 million as goodwill.

  Callcom AG fur TeleKommunikation

     In December 1997, RSL Europe acquired a 78.5% interest in Callcom AG fur TeleKommunikation ("RSL Switzerland") for $2.1 million in cash.

  European Telecom S.A./N.V.

     In December 1997, RSL Europe acquired 90% of European Telecom S.A./N.V. ("RSL Belgium") which in turn owns 100% of European Telecom SARL ("RSL Luxemburg"). We paid approximately $18.6 million in 1997 and $0.3 million in 1998 for this acquisition and recorded approximately $19.1 million as goodwill.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

2. ACQUISITIONS--(CONTINUED)

Accounting Treatment

     Acquisitions, unless otherwise stated, have been accounted for by the purchase method of accounting and, accordingly, the purchase prices have been allocated to the assets acquired, primarily fixed assets, accounts receivable and customer bases, and liabilities assumed based on their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has primarily been recorded as goodwill, which is amortized over five to twenty years. The valuation of our acquired assets and liabilities for the 1999 acquisitions are preliminary and as a result, the allocation of the acquisition costs among the tangible and intangible assets may change.

     The following presents our unaudited pro forma consolidated statements of operations data for the years ended December 31, 1997 and 1998 as though the acquisitions of Westinghouse, Westel, LDM, Call Australia Group, and EZI had occurred on January 1, 1997. All other acquisitions had insigificant operations prior to the date of acquisition. The unaudited pro forma consolidated statements do not necessarily represent what our results of operations would have been had such acquisitions actually occurred on such date.

                                                                                 YEAR ENDED            YEAR ENDED
                                                                              DECEMBER 31, 1997    DECEMBER 31, 1998
                                                                              -----------------    -----------------
Revenues...................................................................       $ 556,500           $ 1,015,422
                                                                                  =========           ===========
Net loss...................................................................       $(102,891)          $  (223,588)
                                                                                  =========           ===========
Net loss per share.........................................................       $   (5.41)          $     (5.09)
                                                                                  =========           ===========

  Marketing Agreement

     In June 1998, we entered into a marketing and distribution services agreement with Metro Holding AG ("Metro Holding"), the management holding company for Metro AG, one of the largest retailers in Europe. Under this agreement, Metro Holding will assist us in promoting, marketing, selling and distributing our services through Metro AG's wholesale and retail operations in Europe. This arrangement is designed to provide us access to Metro AG's extensive distribution network and customer base (which includes a large number of small and medium-sized businesses). In connection with its alliance with us, Metro Holding initially acquired in April 1998 a 12.5% equity interest in RSL Europe. In June 1998, Metro Holding converted all of its interest in RSL Europe into 1,607,142 shares of our Class A Common Stock (based on value for value) and purchased an equal number of Class A Common Stock from certain of our shareholders. In the aggregate at December 31, 1999, Metro Holding holds approximately 5.8% of our outstanding stock, which it is required to hold until at least April 1, 2001. We have recorded in the consolidated financial statements the issuance of such equity at fair market value, $45 million, based on the quoted market value of our stock at the time of the transaction, and have recorded the distribution rights as an intangible asset in a like amount which is being amortized over the five-year life of the agreement.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Basis of Presentation--The consolidated financial statements include the accounts of RSL Communications, Ltd. and its majority-owned subsidiaries from the date of acquisition or commencement of operations. All significant intercompany transactions have been eliminated in consolidation.

     We have majority ownership of all of our subsidiaries except for Maxitel, MK Network and Cetel which we account for under the equity method of accounting.

     Management Assumptions--The preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Such estimates primarily relate to

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

reserves recorded for doubtful accounts and accruals for other claims. Actual results could differ from these estimates.

     Foreign Currency Translation and Transaction--Local currencies are considered the functional currencies of our foreign operating entities. Assets and liabilities of foreign entities have been translated into United States dollars using the exchange rates in effect at the balance sheet dates. Results of operations of foreign entities are translated using the average exchange rates prevailing throughout the period. We utilize a net settlement process with our correspondents comprised of special drawing rights ("SDRs"). SDRs are the established method of settlements among international telecommunications carriers. The SDRs are valued based upon the values of a basket of foreign currencies. Translation effects are accumulated as part of other comprehensive loss in equity. Gains and losses from foreign currency transactions are included in the consolidated statements of operations and comprehensive loss. Foreign currency transaction gains for the year ended December 31,1999 were $17 million as compared to losses for the year ended December 31, 1998 of $11 million primarily as a result of the decrease in the Deutsche mark against the U.S. dollar in 1999 as compared with an increase in the Deutsche mark against the U.S. dollar in 1998 in connection with our 1998 Deutsche mark denominated Senior Discount Notes.

     Cash and Cash Equivalents--We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Accounts Receivable--Accounts receivable are stated net of the allowance for doubtful accounts of approximately $26,000,000 and $37,000,000 at December 31, 1998 and 1999, respectively. We recorded bad debt expense of approximately $10,900,000, $9,000,000 and $18,000,000 for the years ended December 31, 1997,
1998 and 1999, respectively.

     Accrued Expenses--Accrued expenses for the years ended December 31, 1998 and 1999 consist primarily of accrued interest, accrued acquisition costs and accrued transmission costs.

     Marketable Securities--Marketable securities consist principally of U.S. Treasury bills, commercial paper and corporate notes with a maturity date greater than three months when purchased. Available for sale securities are stated at the lower of amortized cost or market value, and the held to maturity securities are stated at amortized cost. Gains and losses, both realized and unrealized, are measured using the specific identification method. Market value is determined by the most recently traded price of the security at the balance sheet date. Marketable securities are defined as either available for sale or held to maturity securities under the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," depending on the security.

     Property and Equipment and Related Depreciation--Property and equipment are stated at cost or fair value at the date of acquisition, and in the case of equipment under capital leases, the present value of the future minimum lease payments, less accumulated depreciation and are amortized over the remainder of the life. Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets, which range from three to fifteen years. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred. Depreciation expense was $9,794,000, $32,439,000 and $90,477,000 for the years ended December 31, 1997, 1998 and
1999, respectively.

     Impairment of Assets--Our long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. When such events occur, we measure impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets, we would recognize an impairment loss. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. We determined that, as of December 31, 1998 and 1999, there had been no impairment in the carrying value of the long-lived assets.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     Goodwill and Related Amortization--Goodwill represents the excess of cost over the fair value of the net assets of acquired entities, and is being amortized using the straight-line method over five to twenty years. We periodically review the value of our goodwill to determine if an impairment has occurred. We measure the potential impairment of recorded goodwill by the undiscounted value of expected future cash flows in relation to our net goodwill in our subsidiary. Based on our review, we do not believe that an impairment of our goodwill has occurred as of December 31, 1998 and 1999.

     Other Intangible Assets--Other intangible assets acquired through purchase acquisitions include distribution rights, customer bases and operating licenses which are being amortized over lives ranging from two to five years using the straight-line method. Deferred financing costs incurred in connection with the Senior Notes are being amortized on a straight-line basis over ten years.

     Deposits and Other Assets--Deposits consist principally of amounts paid to our carrier vendors.

     Revenue Recognition and Deferred Revenue--We record revenue based on minutes (or fractions thereof) of customer usage. We record payments received in advance for prepaid calling card services and services to be supplied under contractual agreements as deferred revenue until such related services are provided.

     Other Liabilities--Other liabilities consists primarily of value-added tax and payroll and related benefits obligations.

     Cost of Services--Cost of services is comprised primarily of transmission costs.

     Selling Expenses--Selling costs such as recurring commissions and marketing costs are treated as period costs. Customer acquisition costs, primarily related to our cellular businesses, are amortized over the average lives of the contracts of approximately twelve months. Such costs are recorded in selling, general and administrative expenses in our consolidated statements of operations and comprehensive loss.

     Income Taxes--We account for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". SFAS No. 109 establishes financial accounting and reporting standards for the effect of income taxes that result from activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach for financial reporting for income taxes. Our foreign subsidiaries file separate income tax returns in the jurisdiction of their operations. Our United States subsidiaries file stand-alone United States income tax returns.

     Loss per Common Share--Our loss per common share is calculated by dividing the loss attributable to common shares by the weighted average number of shares outstanding. Outstanding common stock options and warrants are not included in the loss per common share calculation as their effect is antidilutive.

     Sales of Subsidiary Stock--During 1999 our subsidiaries Telegate AG and deltathree.com issued common shares in connection with their initial public offerings raising $144.0 million in the aggregate. We recorded our share of the net proceeds of these sales as additional paid in capital.

Effects of Recently Issued Accounting Standards

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. Generally, it requires that an entity recognize all derivatives as either an asset or liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designed as a hedge. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. We have not participated in any hedging activities in connection with foreign currency exposure.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

Reclassification

     Certain previously reported amounts have been reclassified to conform with the current period presentation.

4. SPECIAL CHARGE

     During the third quarter of 1999, we recorded a special charge of approximately $32.1 million, primarily for consolidating locations, streamlining operations, discontinuing certain prepaid calling card plans and exiting the telemarketing business. The special charge is comprised of approximately
$13.1 million for terminating various operating leases, $12.4 million for the severance of 74 telemarketing employees, as well as world-wide staff reductions of 115 employees, and $6.6 million for the write down of certain telemarketing and prepaid calling card assets of which $2.0 million was associated with the write-off of inventory. These expenses appear in the accompanying year ended December 31, 1999 income statement as $30.1 million in the special charge line item and $2.0 million in the cost of services line item. During the fourth quarter of 1999, we incurred $3.0 million for terminating leases, $5.8 million for the severance of 76 telemarketing employees and 104 other staff employees and $6.6 million for asset write downs including inventory. As of December 31, 1999 the reserve balance was $16.7 million, of which $10.1 million is for terminating leases and $6.6 million is for severance payments to be paid out primarily to former employees who have already been severed, during the first three quarters of 2000 in accordance with local country requirements.

5. CONCENTRATION OF CREDIT RISK

     We are subject to significant concentrations of credit risk which consist principally of trade accounts receivable, cash and cash equivalents, and marketable securities. Our U.S. subsidiaries sell a significant portion of their services to other carriers and, as a result, maintain significant receivable balances with certain carriers. If the financial condition and operations of these customers deteriorate below critical levels, our operating results could be adversely affected.

     We maintain our cash with high quality credit institutions, and our cash equivalents and marketable securities are in high quality securities.

6. MARKETABLE SECURITIES

     A summary of our available for sale marketable securities at December 31, 1998 and December 31, 1999 is as follows (in thousands):

                                                              DECEMBER 31, 1998       DECEMBER 31, 1999
                                                            ---------------------    --------------------
                                                            AMORTIZED     MARKET     AMORTIZED    MARKET
                                                              COST        VALUE        COST        VALUE
                                                            ---------    --------    ---------    -------
Corporate Notes..........................................   $   6,651    $  6,640     $    --     $    --
Medium-Term Notes........................................       5,023       5,006          --          --
Commercial Paper.........................................      86,963      86,997      50,203      50,210
Federal Agency Notes.....................................          --          --      22,640      22,603
                                                            ---------    --------     -------     -------
                                                               98,637      98,643      72,843      72,813
Mutual Funds--Long-Term..................................      13,950      12,911      13,950      11,341
                                                            ---------    --------     -------     -------
                                                            $ 112,587    $111,554     $86,793     $84,154
                                                            =========    ========     =======     =======

     We have recorded our available for sale marketable securities at the lower of amortized cost or market value. The difference between amortized cost and market value has been recorded as unrealized loss on securities within shareholders' equity (deficit).

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

6. MARKETABLE SECURITIES--(CONTINUED)

     The carrying value of the available for sale marketable securities by maturity date at December 31, 1998 and December 31, 1999 is as follows (in thousands):

                                                                            DECEMBER 31,
                                                                     --------------------------
                                                                        1998          1999
                                                                     -----------    -----------
Matures in one year...............................................    $  98,637       $72,813
Matures after one year through three years........................       12,911        11,341
                                                                      ---------       -------
Total.............................................................    $ 111,548       $84,154
                                                                      =========       =======

     Proceeds from the sale of available for sale marketable securities for the years ended December 31, 1997, 1998 and 1999 were $27,675,000, $35,757,000 and
$41,840,000, respectively. Gross gains (losses) of $(2,000), $(367,000) and
$11,000 were realized on these sales for the years ended December 31, 1997, 1998 and 1999.

7. INCOME TAXES

     We have incurred consolidated losses since inception for both book and tax purposes. Several of our subsidiaries which are profitable have recorded income tax expense in the aggregate of approximately $401,000, $1,334,000 and $3,341,000 for the years ended December 31, 1997, 1998 and 1999, respectively. As of December 31, 1997, 1998 and 1999, we had net operating loss carryforwards generated primarily in the United States and the United Kingdom of approximately $148 million, $367 million and $725 million, respectively. The net operating loss carryforwards will expire at various dates beginning in 2010 through 2014 if not utilized. The utilization of the net operating loss carryforwards is subject to certain limitations.

     In accordance with SFAS No. 109, we have computed the components of deferred income taxes as of December 31, 1998 and 1999 as follows (in thousands):

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                         1998         1999
                                                                       ---------    ---------
Deferred tax assets.................................................   $ 147,000    $ 290,000
Less valuation allowance............................................    (147,000)    (290,000)
                                                                       ---------    ---------
Net deferred tax assets.............................................   $      --    $      --
                                                                       =========    =========

     Our net operating losses generated the deferred tax assets. At
December 31, 1998 and 1999, a valuation allowance of $147,000,000 and $290,000,000, respectively, is provided as the realization of the deferred tax assets is not assured.

8. NOTES PAYABLE AND LONG-TERM DEBT

  Senior Notes

     On October 3, 1996, RSL Communications PLC ("RSL PLC"), a wholly-owned subsidiary of RSL Communications, Ltd. (apart from its subsidiaries, the "Guarantor"), issued (the "Debt Offering") 300,000 Units, each consisting of an aggregate of one $1,000 Senior Note (collectively, the "1996 Notes") due 2006 bearing interest at the rate of 12 1/4% and one warrant to purchase 3.975 Class A common shares which expire in ten years (collectively, the "Warrants"). The exercise price of such Warrants is $0.00457.

     The value ascribed to the Warrants was $4,000,000. The unamortized discount is recorded as a reduction against the face value of the 1996 Notes, and is amortized over the life of the 1996 Notes.

     Such unamortized discount was $1,783,000 and $1,553,000 at December 31, 1998 and December 31, 1999, respectively.

     The 1996 Notes, which are guaranteed by the Guarantor, are redeemable, at RSL PLC's option, subsequent to November 15, 2001, initially at 106.1250% of their principal amount, declining to 103.0625% of their

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

8. NOTES PAYABLE AND LONG-TERM DEBT--(CONTINUED)

principal amount for the calendar year subsequent to November 15, 2002, and at 100% of their principal amount subsequent to November 15, 2003. The 1996 Notes, or a portion thereof, may also be redeemed upon the consummation of a public equity offering which yields proceeds in excess of a specified amount.

     In April 1998, we used approximately $101.0 million of the net proceeds from our initial public offering of shares of Class A Common Stock (the "IPO") in 1997 to redeem (the "Equity Clawback") $90.0 million of the 1996 Notes at a premium of $11.0 million, as permitted under the 1996 Indenture. In April 1998, we used approximately $43.1 million to redeem (the "Buyback") $37.5 million of the 1996 Notes at a premium of $5.6 million, as permitted under the 1996 Indenture. The redemption premiums, and part of the discount and offering costs were expensed in the amount of $20.8 million in the second quarter of 1998 as an extraordinary item.

     In connection with the issuance of the 1996 Notes, we were required to maintain restricted marketable securities in order to make the first six scheduled interest payments on the 1996 Notes. Such restriction was ended with the sixth semi--annual payment made in November 1999 and the securities matured.

     On February 27, 1998, RSL PLC completed concurrent offerings (the "1998 U.S. Offerings") of $200.0 million principal amount of 9 1/8% Senior Notes due 2008 and $328.1 million principal amount at maturity ($200.0 million initial accreted value) of 10 1/8% Senior Discount Notes due 2008 (together, the "1998 U.S. Notes"). The 1998 U.S. Offerings generated gross proceeds to us of $400.0 million. On March 16, 1998, RSL PLC completed an offering (the "1998 DM Offering," and together with the 1998 U.S. Offerings, the "1998 Offerings") of
182.0 million Deutsche mark denominated 10% Senior Discount Notes due 2008 (the "1998 DM Notes," and together with the 1998 U.S. Notes, the "1998 Notes"). The 1998 DM Offering generated gross proceeds to us of $99.0 million.

     In November 1998, RSL PLC issued (the "12% Notes Offering") $100 million aggregate principal amount at maturity of 12% Senior Notes due 2008 (the "12% Notes"). The 12% Notes generated gross proceeds to us of approximately $94.5 million.

     In December 1998, RSL PLC issued (the "10 1/2% Notes Offering" and, together with the 12% Notes Offering, the "New Notes Offerings") $200 million aggregate principal amount of 10 1/2% Senior Notes due 2008 (the "10 1/2% Notes" and, together with the 12% Notes, the "New Notes"). The 10 1/2% Notes generated gross proceeds to us of approximately $198.5 million.

     In May, 1999 RSL PLC issued (the "9 7/8% Notes Offering") $175 million aggregate principal amount at maturity of 9 7/8% Senior Notes due 2009. The 9 7/8% Notes generated gross proceeds to us of approximately $170.8 million.

     In September, 1999, pursuant to a consent solicitation, we obtained the consent of holders of our outstanding debt and amended our indentures governing our debt. These amendments were to permit the issuance and sale of capital stock of deltathree.com and our Australian subsidiary in public or private transactions without restricting the use of proceeds solely to investments in telecommunications assets. In connection with the consent solicitation, total fees paid were approximately $6.8 million. We recorded these fees as a reduction in paid in capital received by deltathree.com in connection with its initial public offering.

     In connection with the New 1998 Notes Offerings, RSL PLC entered into registration rights agreements for the benefit of the holders of the New Notes (the "New Notes Registration Rights Agreements"), pursuant to which RSL PLC agreed to offer to exchange the New Notes for substantially identical notes registered under the Securities Act. In February and March of 1999, in accordance with the New Notes Registration Rights Agreements, RSL and RSL PLC offered for exchange the New Notes for substantially identical notes registered under the Securities Act. The Company's Registration Statement on Form S-4 (Registration No. 333-70023) filed with the Commission with respect to such offering was declared effective by the Commission on January 26, 1999.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

8. NOTES PAYABLE AND LONG-TERM DEBT--(CONTINUED)

     The 1996 Notes, the 1998 Notes, the New 1998 Notes and the 1999 Notes are collectively referred to herein as the "Notes." The Notes are fully and unconditionally guaranteed as to payment of principal, interest and any other amounts thereof by us and RSL COM U.S.A.

     The indentures pursuant to which the Notes were issued contains certain restrictive covenants which impose limitations on RSL and certain of its subsidiaries ability to, among other things: (i) incur additional indebtedness,
(ii) pay dividends or make certain other distributions, (iii) issue capital stock of certain subsidiaries, (iv) guarantee debt, (v) enter into transactions with shareholders and affiliates, (vi) create liens, (vii) enter into sale-leaseback transactions, and (viii) sell assets. Notwithstanding the foregoing, these indentures do not impose restrictions on our ability to obtain funds by dividends or loans from our subsidiaries.

     At December 31, 1998 and 1999, we were in compliance with the above restrictive covenants.

  Credit Facilities

     Through LDM, we have a $10.0 million revolving credit facility all of which was available at December 31,1999. This facility accrues interest at the prime rate plus 2.5% per annum.

     At December 31, 1999, Telegate had $26 million of revolving credit facilities with various banks that accrue interest at a rate of 6.0%, all of which was available.

     Through RSL COM Canada, we have a $6.9 million revolving credit facility of which $5.3 million was used for the lease of telecommunications equipment. The lease terms provide for monthly payments through February 2006 at an interest rate of 8.7% per annum.

  Vendor Financing

     One of our primary equipment vendors has provided some of our subsidiaries approximately $85 million in vendor financing to fund the purchase of additional switching and related telecommunications capital equipment. At December 31, 1999, all available amounts were utilized under this facility. Borrowings from this equipment vendor accrue interest at a rate of LIBOR, plus 3.50% to 5.25% or STIBOR plus 3.50% depending on the equipment purchased and whether the loan is guaranteed by the Swedish Export Credits Guarantee Board. We repaid approximately $30 million of the outstanding balance by the end of the first quarter of 2000.

     Long-term debt maturities at December 31, 1999 are as follows (in thousands):

YEAR ENDED
--------------------------------------------------------------------------------
2000............................................................................   $    1,190
2001............................................................................        1,150
2002............................................................................        3,237
2003............................................................................           --
2004............................................................................           --
2005 and thereafter.............................................................    1,327,862
                                                                                   ----------
Total...........................................................................    1,333,439
Less Discount...................................................................     (140,959)
Less Current Maturities.........................................................       (1,190)
                                                                                   ----------
Long-Term Debt..................................................................   $1,191,290
                                                                                   ==========

     At December 31, 1999, the Notes had a fair value of approximately $1,099 million. The decline in the fair value is primarily due to changes in the interest rate environment. The remainder of our long-term debt had fair values which approximated their carrying amounts.

     Interest expense on the above notes was approximately $37,136,000, $70,860,000 and $118,379,000 for the years ended December 31, 1997, 1998 and
1999, respectively.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

9. GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill and other intangible assets at December 31, 1998 and 1999 consist of the following (in thousands):

                                                                            DECEMBER 31,
                                                                        ---------------------
                                                                          1998        1999
                                                                        --------    ---------
Goodwill.............................................................   $513,068    $ 601,573
Customer base........................................................     49,822       52,924
Deferred financing costs.............................................     19,902       22,572
Distribution right...................................................     47,281       47,459
Other intangibles....................................................     13,837       19,195
                                                                        --------    ---------
                                                                         643,910      743,723
Less accumulated amortization........................................    (54,393)    (137,684)
                                                                        --------    ---------
Goodwill and Other Intangible Assets--Net............................   $589,517    $ 606,039
                                                                        ========    =========

     Amortization expense for the years ended December 31, 1997, 1998 and 1999 was $9,980,000 $43,006,000, and $87,388,000, respectively.

10. SHAREHOLDERS' EQUITY

  Common Stock

     On September 30, 1997, we revised our capital structure (the "Recapitalization"), in part to (i) effect a 2.19-for-one stock split for each outstanding share of each class of common shares and each outstanding share of Preferred Stock, (ii) increase the number of authorized shares of its Class A Common Stock and Class B Common Stock to an aggregate of 438,000,000 shares and
(iii) increase the number of authorized shares of its Preferred Stock to 65,700,000. The holders of the Class A Common Stock are entitled to one vote per share, and the holders of the Class B Common Stock are entitled to ten votes per share. During 1998, 4,515,411 shares were converted from Class B Common Stock in exchange for Class A Common Stock.

     On September 30, 1997, we commenced an initial public offering of 8,280,000 shares of its Class A Shares. The aggregate offering price of the 8,280,000 shares of Class A Common Stock sold in the equity offering to the public was $182,160,000 (at $22.00 per share), with net proceeds to us of $167,542,000.

     On November 30, 1998, we commenced a secondary public offering of 7,544,278 shares of its Class A Shares. The aggregate offering price of the 7,544,278 shares of Class A Common Stock sold in the equity offering to the public was $180,120,000 (at $23.875 per share), with net proceeds to us of $169,989,000.

     In June 1997, RSL North America's founder and former Chairman elected to exchange his shares in RSL North America, a subsidiary of the Company, for shares in the Company. Accordingly, we issued 1,457,094 of the Class A Common Stock, par value $0.00457 per share, of the Company in exchange for 15,619 shares of common stock of RSL North America and recorded approximately $32,575,000 as additional paid in capital and an equal amount as goodwill.

     In March 1998, we registered 1,152,715 shares of Class A Common Stock to be issued pursuant to the terms of the warrant agreement governing the Warrants (the "Warrant Registration") and 300,000 shares of Class A Common Stock to be sold by a corporation wholly owned by a former Vice Chairman of the Company, and members of his family (the "Selling Shareholder") (which necessarily assumes the conversion by the Selling Shareholder of an identical number of shares of Class B Common Stock). The Warrant Registration was required pursuant to a registration rights agreement entered into in connection with the private offering (the "1996 Units Offering") of 300,000 units (the "Units") each consisting of (i) $1,000 principal amount of 12 1/4% Senior Notes due 2006 and
(ii) one warrant to purchase 3.975 shares of Class A Common Stock of RSL (each a "Warrant"). During 1997, 1998 an 1999 we issued 39,740, 242,943 and 179,445 shares of Class A Common Stock upon the exercise of warrants, respectively.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

10. SHAREHOLDERS' EQUITY--(CONTINUED)

     In connection with the marketing and distribution services agreement entered into with Metro Holding in June 1998, as mentioned in Note 2, we issued 1,607,142 shares of Class A Common Stock.

     During 1998 and 1999, we issued 1,232,339 and 798,475 shares of Class A Common Stock upon the exercise of options, respectively. In addition, we issued 54,750 shares in both 1998 and in 1999 of Class A Common Stock upon the vesting of restricted stock.

     During 1998 and 1999, in connection with the acquisition of certain minority interests, we issued 428,272 and 1,492,314 shares of Class A Common Stock, respectively.

  Preferred Stock

     During 1995, we issued 9,243,866 shares of our preferred stock to the holders of our Class B Common Stock for cash of $13,354,000. The preferred stock ranked senior to our common stock as to dividends and a liquidation preference of $1.00 per share. Each share was convertible at the holder's option into 2.19 shares of Class B Common Stock. All preferred shares were automatically converted into our Class B Common Stock in 1997 as the public offering yielded proceeds in excess of $25,000,000, in accordance with the terms of the Preferred Stock agreement. Dividends, at the rate of 8%, were cumulative. Upon conversion of the shares of the preferred stock, the cumulative dividends were deemed to be canceled and waived upon conversion. The cumulative amount of such dividends was approximately $16,000. As of December 31, 1998 and 1999, there was no preferred stock outstanding.

11. CAPITAL LEASE OBLIGATIONS

     Future minimum annual payments applicable to assets held under capital lease obligations for years subsequent to December 31, 1999 are as follows (in thousands):

YEAR ENDED
----------------------------------------------------------------------------------
2000..............................................................................   $ 26,287
2001..............................................................................     24,152
2002..............................................................................     18,596
2003..............................................................................     12,841
2004..............................................................................     10,726
2005 and thereafter...............................................................     23,880
                                                                                     --------
Total minimum lease obligations...................................................    116,482
Less interest.....................................................................    (11,653)
                                                                                     --------
Present value of future minimum lease obligations.................................    104,829
Less current portion..............................................................    (22,158)
                                                                                     --------
Long-term lease obligations.......................................................   $ 82,671
                                                                                     ========

     The assets and liabilities under capital leases are recorded at the present value of the minimum lease payments using effective interest rates ranging from 9% to 11% per annum.

     Assets held under capital leases aggregated $76,087,000 and $109,020,000 at December 31, 1998 and 1999, respectively. At December 31, 1998 and 1999, the related accumulated depreciation was $4,895,000 and $18,512,000 respectively.

12. RELATED PARTY TRANSACTIONS

     During 1999 RSL Management Corporation ("RSL Management"), which is wholly owned by Ronald S. Lauder, the Chairman of the Board of the Company and our principal shareholder, sublet an aggregate of 7,500 square feet of office space to us at an annual rent of $591,000 per annum. RSL Management sublet such space from The Estee Lauder Companies Inc. ("Estee Lauder"). Ronald S. Lauder is also a principal shareholder

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

12. RELATED PARTY TRANSACTIONS--(CONTINUED)

of Estee Lauder and Leonard A. Lauder, a director of the Company, is the Chairman of the Board of Directors of Estee Lauder. Fred Langhammer, a director, is the President and Chief Executive Officer of Estee Lauder. This sublease agreement was terminated without penalty on March 31, 2000. In addition, RSL Management provides payroll and benefit services to the Company for an annual fee of $6,000, $9,000 and $12,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

     We have employment contracts with certain of our executive officers. These agreements expire beginning December 2000 through January, 2003 unless terminated earlier by the executive or by us, and provide for annual salaries, and bonuses based on our performance. Salary expense for executive officers was approximately $1.6 million, $2.1 million and $2.3 million for the years ended December 31, 1997, 1998 and 1999, respectively. The aggregate commitment for annual future salaries pursuant to the employment agreements at December 31, 1999, excluding bonuses, is approximately $2.1 million, $2.2 million and $2.3 million for 2000, 2001 and 2002, respectively.

13. EMPLOYEE BENEFIT PLANS

     In 1996, we instituted a defined 401(k) contribution plan which provides retirement benefits for most of our U.S. employees. Our contributions to the defined contribution plan, which are based on a percentage of the employee's annual compensation subject to certain limitations, were not significant for the years ended December 31, 1997, 1998 and 1999. Our subsidiary, Telegate, established a defined benefit pension plan covering the members of Telegate's board of directors effective December 31, 1998. Telegate did not make any contributions to the plan nor did the plan pay any benefits in the year ended December 31, 1999.

14. STOCK OPTION PLANS

  1995 Stock Option Plan

     In April 1995, we established an Incentive Stock Option Plan (as amended and restated, the "1995 Plan") to reward employees, nonemployee consultants and directors for service to us and to provide incentives for future service and enhancement of shareholder value. The 1995 Plan is administered by the Compensation Committee of our Board of Directors (the "Committee"). The Committee consists of three members of the Board of Directors. The Plan provides for awards of up to 2,847,000 shares of our Class A Common Stock.

     The options granted under the 1995 Plan terminate on the tenth anniversary of the date of grant. As of December 31, 1999 a total of 2,716,617 options have been granted of which 444,868 were outstanding (and 327,703 were outstanding and exercisable) under this plan. In connection with the initial public offering of our Class A Common Shares in 1997, this plan was replaced by our other existing plans. We will not grant further options under the 1995 Plan.

  1997 Stock Incentive Plan

     The 1997 Stock Incentive Plan (the "1997 Stock Plan") was adopted in conjunction with the initial public offering of our Class A common shares in 1997 to attract, retain and motivate our key employees. The 1997 Stock Plan is administered by the Committee. The 1997 Stock Plan provides for the grant of the incentive and non-incentive stock options, stock appreciation rights, restricted stock, and various combinations thereof. The maximum number of shares of Class A Common Stock available under the 1997 Stock Plan is 8,100,000, with no more than 500,000 options or stock appreciation rights to be granted to any one participant in a calendar year. In March, 1999 the Committee determined that with respect to awards previously granted and awards granted in the future, in the event of a change in control, 100% of the awards granted will immediately become fully vested and excercisable or, at the Committee's sole discretion, the award may be exchanged for a payment to a participant in cash of an amount equal to the excess of the change in control price over the exercise price for the award, provided certain conditions are met. The options vest over a three-year period and terminate on the seventh

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

14. STOCK OPTION PLANS--(CONTINUED)

anniversary of the date of grant, unless a different vesting schedule is designated by the Committee. As of December 31, 1999, a total of 4,605,617 options and 164,250 shares of restricted stock have been granted under this plan.

  1997 Performance Incentive Compensation Plan

     During 1997, we established the 1997 Performance Incentive Compensation Plan (the "1997 Performance Plan") to reward employees for superior performance. The 1997 Performance Plan is effective through and including the year 2000, unless extended or earlier terminated by the Board of Directors. Awards under the 1997 Performance Plan may be made to key employees recommended by the Chief Executive Officer, selected by the Committee and approved by the Board of Directors, and may be paid in cash, in shares of Class A Common Stock or in any combination thereof, provided that at least 50% of such award is required to be paid in cash. The 1997 Performance Plan provides for the grant of up to 400,000 shares of Class A Common Stock. No shares have been granted under the 1997 Performance Plan.

  1997 Directors' Compensation Plan

     During 1997, we adopted the 1997 Directors' Compensation Plan (the "1997 Directors' Plan"). Under the 1997 Directors' Plan, each non-employee Director will be granted options annually to acquire a number of Class A Common Stock with an aggregate fair market value on the date of grant equal to $50,000, except for the Chairman and the Vice Chairman of the Board, whose grants have a fair market value of $150,000 and $75,000, respectively. The 1997 Directors' Plan provides for the grant of up to 250,000 shares of Class A Common Stock. The options have a ten-year term and vest over a five-year period, subject to certain acceleration provisions. A total of 103,365 options have been granted under this plan.

     The exercise price of stock options granted under the 1997 Stock Plan, the 1997 Performance Plan and the 1997 Directors' Plan (collectively, the "1997 Plans") will equal the fair market value of the Class A Common Stock on the date of the grant. We record stock option grants under the 1997 Plans based on the fair market value of the underlying security on the date of grant. We used the expected life of the underlying security to calculate the fair market value of such security.

                                                                                                           WEIGHTED
                                                                       NUMBER OF        RANGE OF           AVERAGE
                                                                        OPTIONS      EXERCISE PRICES    EXERCISE PRICE
                                                                       ----------    ---------------    --------------
Outstanding at December 31, 1996....................................    1,707,324    $  .000457-2.06       $   0.82
  Granted...........................................................    1,459,195       .00457-26.15          9.675
  Exercised.........................................................     (712,142)           .000457        .000457
  Rescinded/Canceled................................................           --                 --             --
                                                                       ----------    ---------------       --------
Outstanding at December 31, 1997....................................    2,454,377      .000457-26.15           5.94
  Granted...........................................................      675,822         .043-26.15         21.974
  Exercised.........................................................   (1,232,339)    .000457-18.625           1.32
  Rescinded/Canceled................................................      (20,929)      12.142-22.00         13.747
                                                                       ----------    ---------------       --------
Outstanding at December 31, 1998....................................    1,876,931      .000457-26.15         14.655
  Granted...........................................................    3,583,258        0.043-31.44          20.96
  Exercised.........................................................     (798,475)    .000457-18.265          1.459
  Rescinded/Canceled................................................     (235,459)             24.26          24.26
                                                                       ----------    ---------------       --------
Outstanding at December 31, 1999....................................    4,426,255      .000457-31.44         21.633
                                                                       ----------    ---------------       --------

                                                                                 NUMBER OF        WEIGHTED
                                                                                  SHARES          AVERAGE
                                                                                EXERCISABLE    EXERCISE PRICE
                                                                                -----------    --------------
December 31, 1997............................................................     459,607          $ 0.44
December 31, 1998............................................................     397,115          $ 4.11
December 31, 1999............................................................     754,522          $12.40

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

14. STOCK OPTION PLANS--(CONTINUED)

     The following table summarizes information concerning the remaining options granted under the 1995 Plan and the 1997 Plans outstanding as of December 31, 1999.

                    OPTIONS OUTSTANDING
------------------------------------------------------------       OPTIONS EXERCISABLE
                                                   WEIGHTED      ------------------------
                                    WEIGHTED       AVERAGE                       WEIGHTED
                      NUMBER        AVERAGE       REMAINING       NUMBER OF       AVERAGE
  RANGE OF          OF SHARES       EXERCISE     CONTRACTUAL       SHARES        EXERCISE
EXERCISE PRICES     OUTSTANDING      PRICE          LIFE         EXERCISABLE      PRICE
----------------    -----------     --------     -----------     -----------     --------
$0.000457              174,293       $ 0.00          5.3           174,293        $ 0.00
 0.00457               121,978         0.00          7.5            48,978          0.00
 0.01                   54,750         0.01          9.6            54,750          0.01
 2.05                   29,600         2.05          6.6            29,600          2.05
 12.14-17.00            88,687        12.36          6.9            49,060         12.37
 18.26-26.15         3,556,947        23.25          6.0           397,841         21.84
 28.88-31.44           400,000        29.74          6.1                 0             0
----------------     ---------       ------          ---           -------        ------
$0.000457-31.44      4,426,255       $21.63          6.1           754,522        $12.40
================     =========       ======          ===           =======        ======

     At December 31, 1999, we have authorized and reserved the following amounts for future grants: approximately 3,514,842 shares of Class A Common Stock under the 1997 Stock Plan, 400,000 under the 1997 Performance Plan and 150,044 under the 1997 Directors' Plan.

     SFAS Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123") was issued by the FASB in 1995 and if fully adopted, changes the methods for recognition of costs on plans similar to those we have. Adoption of the recognition provisions of SFAS No. 123 is optional; however, pro forma disclosures as if we adopted the cost recognition requirements under SFAS No. 123 are presented below.

     Under SFAS No. 123, for options granted, the fair value at the date of grant was estimated using the Black-Scholes option pricing model. The fair value was estimated using the minimum value method. Under this method, a volatility factor of approximately 0.7 was used for options granted on or after the date of the initial public offering and the minimum value method was used for options granted prior to the date of the initial public offering, as there was no market for our common stock in which to measure the stock price volatility.

     The following weighted average assumptions were used in calculating the fair value of the options granted in the years ended December 31, 1997, 1998 and 1999, respectively: risk-free interest rates between 4.54% and 5.95%; no dividends are expected to be declared; expected life of the options are between 39 and 51 months, between 18 and 42 months and between 18 and 42 months, respectively; and a maximum contractual life of 10 years.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

14. STOCK OPTION PLANS--(CONTINUED)

     For purposes of the pro forma disclosures, the estimated fair value of the options granted is amortized to compensation expense over the options' vesting period. Our pro forma information is as follows:

                                                                             ($ IN THOUSANDS, EXCEPT LOSS PER
                                                                             COMMON SHARE AND WEIGHTED AVERAGE
                                                                              FAIR VALUE OF OPTIONS GRANTED)
                                                                                  YEAR ENDED DECEMBER 31,
                                                                           -------------------------------------
                                                                             1997          1998          1999
                                                                           ---------     ---------     ---------
Net loss:
  As reported...........................................................   $(100,199)    $(219,224)    $(358,227)
  Pro forma.............................................................    (118,176)     (224,197)     (380,929)
Net loss per common share:
  As reported...........................................................       (5.27)        (4.99)        (6.63)
  Pro forma.............................................................       (6.22)        (5.11)        (7.05)
Weighted average fair value of options granted during the period........   $   12.32     $    7.36     $   12.01

     We also granted restricted units ("Restricted Units") under the 1997 Stock Plan. All grants of Class A Common Stock and Restricted Units vest over a three-year period and were made at the fair market value on the date of grant. Restricted Units granted under the 1997 Plan to certain employees generally are convertible into shares of Class A Common Stock or cash, at our discretion.

     As of December 31, 1999, the approximate total number of shares of Class A Common Stock into which all outstanding Restricted Units may be converted, based on the valuations attributed to our subsidiaries is estimated to be approximately 1,099,000. As of December 31, 1999, vested and exercisable Restricted Units which may be converted, based on the valuations attributed to the Company's subsidiaries is estimated to be 447,000 at a weighted average exercise price of $2.47 per share.

     Upon completion of deltathree.com's initial public offering, shares of its Class A common stock were issued in exchange for vested restricted units on a one-for-one basis upon payment of the related exercise price. In addition, options were issued to purchase shares of deltathree.com's Class A common stock in exchange for unvested restricted units on a one-for-one basis, with the same exercise prices and vesting schedules as the corresponding restricted units. Pursuant to generally accepted accounting principles, the restricted units were considered variable grants. Consequently, the changes in the fair value of the underlying shares at each balance date affected the aggregate amount of deferred compensation recorded by deltathree.com and by us.

     In April 1999, deltathree.com granted options to purchase an aggregate of
1.1 million shares of its common stock to executive officers of deltathree.com, subject to completion of its initial public offering. Such options vest over a three-year period from the date of grant and are exercisable for a period of seven years from the date of grant. We recorded deferred compensation expense of $23.6 million in 1999 primarily related to the deltathree.com restricted units and options. As of December 31, 1999 $8.3 million was deferred and is included as a reduction of stockholders' equity and is being amortized by charges to operations over the three-year vesting period.

     In addition, in November 1999, deltathree.com adopted the 1999 Stock Incentive Plan ("the Plan"). Under the Plan, 4,000,000 shares were reserved for issuance upon the exercise of awards to be granted. In addition, deltathree.com's compensation committee may grant both incentive and non-incentive stock options for common stock of deltathree.com. The options generally have a term of seven years and become exercisable in three equal installments commencing on the first anniversary of the date of the grant. The purchase price per share payable upon exercise of an option is no less than the fair market value of the share at the date of grant. As of December 31, 1999, options to purchase 502,800 shares of deltathree.com were outstanding with exercise prices of $15 and $25 per share.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

15. COMMITMENTS AND CONTINGENCIES

     At December 31, 1999, we were committed to unrelated parties for the rental of office space under operating leases. Minimum annual lease payments with respect to the leases is as follows (in thousands):

Year Ended
-----------------------------------------------------------------------------------
2000...............................................................................   $11,769
2001...............................................................................     8,539
2002...............................................................................     6,458
2003...............................................................................     5,445
2004 and Thereafter................................................................     5,419
                                                                                      -------
                                                                                      $37,630
                                                                                      =======

     Rent expense on the above leases for the years ended December 31, 1997, 1998 and 1999 was $3,842,000, $4,724,000 and $8,668,000 respectively.

     We are also committed to pay for transmission capacity under certain operating leases. The minimum annual lease payments with respect to these agreements is as follows (in thousands):

Year Ended
----------------------------------------------------------------------------------
2000..............................................................................   $135,286
2001..............................................................................     43,653
2002..............................................................................     29,678
2003 and Thereafter...............................................................      3,220
                                                                                     --------
                                                                                     $211,837
                                                                                     ========

     We recorded expenses in connection with such commitments for the years ended December 31, 1997, 1998 and 1999 of approximately $9,100,000, $81,997,000 and $141,781,000 respectively.

     Commitments and Contingencies--On October 8, 1999, Aerotel, Ltd. and Aerotel U.S.A. commenced a suit against us, deltathree.com and one of our U.S. subsidiaries in the United States District Court for the Southern District of New York. Aerotel alleges that we are infringing on a patent issued to Aerotel in November 1987 by making, using, selling and offering for sale prepaid telephone card products in the United States. Aerotel seeks an injunction to stop us from using technology covered by this patent, monetary damages in an unspecified amount and reimbursement of attorneys' fees. We have answered the complaint and the parties are currently engaged in pre-trial discovery. As we continue to evaluate these claims, we believe that we have meritorious defenses to the claims and intend to defend the lawsuit vigorously. However, the outcome of the litigation is inherently unpredictable and an unfavorable result may have a material adverse effect on us. Regardless of the ultimate outcome, the litigation could result in substantial expenses to us and significant diversion of efforts by our managerial and other personnel.

     We are, from time to time, a party to litigation that arises in the normal course of our business operations. Except as previously described, we are not presently a party to any litigation that we believe could reasonably be expected to have a material adverse effect on our business or results of operations.

     We are involved in various claims that arose in the ordinary course of our businesses. The expected settlements from certain of these matters have been accrued and are recorded as Other Liabilities. In our opinion,

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

the settlement of such claims would not have a material adverse effect on our consolidated financial position or results of our operations.

     In connection with the acquisition of one of our United States subsidiaries, we recorded what we believed to be our best estimate of the unfavorable portion related to certain transmission capacity agreements. During 1997, we successfully amended such transmission capacity agreements. The resulting settlement of approximately $7,000,000 was recorded as Other Income--Net in the statements of operations and comprehensive loss.

     We are a party to separate stockholder agreements with certain minority stockholders of our subsidiaries, pursuant to which we have granted put rights with roll-up right provisions ("put rights"). These agreements restrict the sale of the minority stockholders' interest to any person or entity other than us and in certain cases require us to purchase these interests in certain of our subsidiaries. Certain of the minority stockholders have the option to require us to purchase their interests at any time in exchange for cash or Class A Common Stock (in most instances, at our sole discretion) and have the right to require us to purchase their interests in whole or in part at various times through December 31, 2005 or upon cessation of such stockholder's employment with us for any reason. Generally, the minority stockholder remains employed by us and receives a salary and a performance based bonus. We have issued put rights to substantially all of our subsidiaries' minority stockholders at the time we acquired a majority shareholding in the entity acquired or formed. Such put rights were issued to create an incentive for our minority shareholders to maximize the long term value of their respective subsidiaries and to provide liquidity to the shareholders at the time of exercise.

     Our issuance of put rights did not at the time of grant provide the recipient of such rights with any tangible value other than the right to put their minority shares to us, in a value for value exchange (fair value of the minority shares of the subsidiary for fair value of Class A Common Stock or cash), in most instances, at our sole discretion. Solely for the purpose of illustration, if all such options were in effect on December 31, 1999, our aggregate purchase obligation is estimated to be approximately $50.3 million at that date.

16. SIGNIFICANT CUSTOMER

     For the years ended December 31, 1997, 1998 and 1999 no customer accounted for more than 10% of our revenues.

17. SEGMENT REPORTING AND GEOGRAPHIC INFORMATION

  General Information

     We have four reportable segments: three regional segments in, Europe, North America and Asia/Pacific and other operations (which include immaterial operations in Latin America) and deltathree.com, our global internet telephony subsidiary. Revenues from deltathree.com have been immaterial to us. However with the proceeds of deltathree.com's initial public offering in November 1999, it will incur significant marketing and infrastructure costs as it executes its expansion plans. The Company's three regional segments are strategic business units that offer primarily identical products and services. They are managed separately because each business within the regions is naturally aligned to its geographic neighbors. Similar operating segments that operate in different countries are managed separately, and, in accordance with the provisions of SFAS 131, we have aggregated similar operating segments into the three regional segments.

     (a) Information about Operating Profit or Loss and Total Assets

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate performance based on the profit or loss from operations.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999


17. SEGMENT REPORTING AND GEOGRAPHIC INFORMATION--(CONTINUED)

     We account for inter-segment sales and transfers as if the sales or transfers were inter-company and accordingly, no profit or loss is included among the segments. We do not systematically allocate assets or a proportionate allocation of indebtedness to the divisions of the subsidiaries constituting our consolidated group.

     General corporate expenses are included within selling, general and administrative expenses in the statements of operations and comprehensive loss.

     The following table provides certain segment data on our operations for the years ended December 31, 1997, 1998 and 1999 (in thousands).

                                                                                          OPERATING
                                                                             REVENUE        LOSS       TOTAL ASSETS
                                                                            ----------    ---------    ------------
Year Ended December 31, 1997
Europe...................................................................   $   73,653    $ (35,905)    $  106,746
North America............................................................      194,129      (24,954)       109,960
Asia/Pacific and Other...................................................       32,625       (3,430)        58,030
deltathree.com...........................................................          389       (1,166)         8,403
                                                                            ----------    ---------     ----------
                                                                            $  300,796    $ (65,455)    $  283,139
                                                                            ==========    =========     ==========
Year Ended December 31, 1998
Europe...................................................................   $  306,289    $ (56,391)    $  450,596
North America............................................................      448,232      (14,746)       399,843
Asia/Pacific and Other...................................................      129,675      (14,163)        90,073
deltathree.com...........................................................        1,742       (6,415)        25,676
                                                                            ----------    ---------     ----------
                                                                            $  885,938    $ (91,715)    $  966,188
                                                                            ==========    =========     ==========
Year Ended December 31, 1999
Europe...................................................................   $  736,274    $ (60,873)    $  774,193
North America............................................................      546,615      (59,220)       433,548
Asia/Pacific and Other...................................................      183,338      (36,442)       155,769
deltathree.com...........................................................        3,622      (38,334)       126,833
                                                                            ----------    ---------     ----------
                                                                            $1,469,849    $(194,869)    $1,490,343
                                                                            ==========    =========     ==========

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

17. SEGMENT REPORTING AND GEOGRAPHIC INFORMATION--(CONTINUED)

     (b) Reconciliations (in thousands)

                                                                          YEAR ENDED DECEMBER 31,
                                                                     ----------------------------------
                                                                       1997        1998         1999
                                                                     --------    ---------    ---------
Loss from Operations
  Total loss from operations for reportable segments..............   $(65,455)   $ (91,715)   $(194,869)
     Unallocated amounts:
     Loss from operations of corporate headquarters...............    (15,601)     (38,535)     (49,069)
                                                                     --------    ---------    ---------
  Total consolidated loss from operations.........................   $(81,056)   $(130,250)   $(243,938)
                                                                     ========    =========    =========

                                                                                     DECEMBER 31,
                                                                               ------------------------
                                                                                  1998          1999
                                                                               ----------    ----------
Assets
  Total assets for reportable segments......................................   $  966,188    $1,490,343
  Other operational segment assets..........................................       30,371            --
  Unallocated amounts:
     Net assets of corporate headquarters...................................      718,034       312,965
                                                                               ----------    ----------
  Total consolidated assets.................................................   $1,714,593    $1,803,308
                                                                               ==========    ==========

18. SUMMARIZED FINANCIAL INFORMATION

     The following presents summarized financial information of RSL PLC, as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999. RSL PLC is a wholly owned subsidiary of ours. RSL PLC had no independent operations other than serving solely as a foreign holding company for certain of our U.S. and European operations. The Notes issued by RSL PLC are fully and unconditionally guaranteed by us and RSL COM U.S.A. Our financial statements are, except for our capitalization, corporate overhead expenses, certain operations and available credit facilities, identical to the financial statements of RSL PLC (in thousands).

                                                                    DECEMBER 31, 1998    DECEMBER 31, 1999
                                                                    -----------------    -----------------
Current Assets...................................................      $   686,727          $   520,411
Non-current Assets...............................................          877,696              972,319
Current Liabilities..............................................          411,667              453,089
Non-current Liabilities..........................................        1,479,159            1,635,765

                                                              YEAR ENDED           YEAR ENDED            YEAR ENDED
                                                           DECEMBER 31, 1997    DECEMBER 31, 1998    DECEMBER 31, 1999
                                                           -----------------    -----------------    -----------------
Revenue.................................................       $ 266,142            $ 754,970           $ 1,282,889
Loss Before Extraordinary Item..........................         (95,824)            (169,372)             (269,870)
Extraordinary Item......................................              --              (20,800)                   --
Net Loss................................................         (95,824)            (190,172)             (269,870)

19. SUBSEQUENT EVENT

     In February, 2000 we issued 2.3 million Series A Cumulative Convertible Preferred Shares (preferred shares) at a price of $50 per share, and received net proceeds of $111.0 million. The preferred shares are convertible at any time by the holders into our Class A Common shares at a conversion rate of 2.2584 shares for each preferred share subject to adjustments under certain circumstances. Dividends accrue at the rate of 7 1/2 % per year and are payable quarterly. Beginning in February, 2005 we will have the right to redeem some or all of the preferred shares at a predetermined redemption price plus accrued dividends, if any. We will be required to

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

19. SUBSEQUENT EVENT--(CONTINUED)

redeem any preferred shares still outstanding on February 1, 2012 at a redemption price of $50 per share plus accrued dividends. Holders of the preferred shares are generally not entitled to any voting rights. The preferred shares, which have a liquidation value of $50 per share, rank junior to all of our existing and future debts and obligations.

     Concurrent with the issuance of the preferred shares, RSL PLC issued
$100 million and 100 million Euro-denominated Senior Notes due 2010 (the "2000 Notes"). The notes, which are guaranteed by us and by RSL COM U.S.A., a wholly owned subsidiary of RSL PLC, bear interest at an annual rate of 12 7/8 %. The debt issuances generated combined proceeds to us of approximately $192.2 million. In connection with the guarantee of the 2000 Notes, RSL COM U.S.A. also became a guarantor of RSL PLC's previously issued and outstanding Notes.

The following presents summarized financial information of RSL COM U.S.A. as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999:


                                                                December 31,1998    December 31,1999
                                                                ----------------    ----------------
        Current Assets........................................     $113,591            $104,951
        Non-current Assets....................................      270,961             272,169
        Current Liabilities...................................      212,884             155,446
        Non-current Liabilities...............................      171,668             221,674


                                        Year Ended           Year Ended          Year Ended
                                   December 31, 1997     December 31, 1998    December 31, 1999
                                   -----------------     -----------------    -----------------
Revenue....................             $192,489            $432,042              $498,084
Net Loss...................              (19,718)            (20,108)              (58,577)

20. SUPPLEMENTAL FINANCIAL INFORMATION (UNAUDITED)

     The following table sets forth selected unaudited quarterly financial information for the years ended December 31, 1997, 1998 and 1999.

                                                                   FIRST       SECOND       THIRD       FOURTH
                                                                  --------    --------    ---------    ---------
                                                                      (IN THOUSANDS, EXCEPT LOSS PER SHARE)
Year Ended December 31, 1997
Revenues.......................................................   $ 42,168    $ 67,193    $  83,243    $ 108,192
                                                                  ========    ========    =========    =========
Net loss.......................................................   $(19,147)   $(21,570)   $ (27,342)   $ (32,140)
                                                                  ========    ========    =========    =========
Net loss per share of Common Stock.............................   $  (1.82)   $  (1.90)   $   (2.28)   $   (0.77)
                                                                  ========    ========    =========    =========
Weighted average number of shares of Common Stock
  outstanding..................................................     10,541      11,378       11,998       41,633
                                                                  ========    ========    =========    =========
Year Ended December 31, 1998
Revenues.......................................................   $131,635    $166,567    $ 265,916    $ 321,820
                                                                  ========    ========    =========    =========
Loss before extraordinary item.................................   $(35,334)   $(41,176)   $ (58,941)   $ (62,973)
Extraordinary item.............................................         --     (20,800)          --           --
                                                                  --------    --------    ---------    ---------
Net loss.......................................................   $(35,334)   $(61,976)   $ (58,941)   $ (62,973)
                                                                  ========    ========    =========    =========
Loss per share of Common Stock before extraordinary item.......   $  (0.85)   $  (0.97)   $   (1.34)   $   (1.33)
                                                                  ========    ========    =========    =========
Net loss per share of Common Stock.............................   $  (0.85)   $  (1.47)   $   (1.34)   $   (1.33)
                                                                  ========    ========    =========    =========
Weighted average number of shares of Common Stock
  outstanding..................................................     41,777      42,295       44,124       47,392
                                                                  ========    ========    =========    =========
Year Ended December 31, 1999
Revenues.......................................................   $340,281    $367,700    $ 368,831    $ 393,037
                                                                  ========    ========    =========    =========
Net loss.......................................................   $(56,965)   $(72,855)   $(118,897)   $(109,510)
                                                                  ========    ========    =========    =========
Net loss per share of Common Stock.............................   $  (1.08)   $  (1.36)   $   (2.17)   $   (2.00)
                                                                  ========    ========    =========    =========
Weighted average number of shares of Common Stock
  outstanding..................................................     52,930      53,394       54,702       54,891
                                                                  ========    ========    =========    =========

             ------------------------------------------------------
             ------------------------------------------------------


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IT DOES NOT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Incorporation of Certain Documents by
  Reference....................................     2
Where You Can Find More Information............     2
Certain UK Related Regulatory Issues...........     2
Summary........................................     3
Risk Factors...................................    11
The Exchange Offers............................    15
Description of Certain Indebtedness............    22
Description of The New Notes and The New Notes
  Guarantees...................................    29
Certain United States Federal Income Tax
  Considerations...............................    64
Certain United Kingdom Tax
  Considerations...............................    64
Plan of Distribution...........................    65
Legal Matters..................................    65
Experts........................................    65
Service of Process and Enforcement of
  Liabilities..................................    66

             ------------------------------------------------------
             ------------------------------------------------------


             ------------------------------------------------------
             ------------------------------------------------------



                                  $100,000,000
                                  (U)100,000,000
                             RSL COMMUNICATIONS PLC

                     12 7/8% Senior Exchange Notes due 2010

                            ------------------------

                                   PROSPECTUS

                            ------------------------


                     Guaranteed as to payment of principal
                                and interest by

                            RSL COMMUNICATIONS, LTD.
                                      AND
                              RSL COM U.S.A., INC.

                                          , 2000

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Bermuda law and the Registrant's Memorandum of Association and bye-laws, the directors, secretary and other officers for the time being of the Registrant and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Registrant and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

     Under the laws of the United Kingdom and RSL PLC's Articles of Association, except in the case of fraud or misconduct, the directors and officers of RSL PLC are indemnified out of the assets of RSL PLC against all losses or liabilities which they may sustain or incur in or about the execution of the duties of their office or otherwise and no director or officer of RSL PLC shall be liable for any loss, damage or misfortune which may happen to or be incurred by RSL PLC in the execution of the duties of their office or in relation thereto.

     RSL COM U.S.A., Inc. is incorporated under the laws of the State of Delaware. Section 145 of the Delaware Corporation Law, as amended, and Article SEVENTH of RSL USA's Restated Certificate of Incorporation provide for the indemnification, except in the case of fraud or misconduct, of officers, directors, employees and agents of RSL USA for certain expenses incurred in connection with any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, and for the purchase and maintenance of insurance by RSL USA on behalf of officers, directors, employees and agents of RSL USA against any liability asserted against, and incurred by, any such officer, director, employee or agent in such capacity.

ITEM 21. EXHIBITS

EXHIBIT
NUMBER    DESCRIPTION
-------   ---------------------------------------------------------------------------------------------------------
   3.1    Restated Certificate of Incorporation of RSL COM U.S.A., Inc. as filed with the Secretary of State of the
          State of Delaware on January 15, 1997
   3.2    By-Laws of RSL COM U.S.A., Inc. (as amended to date).
   4.1    Note Deposit Agreement, dated as of February 22, 2000, among RSL Communications PLC, RSL Communications,
          Ltd. and The Chase Manhattan Bank, as Book-Entry Depositary.
   4.2    Dollar Note Indenture, dated as of February 22, 2000, by RSL Communications PLC, RSL Communications, Ltd.
          and RSL COM U.S.A., Inc. to The Chase Manhattan Bank, as Trustee.
   4.3    Euro Note Indenture, dated as of February 22, 2000, among RSL Communications PLC, RSL Communications,
          Ltd. and RSL COM U.S.A., Inc. to the Chase Manhattan Bank, as Trustee
   4.4    Exchange and Registration Rights Agreement, dated as of February 22, 2000, among RSL Communications PLC,
          RSL Communications, Ltd. and Goldman Sachs & Co.
 **5.1    Opinion of Conyers, Dill & Pearman.
 **5.2    Opinion of Field Fisher Waterhouse.

EXHIBIT
NUMBER    DESCRIPTION
-------   ---------------------------------------------------------------------------------------------------------
 **5.3    Opinion of Debevoise & Plimpton.
  10.1    Second Supplemental Indenture, dated as of February 22, 2000, by RSL Communications PLC, RSL
          Communications, Ltd. and RSL COM U.S.A., Inc. to The Chase Manhattan Bank, as Trustee, regarding 10 1/2%
          Senior Notes due 2008
  10.2    Second Supplemental Indenture, dated as of February 22, 2000, by RSL Communications PLC, RSL
          Communications, Ltd. and RSL COM U.S.A., Inc. to The Chase Manhattan Bank, as Trustee, regarding 9 1/8%
          Senior Notes due 2008
  10.3    Second Supplemental Indenture, dated as of February 22, 2000, by RSL Communications PLC, RSL
          Communications, Ltd. and RSL COM U.S.A., Inc. to The Chase Manhattan Bank, as Trustee, regarding 12 1/4%
          Senior Notes due 2006
  10.4    Second Supplemental Indenture, dated as of February 22, 2000, by RSL Communications PLC, RSL
          Communications, Ltd. and RSL COM U.S.A., Inc. to The Chase Manhattan Bank, as Trustee, regarding 12%
          Senior Notes due 2008
  10.5    Second Supplemental Indenture, dated as of February 22, 2000, by RSL Communications PLC, RSL
          Communications, Ltd. and RSL COM U.S.A., Inc. to The Chase Manhattan Bank, as Trustee, regarding 10 1/8%
          Senior Discount Notes due 2008
  10.6    Second Supplemental Indenture, dated as of February 22, 2000, by RSL Communications PLC, RSL
          Communications, Ltd. and RSL COM U.S.A., Inc. to The Chase Manhattan Bank, as Trustee, regarding 10%
          Senior Discount Notes due 2008
  10.7    Second Supplemental Indenture, dated as of February 22, 2000, by RSL Communications PLC, RSL
          Communications, Ltd. and RSL COM U.S.A., Inc. to The Chase Manhattan Bank, as Trustee, regarding 9 7/8%
          Senior Notes due 2009
  12      Ratio of Earnings to Fixed Charges (included on page 10).
  23.1    Consent of Deloitte & Touche LLP.
  23.2    Consent of Conyers, Dill & Pearman (included in Exhibit 5.1).
  23.3    Consent of Field Fisher Waterhouse (included in Exhibit 5.2).
  23.4    Consent of Debevoise & Plimpton (included in Exhibit 5.3).
  24.1    Powers of Attorney (included in the signature pages to the Registration Statement).
**25.1    Statement of Eligibility and Qualification under the U.S. Trust Indenture Act of 1939 (Form T-1) of The
          Chase Manhattan Bank as trustee with respect to the 12 7/8% Senior Dollar Exchange Notes due 2010 and
          12 2/8% Senior Euro Exchange Notes due 2010 of RSL Communications PLC.
 *27.1    Financial Data Schedule.
  99.1    Form of Letter of Transmittal with respect to the 12 7/8% Senior Exchange Notes due 2010 of RSL
          Communications PLC.
  99.2    Form of Notice of Guaranteed Delivery with respect to the 12 7/8% Senior Exchange Notes due 2010 of RSL
          Communications PLC.
  99.3    Form of Letter to Beneficial Holders with respect to the 12 7/8% Senior Exchange Notes due 2010 of RSL
          Communications PLC.

------------------

 * Incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

** To be filed by amendment.

ITEM 22. UNDERTAKINGS

     (1) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (3) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 5, 2000.

                                          RSL COMMUNICATIONS, LTD.

                                          By:   /s/ ITZHAK FISHER
                                              ----------------------------------
                                              Itzhak Fisher
                                              President and Chief Executive
                                                Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Itzhak Fisher and Donald R. Shassian his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and conforming all that either said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                        TITLE                             DATE
------------------------------------------  -----------------------------------------------   ---------------
           /s/ RONALD S. LAUDER             Director and Chairman of the Board of Directors       May 5, 2000
------------------------------------------
            (Ronald S. Lauder)


            /s/ ITZHAK FISHER               Director, President and Chief Executive Officer       May 5, 2000
------------------------------------------  (Principal Executive Officer)
             (Itzhak Fisher)


         /s/ STEVEN F. SCHIFFMAN            Chief Financial Officer                                May 5, 2000
------------------------------------------  (Principal Financial Officer)
          (Steven F. Schiffman)


           /s/ NESIM BILDIRICI              Director                                               May 5, 2000
------------------------------------------
            (Nesim Bildirici)


          /s/ JACOB Z. SCHUSTER             Director                                               May 5, 2000
------------------------------------------
           (Jacob Z. Schuster)


            /s/ EUGENE SEKULOW              Director                                               May 5, 2000
------------------------------------------
             (Eugene Sekulow)


            /s/ NIR TARLOVSKY               Director                                               May 5, 2000
------------------------------------------
             (Nir Tarlovsky)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 5, 2000.

                                          RSL COMMUNICATIONS, LTD.

                                          By: /s/ ITZHAK FISHER
                                              -------------------------------
                                              Itzhak Fisher
                                              President and Chief Executive
                                                Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Itzhak Fisher and Donald R. Shassian his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and conforming all that either said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                        TITLE                             DATE
------------------------------------------  -----------------------------------------------   ---------------
           /s/ RONALD S. LAUDER             Director and Chairman of the Board of Directors       May 5, 2000
------------------------------------------
            (Ronald S. Lauder)


            /s/ ITZHAK FISHER               Director, President and Chief Executive Officer       May 5, 2000
------------------------------------------  (Principal Executive Officer)
             (Itzhak Fisher)


          /s/ STEVEN F. SCHIFFMAN           Chief Financial Officer                               May 5, 2000
------------------------------------------  (Principal Financial Officer)
            (Steven F. Schiffman)


             /s/ JOEL BECKOFF               Global Controller (Controller and Principal           May 5, 2000
------------------------------------------  Accounting Officer)
              (Joel Beckoff)


         /s/ GUSTAVO A. CISNEROS            Director                                              May 5, 2000
------------------------------------------
          (Gustavo A. Cisneros)

                SIGNATURE                                        TITLE                             DATE
------------------------------------------  -----------------------------------------------   ---------------
          /s/ FRED H. LANGHAMMER            Director                                              May 5, 2000
------------------------------------------
           (Fred H. Langhammer)


          /s/ LEONARD A. LAUDER             Director                                              May 5, 2000
------------------------------------------
           (Leonard A. Lauder)


          /s/ JACOB Z. SCHUSTER             Director                                              May 5, 2000
------------------------------------------
           (Jacob Z. Schuster)


            /s/ EUGENE SEKULOW              Director                                              May 5, 2000
------------------------------------------
            (Eugene Sekulow)


         /s/ NICOLAS G. TROLLOPE            Director                                              May 5, 2000
------------------------------------------
          (Nicolas G. Trollope)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 5, 2000.

                                          RSL COMMUNICATIONS, LTD.

                                          By: /s/ ITZHAK FISHER
                                              ----------------------------------
                                              Itzhak Fisher
                                              Director and Chairman of the Board
                                              of Directors


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Itzhak Fisher and Donald R. Shassian his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and conforming all that either said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                        TITLE                             DATE
------------------------------------------  -----------------------------------------------   ---------------
            /s/ ITZHAK FISHER               Director and Chairman of the Board of Directors      May 5, 2000
------------------------------------------
             (Itzhak Fisher)


            /s/ MICHAEL MARINO              Director, President and Chief Executive              May 5, 2000
------------------------------------------  Officer (Principal Executive Officer)
             (Michael Marino)


          /s/ PATRICIA D. MAZON             Chief Financial Officer                              May 5, 2000
------------------------------------------  (Principal Financial Officer)
           (Patricia D. Mazon)


          /s/ DONALD R. SHASSIAN            Director                                             May 5, 2000
------------------------------------------
           (Donald R. Shassian)


            /s/ JOEL BECKOFF                Director                                             May 5, 2000
------------------------------------------
             (Joel Beckoff)